  As Filed with the Securities and Exchange Commission on December 21 , 2001.


                                           Registration Statement No. 333-73160

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                                Amendment No. 1



                                      To

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------

                                  ARMKEL, LLC
         *And the Co-Registrant and Subsidiary Guarantors listed below
            (Exact name of registrant as specified in its charter)

           Delaware                         3069                 13-4181336
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               -----------------

                              469 Harrison Street
                          Princeton, New Jersey 08543
                                (609) 683-5900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                             James J. Connors, II
                                Vice President
                                320 Park Avenue
                           New York, New York 10022
                                (212) 751-3939
                          (212) 223-2379 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                       Copies of all communications to:
                          Gregory A. Fernicola, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                                4 Times Square
                           New York, New York 10036
                                (212) 735-3000
                          (212) 735-2000 (facsimile)

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



   The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                State or Other   Primary Standard
                                 Jurisdiction       Industrial
                               of Incorporation Classification Code    I.R.S. Employer
Name of Additional Registrant*   or Formation         Number        Identification Number
------------------------------ ---------------- ------------------- ---------------------
   Co-Issuer
   Armkel Finance, Inc........     Delaware            3069              13-4185374

   Subsidiary Guarantors
   Armkel Condoms, LLC........     Delaware            3069              22-3828269
   Armkel Cranbury, LLC.......     Delaware            3069              22-3828301
   Armkel Dentures, LLC.......     Delaware            3069              22-3828295
   Armkel Depilatories, LLC...     Delaware            3069              22-3828285
   Armkel Diagnostics, LLC....     Delaware            3069              22-3828290
   Armkel Drops, LLC..........     Delaware            3069              22-3828293
   Armkel Products, LLC.......     Delaware            3069              22-3828299

--------
* Address and telephone numbers of principal executive offices are the same as Armkel, LLC.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                Subject to Completion, Dated December 21, 2001


PROSPECTUS

Armkel, LLC
Armkel Finance, Inc.


Offer to Exchange $225,000,000 Aggregate Principal Amount of 91/2% Senior Subordinated Notes Due 2009 for $ 225,000,000 Aggregate Principal Amount of 91/2% Senior Subordinated Notes Due 2009 which have been registered under the Securities Act of 1933, as amended, and guaranteed by the subsidiary guarantors listed on page 9 of this prospectus



The exchange offer will expire at 5:00 p.m., New York City time, on   , 2002
(the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.


Terms of the exchange offer:

   . We will exchange New Notes for all outstanding Old Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

   . You may withdraw tenders of Old Notes at any time prior to the expiration or termination of the exchange offer.

   . The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the transfer restrictions, registration rights and special redemption provisions relating to the Old Notes do not apply to the New Notes.


   . The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "Material Federal Tax Considerations" beginning on page 129 for more information.


   .   We will not receive any cash proceeds from the exchange offer.

   . We issued the Old Notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Old Notes.

There is no established trading market for the New Notes or the Old Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


See "Risk Factors" beginning on page 15 for a discussion of risks you should consider prior to tendering your outstanding Old Notes for exchange.



The date of this prospectus is   , 2002.

                               TABLE OF CONTENTS


                                            Page
                                            ----
Summary....................................   1
Cautionary Note Regarding Forward-Looking
  Statements...............................  14
Risk Factors...............................  15
The Transactions...........................  28
Use of Proceeds............................  30
Capitalization.............................  30
Ratio of Earnings to Fixed Charges.........  31
Selected Historical Combined Financial Data  32
Pro Forma Statements.......................  34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................  43
Business...................................  50


                                         Page
                                         ----
Management..............................  63
Security Ownership of Certain Beneficial
  Owners and Management.................  66
Certain Relationships and Related
  Transactions..........................  67
Description of Senior Credit Facilities.  75
The Exchange Offer......................  79
Description of the New Notes............  86
Material Federal Tax Considerations..... 129
Plan of Distribution.................... 133
Legal Matters........................... 134
Experts................................. 134
Additional Information.................. 134
Index to Financial Statements........... F-1

                           MARKET AND INDUSTRY DATA


   Unless otherwise indicated, the terms "market share" and "market position" mean, respectively, domestic market share and domestic market position for the 52 weeks ended June 2, 2001, in each case as obtained from surveys prepared by ACNielsen Corporation for Carter-Wallace, Inc. Domestic market sales on a product category basis, as well as on a distribution channel basis, were also obtained from ACNielsen surveys, and, for each year cited, are for the 52 weeks ended June 2 of that year. The information includes data reported by food stores with at least $2 million in revenues, drug stores with at least $1 million in revenues and mass merchandisers (including supercenters but excluding club stores) and, unless otherwise indicated, represents our percentage of the total U.S. dollar value of products purchased by consumers in the applicable category. The Hair Removal Attitude and Usage Study prepared in February 2001 by The NPD Group, Inc. is based on mail surveys conducted in 1997 and 2000. Our market share and market position information for our international product lines are management estimates based in part on information provided by ACNielsen, AZTEC Information Systems, Intercontinental Marketing Services and Information Resources, Inc. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We caution you that we have not independently verified any of the data from third-party sources and the data is subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus. Similarly, management estimates, while we believe them to be reliable, have not been verified by any independent parties.

                                    SUMMARY

   The following information summarizes the more detailed information and financial statements included in this prospectus. We encourage you to read the entire prospectus carefully. Unless the context otherwise requires, "Armkel," "we," "us," "our" and similar terms refer to Armkel, LLC, our subsidiaries and their respective operations, after giving effect to the Transactions (as described below), and "Issuers" refers to Armkel, LLC and Armkel Finance, Inc. Each of our subsidiaries is wholly owned. We are a newly established company which was formed to purchase certain assets of Carter-Wallace, Inc.'s domestic consumer products business and stock of certain foreign subsidiaries, herein referred to as the "CW Consumer Business."

                                  The Company


   We are a leading marketer and manufacturer of well-recognized branded personal care consumer products, including condoms, depilatories and waxes and home pregnancy and ovulation test kits. In the fiscal year ended March 31, 2001, we generated approximately 88% of our domestic net sales from brands in which we held the number one or two market position. In addition, we believe that approximately 25% of our international net sales are attributable to brands that hold the number one or two market position in their respective local markets. Our Trojan brand occupies the number one market position in the domestic condom market and, together with our other condom brands, has a 68.5% domestic market share. Our Nair brand occupies the number one market position in the domestic depilatories and waxes market with a 33.1% market share.


   We market our products through a well-established, diversified marketing platform that serves mass merchandisers, food stores, drug stores, convenience stores and other channels. For the fiscal year ended March 31, 2001, approximately 48% of our net sales were generated in the United States, and the majority of the remainder were generated in Europe and Canada. Our products include condoms (latex, natural skin and polyurethane contraceptives), depilatories and waxes (lotion, cream and wax hair removal treatments), home pregnancy and ovulation test kits, over-the-counter, or OTC, products (topical analgesics, antinauseants, nasal decongestants and vitamin supplements), oral care products (cosmetic tooth polishes and denture adhesives), skin care products (moisturizers, anti-cellulite cream and skin cleansers) and other products. The following tables set forth our principal product lines and related data. Net sales are for the fiscal year ended March 31, 2001. Domestic market position and market share data are based on ACNielsen data for the 52 week period ended June 2, 2001.

Domestic Division
-------------

                                                                    Net Sales      Market    Market
          Product                      Key Brand Names            (in Millions)   Position   Share
---------------------------- -----------------------------------  -------------   --------   -----
Condoms                      Trojan, Naturalamb, Class Act           $121.6          1       68.5%
Depilatories and waxes       Nair                                      35.9          1       33.1%
Home pregnancy and ovulation First Response, Answer                    40.8     Pregnancy: 2 18.8%
  test kits                                                                     Ovulation: 2 26.2%
Other consumer products      Pearl Drops, Carter's Little Pills,        9.0          --         --
                              H-R Lubricating Jelly, Rigident
                                                                     ------
                              Total domestic net sales               $207.3
                                                                     ======

International Division
----------------

                                                                           Net Sales
            Product                         Key Brand Names              (in Millions)          Countries Served
-------------------------------- --------------------------------------  ------------- ----------------------------------
Condoms; home pregnancy and      Trojan; First Response, Answer,             $23.5     Australia, Canada, France, Italy,
 ovulation test kits              Confidelle, Discover, Gravix                          Mexico, U.K.
Depilatories and waxes; face and Nair, Taky; Barbara Gould, Lineance,         53.1     Australia, Canada, France, Mexico,
 skin care                        Eudermin, Anne French, Bi-Solution                    Middle East, Spain, U.K.
Oral care                        Pearl Drops, Email Diamant, Perlweiss,       29.8     Australia, Canada, France,
                                  Nacar Blanco, Orasiv, Ultrafresh                      Germany, Italy, Mexico, U.K.
OTC products*                    Sterimar, Gravol, Dencorub, Rub A-535,       46.4     Australia, Canada, France, Italy,
                                  Cerox, Atasol, Ovol, Diovol                           Mexico
Other consumer products*         Arrid, Poupina, Curash, Femfresh,            75.4     Australia, Canada, France, Italy,
                                  Cossack                                               Mexico, Spain, U.K.
                                                                            ------
                                  Total international net sales             $228.2....
                                                                            ======

--------
* Includes net sales of approximately $32 million relating to products distributed by the CW Consumer Business for third parties.

   We are an equally owned joint venture between Church & Dwight Co., Inc., or C&D, and affiliates of Kelso & Company, L.P., or the Kelso funds. C&D is a leading diversified branded consumer products company. C&D markets a broad range of products under its well-recognized Arm & Hammer brand name, including personal care products such as antiperspirants, dentifrices and oral care gum and other products, such as baking soda, carpet deodorizer, air freshener and laundry detergent. C&D distributes its products through a broad distribution platform that includes mass merchandisers, food stores, drug stores, convenience stores and other channels. C&D's senior management team has extensive experience in the branded consumer products industry with average experience of more than 20 years. C&D was founded in 1846 and its common stock is publicly traded under the symbol "CHD" and has been publicly traded for over thirty years. For the twelve month period ended March 31, 2001, and for the nine month period ended September 29, 2001, C&D generated net sales of $858.3 million and $784.2 million, respectively. Kelso & Company, or Kelso, is a private investment firm founded in 1971 that specializes in acquisition transactions. Since 1980, Kelso has acquired 69 companies requiring total capital at closing of approximately $17 billion.


   Simultaneous with the consummation of the Acquisition, as described below, we entered into a series of service agreements with C&D that we believe will enable us to benefit from many of C&D's core competencies. Specifically, after an initial transition period for the implementation of services, we intend to leverage C&D's strengths in the following areas, primarily for our domestic business:

    . Sales. Our products will be sold through a larger combined sales organization that will be better represented in each class of trade than our predecessor's historical sales organization.

    . Manufacturing and Distribution. Our distribution activities will be managed by C&D and will utilize C&D's existing distribution network, which serves similar channels and customers. We anticipate relocating the domestic production of our depilatories to C&D's Lakewood, New Jersey facility. Certain other products manufactured by the CW Consumer Business may be outsourced to third party manufacturers.

    . Advertising. Our product advertising will be developed by C&D's internal advertising group, which is highly experienced at marketing personal care consumer products.

    . Accounting and Management Information Systems. Our accounting and management information systems, or MIS, activities will be managed by C&D and will utilize C&D's existing infrastructure.

    . Human Resources. Although we will perform our own local human resource functions, human resource support will be provided by C&D for all of our employees, including our employees located at C&D's Princeton, New Jersey facility.

    . Marketing, Finance and Research and Development. Although we will employ our own personnel and expect to retain certain employees of the CW Consumer Business in each of these areas, we will benefit from oversight and support by C&D marketing, finance and research and development, or R&D, professionals on an as needed basis.

   Internationally, the staffing and management of our business will remain fundamentally unchanged, except in Canada, where a planned rationalization of our and C&D's operations is expected to result in lower costs.

   C&D's senior management will be responsible for the oversight of all the services provided to us, as well as assisting us in developing the general strategic vision for our business. Our chief executive officer is responsible for the overall management of our business and our relationship with C&D. On an interim basis, C&D's chairman and chief executive officer, Robert A. Davies, III, serves as our chief executive officer. We have a board of directors with equal representation by C&D and the Kelso funds, and our chief executive officer reports to this board.

   We will benefit from the knowledge and experience of C&D's senior management, as well as from our strong existing brand management. Our brand managers have considerable experience managing our product lines and building market share for our products. C&D's senior management has significant experience marketing branded consumer products through the same distribution channels and to many of the same retailers as we do. Through the services agreements with C&D, we plan to leverage C&D's senior management expertise to further strengthen our business. Our brand managers, together with C&D's senior executives, provide us with a management team with extensive experience in the branded consumer products industry.






The Transactions

   The Acquisition. On September 28, 2001 we acquired the consumer products business of Carter-Wallace for $739.0 million, which consisted of cash consideration of approximately $715.4 million, the repayment of approximately $19.9 million of indebtedness and the assumption of approximately $3.7 million of indebtedness. We refer to this purchase as the Acquisition. The remainder of Carter-Wallace, which is primarily comprised of its healthcare and pharmaceuticals business, was sold to an unrelated third party in a merger transaction simultaneous with the Acquisition. For more information regarding the Acquisition, see "The Transactions."

   Product Line Resale to C&D. Upon consummation of the Acquisition, C&D purchased from us the assets relating to the Arrid Extra Dry, Arrid XX and Lady's Choice antiperspirant and deodorant product lines (in the United States and Canada), and the assets relating to the Lambert-Kay line of pet products, which we refer to collectively as the Disposed Businesses, for approximately $128.5 million and assumed certain related liabilities.



Risk Factors


   Prospective purchasers of the New Notes should carefully consider the information set forth under the heading "Risk Factors," together with all of the other information in this prospectus before making an investment in the senior subordinated New Notes offered by this prospectus.


   Our, Armkel Finance, Inc.'s and the Subsidiary Guarantors' headquarters are located at C&D's headquarters at 469 Harrison Street, Princeton, New Jersey, 08543, and the telephone number is (609) 683-5900. We and the Subsidiary Guarantors were formed in 2001 and are Delaware limited liability companies. Armkel Finance, Inc. was formed in 2001 and is a Delaware corporation.

                              The Exchange Offer

Old Notes................... 9 1/2% Senior Subordinated Notes due 2009, which we issued on August 28, 2001.

New Notes................... 9 1/2% Senior Subordinated Notes due 2009, the
                             issuance of which has been registered under the Securities Act of 1933. The form and terms of the New Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions, registration rights and special redemption provisions relating to the Old Notes do not apply to the New Notes.

Exchange Offer.............. We are offering to issue up to $225,000,000 aggregate principal amount of the New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that we entered into when the Old Notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A under the Securities Act.


Expiration Date; Tenders.... The exchange offer will expire at 5:00 p.m., New
                             York City time, on , 2002, unless extended in our sole and absolute discretion. By tendering your Old Notes, you represent to us that:


                                 . you are not our "affiliate," as defined in Rule 405 under the Securities Act;

                                 . any New Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

                                 . at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act;

                                 .  if you are not a participating
                                    broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Notes, as defined in the Securities Act; and


                                 .  if you are a broker-dealer, you will
                                    receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution" beginning on page 133.



Withdrawal; Non-Acceptance.. You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New
                             York City time, on     , 2002. If we decide for
                             any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, any withdrawn or unaccepted Old Notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered Old Notes, see "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" beginning on page 79 and the "The Exchange Offer--Withdrawal Rights" beginning on page 82.



Conditions to the Exchange
   Offer.................... The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer--Conditions to the Exchange Offer" beginning on page 83 for more information regarding the conditions to the exchange offer.



Procedures for Tendering
   Old Notes................ Unless you comply with the procedures described below under the caption "The Exchange
                             Offer--Guaranteed Delivery Procedures" beginning on page 82, you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:



                                 .  tender your Old Notes by sending the
                                    certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer--Exchange Agent" beginning on page 83, or



                                 .  tender your Old Notes by using the
                                    book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York, as exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer--Book-Entry Transfers" beginning on page 81.


Guaranteed Delivery
   Procedures............... If you are a registered holder of Old Notes and wish to tender your Old Notes in the exchange offer, but

                                 .  the Old Notes are not immediately available,

                                 .  time will not permit your Old Notes or
                                    other required documents to reach the
                                    exchange agent before the expiration or
                                    termination of the exchange offer, or

                                 .  the procedure for book-entry transfer
                                    cannot be completed prior to the expiration or termination of the exchange offer,


                             then you may tender Old Notes by following the procedures described below under the caption "The Exchange Offer--Guaranteed Delivery Procedures" on page 82.


Special Procedures for
  Beneficial Owners......... If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name, or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Material Federal Tax

  Considerations............ The exchange of the Old Notes for New Notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Material Federal Tax Considerations" beginning on page 129 for more information regarding the tax consequences to you of the exchange offer.


Use of Proceeds............. We will not receive any cash proceeds from the exchange offer.


Exchange Agent.............. The Bank of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer--Exchange Agent" beginning on page 83.


Resales..................... Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                                 .  you are acquiring the New Notes in the
                                    ordinary course of your business;

                                 . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the New Notes; and

                                 .  you are not an affiliate of ours.

                             If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the New Notes:

                                 (1)you cannot rely on the applicable
                                    interpretations of the staff of the SEC; and

                                 (2)you must comply with the registration
                                    requirements of the Securities Act in
                                    connection with any resale transaction.

                             Each broker or dealer that receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the New Notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the New Notes.

                             Furthermore, any broker-dealer that acquired any of its Old Notes directly from us:

                                  .  may not rely on the applicable
                                     interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

                                  . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

                   CONSEQUENCES OF NOT EXCHANGING OLD NOTES

   If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

    . if they are registered under the Securities Act and applicable state securities laws;

    . if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

    . if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.


   We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell New Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes, see "The Exchange Offer - Consequences of Exchanging or Failing to Exchange Old Notes" beginning on page 84.

                     SUMMARY DESCRIPTION OF THE NEW NOTES

   The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions, registration rights and special redemption terms relating to the Old Notes do not apply to the New Notes. In addition, if we do not have an effective registration statement on file with the SEC to register the New Notes within 180 days after the closing of the Acquisition, or if the exchange offer is not complete within 210 days after the closing of the Acquisition, we will be required to pay additional interest to the holder of the Old Notes until we cure the registration default.

Issuers..................... Armkel, LLC and its wholly owned subsidiary,
                             Armkel Finance, Inc. The Issuers will be jointly and severally liable for all obligations under the New Notes.

Notes Offered............... $225,000,000 aggregate principal amount of 91/2%
                             Senior Subordinated Notes due 2009.

Maturity.................... August 15, 2009.

Interest Rate............... 91/2% per year, calculated using a 360-day year.

Interest Payment Dates...... Payment frequency: every six months on February 15 and August 15. First payment: February 15, 2002.

Optional Redemption......... On and after August 15, 2005, we may redeem some or all of the New Notes, at our option, at the redemption prices listed in the section entitled "Description of the New Notes--Optional Redemption." Prior to such date, we may not redeem the New Notes, except as described in the following paragraph.

                             At any time prior to August 15, 2004, we may redeem up to 35% of the original aggregate principal amount of the New Notes (calculated giving effect to any issuance of Additional Notes) with the net cash proceeds of equity offerings at a redemption price equal to 109.5% of the principal amount thereof, plus any accrued interest, so long as (a) at least 65% of the original aggregate principal amount of the New Notes remains outstanding after each such redemption and (b) any such redemption is made within 90 days of such equity offering.

Change of Control Offer..... Upon the occurrence of a Change of Control, unless we have exercised our right to redeem all of the New Notes as described above, holders of New Notes will have the right to require us to repurchase all or any part of their New Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued interest to the date of the repurchase. This repurchase obligation will not be triggered if C&D increases its ownership interest in us. See "Description of the New Notes--Change of Control."

Subsidiary Guarantees....... The New Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future Domestic Subsidiaries. If we fail to make payments on the New Notes, our subsidiaries that are guarantors must make them instead.
                             As of the date hereof, the Subsidiary Guarantors were Armkel Condoms, LLC, Armkel Cranbury, LLC, Armkel Dentures, LLC, Armkel Depilatories, LLC, Armkel Diagnostics, LLC, Armkel Drops, LLC and Armkel Products, LLC.

                             Subsidiary Guarantees of the New Notes will be subordinated to the guarantees of our senior indebtedness under the senior credit facilities.

                             The New Notes will not be guaranteed by any of our Foreign Subsidiaries.

Security and Ranking........ The New Notes will be unsecured and:

                                 .  subordinated to all of our existing and
                                    future senior indebtedness;

                                 . rank equally with all of our future senior subordinated indebtedness;

                                 . senior to all of our future subordinated obligations;


                                 .  effectively subordinated to our secured
                                    indebtedness to the extent of the value of the assets securing such indebtedness; and


                                 .  effectively subordinated in right of
                                    payment to all liabilities, including trade payables, and preferred stock of each Subsidiary Guarantor.


                             Substantially all of our assets are pledged as collateral to secure our secured indebtedness.


                             Similarly, the guarantees of the New Notes by our Subsidiary Guarantors will be general unsecured obligations of such Subsidiary Guarantor and:

                                 .  subordinated to all of the applicable
                                    Subsidiary Guarantor's existing and future senior indebtedness;

                                 .  rank equally with all of the applicable
                                    Subsidiary Guarantor's other future senior subordinated indebtedness;

                                 .  rank senior to all of the applicable
                                    Subsidiary Guarantor's future subordinated obligations; and

                                 .  effectively subordinated to any secured
                                    indebtedness of such Subsidiary Guarantor and its subsidiaries to the extent of the value of the assets securing such indebtedness.


                             As of September 30, 2001:



                                 . we had approximately $220 million of senior indebtedness, all of which is secured indebtedness, to which the New Notes are subordinated (which amount does not include availability of approximately $85 million under our revolving credit facility);


                                 . the Subsidiary Guarantors would have had no senior debt other than their respective guarantees of our indebtedness under the senior credit facilities; and

                                 .  we would not have had any senior
                                    subordinated indebtedness other than the notes, and the Subsidiary Guarantors would not have had any senior subordinated indebtedness other than their guarantees on the notes.

                             The Indenture relating to the New Notes permits us and the Subsidiary Guarantors to incur a significant amount of additional senior indebtedness, which amount will vary from time to time depending on a number of factors, including the amount of our Consolidated EBITDA (as defined in the Indenture) and the interest rate on the additional senior indebtedness. See "Description of the New Notes--Certain Covenants--Limitation on Indebtedness" for a description of the Limitation on Indebtedness covenant.


Certain Indenture Covenants. The Indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                .  borrow money;

                                . make distributions, redeem equity interests or redeem subordinated debt;

                                .  make investments;

                                .  use assets as security in other transactions;

                                .  sell assets;

                                .  guarantee other indebtedness;

                                .  enter into agreements that restrict
                                   dividends from  subsidiaries;

                                .  merge or consolidate; and

                                .  enter into transactions with affiliates.

Events of Default........... The following events, among others, constitute events of default under the New Notes:

                                . a default for 30 days in payment of interest upon any New Notes;

                                . default in any payment of principal of (or premium, if any) upon any New Notes;

                                . default for 30 days after appropriate notice in the performance of any other covenant in the New Notes or the Indenture governing the New Notes; and

                                . certain events of bankruptcy, insolvency or reorganization.

           SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA


   The following table sets forth our summary historical combined financial data for the periods ended and as of the dates indicated. The summary historical combined statement of revenues and expenses for the years ended March 31, 1999, 2000 and 2001 are derived from our audited combined statements included elsewhere in this prospectus. The summary historical combined statements of revenues and expenses for the six months ended September 30, 2000 and the period from April 1 to September 28, 2001 are derived from our unaudited combined statements included elsewhere in this prospectus. Accounts of operations outside the United States and Canada are included in the summary historical and pro forma combined financial data for periods ending one month prior to the periods presented.



   The following table also sets forth certain unaudited summary pro forma combined financial data for the period ended and as of the date indicated. The unaudited summary pro forma combined statement of operations data give effect to the Transactions as if they had occurred as of April 1, 2000. The unaudited summary pro forma combined balance sheet data give effect to the Transactions on the Transaction consummation date, September 28, 2001. See "The Transactions." The unaudited summary pro forma combined financial data do not purport to represent what our results of operations or financial condition would actually have been had the Transactions in fact occurred as of such dates or to project our results of operations or financial condition for any future period or as of any future date. The unaudited summary pro forma combined financial data should be read in conjunction with the pro forma statements and the notes thereto included elsewhere in this prospectus.






                                                                                                             Period from April 1
                                                               Years Ended March 31,            Six Months    to September 28,//
                                                      ---------------------------------------      Ended     -------------------
                                                                                    Pro Forma  September 30,           Pro Forma
                                                        1999      2000      2001      2001         2000        2001      2001
                                                      --------  --------  --------  ---------  ------------- --------  ---------
Statement of Revenues and Expenses:                                             (Dollars in Thousands)
Net sales............................................ $360,611  $412,929  $435,538  $ 435,538    $231,954    $245,598  $ 245,598
Cost of goods sold...................................  141,958   160,308   159,515    159,515      84,745      88,513     88,513
                                                      --------  --------  --------  ---------    --------    --------  ---------
   Gross profit......................................  218,653   252,621   276,023    276,023     147,209     157,085    157,085
Operating expenses:
   Advertising and promotion.........................   73,102    84,881    92,312     92,312      50,343      51,580     51,580
   Marketing and other selling.......................   46,171    51,713    49,813     49,813      25,099      24,765     24,765
   Distribution expense..............................   13,399    14,724    14,938     14,938       7,811       7,884      7,884
   Research and development..........................    8,451     8,785     7,866      7,866       3,871       3,441      3,441
   General and administrative........................   22,514    22,656    22,667     22,849      11,537      13,005     12,874
   Interest expense..................................    1,258     1,497     1,277     40,827         603         647     18,862
   Interest income...................................     (479)     (394)     (497)      (497)       (202)       (175)      (540)
   Other expense, net................................      999     2,639     1,392      1,392         (44)       (180)      (180)
                                                      --------  --------  --------  ---------    --------    --------  ---------
                                                       165,415   186,501   189,768    229,500      99,018     100,967    118,686
                                                      --------  --------  --------  ---------    --------    --------  ---------
Revenues in excess of expenses
 before provision for taxes on
 income..............................................   53,238    66,120    86,255     46,523      48,191      56,118     38,399
Provision for taxes on income........................   21,889    25,669    36,329      7,035      18,999      23,016      3,313
                                                      --------  --------  --------  ---------    --------    --------  ---------
Revenues in excess of expenses....................... $ 31,349  $ 40,451  $ 49,926  $  39,488    $ 29,192    $ 33,102  $  35,086
                                                      ========  ========  ========  =========    ========    ========  =========
Other Financial Data:
EBITDA/(1)/.......................................... $ 64,041  $ 78,407  $ 98,580  $  97,580      54,426    $ 62,585     62,085
Depreciation and amortization........................   10,024    11,184    11,545     10,727       5,830       5,995      5,364
Cash flows (used in)/provided by operating activities   43,166    24,157    58,410     61,725      27,693      23,449     39,197
Cash flows (used in)/provided by investing activities  (33,507)  (13,878)   (9,927)  (592,393)     (6,135)     (4,862)  (587,328)
Cash flows (used in)/provided by financing activities   (7,003)  (14,029)  (43,120)   579,833     (20,496)    (20,692)   602,261
Capital expenditures.................................   14,803    15,216    11,370     11,370       6,297       4,941      4,941
Cash interest expense................................    1,258     1,497     1,277     37,400         603         647     15,269
Ratio of earnings to fixed charges...................     14.2x     16.3x     21.3x       2.1x       24.0x       25.6x       2.9x

Balance Sheet Data (at end of period):
Cash and cash equivalents................................................................................... $ 10,681     51,740
Working capital/(2)/........................................................................................  100,283     56,258
Total assets................................................................................................  379,017    817,098
Total debt/(3)/.............................................................................................   23,098    446,739
Net assets to be sold.......................................................................................  267,011         --
Members' equity.............................................................................................       --    218,897

--------

(1) EBITDA is defined as earnings before interest expense (net of interest income), income taxes, depreciation and amortization. Pro forma EBITDA includes the $1.0 million annual Kelso financial advisory fee included in the general and administrative pro forma adjustment. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA should not be considered an alternative to revenues in excess of expenses as a measure of our operating results or to cash flow as a measure of liquidity. In addition, although EBITDA is not recognized under generally accepted accounting principles, it is widely used by various companies as a general measure of a company's performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost basis. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.


(2) Working capital is defined as current assets (less cash and cash equivalents) minus current liabilities (less current maturities of long-term debt).


(3) Armkel has incurred substantial debt in connection with the Transactions. See the capitalization and the Armkel Financial Statements as of September 28, 2001.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS



   This prospectus includes forward-looking statements. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.



   Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:



    .  our high level of indebtedness;



    . our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facility and other debt arrangements;



    . competition in the consumer products markets and the trend toward retail trade consolidation;



    . our dependence on C&D for the performance of sales, marketing, facilities operations, finance, accounting, MIS and other services;



    .  our ability to attract and retain a new chief executive officer;



    .  access to capital; and



    .  general economic conditions, inflation and interest rate movements.



   We undertake no obligation to revise these forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this prospectus under the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results and Operations."

                                 RISK FACTORS

   You should carefully consider the following factors in addition to the other information in this prospectus before tendering your Old Notes in the exchange offer. When we use the term "Notes" in this prospectus, the term includes the Old Notes and the New Notes.

Risks related to the exchange offer and holding the New Notes.

Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer.

   If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussions below under the captions "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" and "Material Federal Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

   Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

    . certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, New
       York, New York as a depository, including an Agent's Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

    . a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the letter of transmittal; and

    .  any other documents required by the letter of transmittal.

   Therefore, holders of Old Notes who would like to tender Old Notes in exchange for New Notes should be sure to allow enough time for the Old Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer--Procedures for Tendering Old Notes" and "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their Old Notes may be deemed to be underwriters.

   If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

You may find it difficult to sell your notes.

   There is no existing trading market for the New Notes. We do not intend to apply for listing or quotation of the New Notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of New Note holders to sell their New Notes, the amount of New Notes to be outstanding following the exchange offer or the price at which the New Notes might be sold. As a result, the market price of the New Notes could be adversely affected. Historically, the market for non-investment grade debt, such as the New Notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the New Notes.



Risks Relating to our Financial Condition.

We are highly leveraged and may be unable to service or refinance our debt.

   We are highly leveraged, which means that we have a large amount of indebtedness in relation to our equity (deficit). Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the New Notes.

   Our high level of indebtedness could have important consequences to you, including the risks that:

    . our ability to obtain additional financing for working capital, capital expenditures, product development efforts, strategic acquisitions, general corporate purposes or other purposes may be impaired in the future;

    . a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness;

    . we are substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage;

    . we may be hindered in our ability to adjust rapidly to changing market conditions;

    . our high degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or our business or in the event of adverse changes in the regulatory environment or other adverse circumstances applicable to us;

    . our interest expense could increase if interest rates in general increase because a portion of our indebtedness bears interest at a floating rate;


    . our level of indebtedness may prevent us from raising the funds necessary to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes;



    . our failure to comply with the financial and other restrictive covenants in our indebtedness, which, among other things, require us to maintain certain financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects; and



    . our failure to comply with the financial and other restrictive covenants in our secured indebtedness, which is secured by a pledge of substantially all of our assets, could result in our secured creditors seizing those pledged assets.



   If our cash flow from operations is insufficient to service our debt, we may be required to borrow additional funds for that purpose, delay or reduce capital or other expenditures, attempt to restructure or refinance our debt, sell assets or operations or seek additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Any of these actions may prevent us from implementing our strategies and have a material adverse effect on us. In addition, should we default upon our secured indebtedness, we may be forced to forfeit substantially all of our assets.


   See "Description of Senior Credit Facilities," "Description of the New Notes--Change of Control," "--Defaults" and "--Certain Covenants."

Our ability to service our debt requires a significant amount of cash.


   To service our indebtedness we require a significant amount of cash. Based on our existing levels of indebtedness, our annual debt service requirement ranges from approximately $38 to $51 million over the next five years. See "Description of Senior Credit Facilities." Our ability to generate cash depends on many factors beyond our control.


   You should be aware that our ability to repay or refinance our debt depends on our successful financial and operating performance. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

    . current economic and competitive conditions in our segments of the consumer products industry;

    . operating difficulties, operating costs or pricing pressures we may experience;

    . passage of legislation or other regulatory developments that affects us adversely; and

    .  delays in implementing any strategic projects we may have.

   We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including those under the notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. However, we cannot assure you that any alternative strategies will be feasible or prove adequate. Also, certain alternative strategies would require the consent of our senior secured lenders before we engage in any such strategy. See "Description of Senior Credit Facilities" and "Description of the New Notes."

We are a holding company with virtually no independent operations. Our ability to repay our debt depends upon the performance of our subsidiaries and their ability to make distributions to us.

   Substantially all of our operations are conducted by our subsidiaries and, therefore, our cash flow and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes when due, is dependent upon cash dividends and distributions or other transfers from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

   Our subsidiaries are separate and distinct legal entities and, except for the existing and future Domestic Subsidiaries that are or will be Subsidiary Guarantors of the New Notes, will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Our Foreign Subsidiaries do not guarantee the payment of interest on and principal of the New Notes. Any right that we have to receive any assets of our non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of New Notes to realize proceeds from the sale of the assets of those subsidiaries, will be structurally subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of debt issued by those subsidiaries. In addition, any guarantee of the Notes will be subordinated to any indebtedness of a Subsidiary Guarantor that is either senior or secured.

   As of September 28, 2001 and for the period from April 1 to September 28, 2001, after eliminating intercompany activity, the historical operations of the CW Consumer Business' Foreign Subsidiaries had approximately 53.9% of its combined assets and generated approximately 48.6% of its combined net sales. For the same period, after eliminating intercompany activity, the historical operations of the CW Consumer Business' Foreign Subsidiaries had approximately $86.5 million of combined total liabilities and the CW Consumer Business' domestic operations (which will be operated through our Domestic Subsidiaries) had $25.5 million of combined total liabilities. See "Description of the New Notes."


We may be able to incur additional debt.

   Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above.


   We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the Indenture governing the New Notes limit but do not prohibit us or our subsidiaries from incurring additional indebtedness. Under the Indenture, the amount of additional indebtedness that we may incur will vary from time to time depending on a number of factors, including the amount of our Consolidated EBITDA (as defined in the Indenture) and the interest rate on the additional indebtedness. See "Description of the New Notes--Certain Covenants--Limitation on Indebtedness" for a description of the Limitation on Indebtedness covenant. In addition to the additional borrowings that are available under the revolving credit facility, the senior credit facilities may permit us to incur indebtedness from other sources. Under the senior credit facilities, the maximum amount of additional indebtedness that we may incur is $135 million. If new debt is added by us or our subsidiaries, the related risks that we and they now face could intensify. See "Capitalization," "Selected Historical Combined Financial Data," "Pro Forma Statements," "Description of Senior Credit Facilities" and "Description of the New Notes."


Our senior credit facilities impose on us restrictive debt covenants.

   The terms of our senior credit facilities and the Indenture governing the New Notes impose significant restrictions on our ability and that of our subsidiaries to take certain actions, which may have an impact on our business, results of operation and financial condition.

   The Indenture governing the New Notes and our senior credit facilities impose significant operating and financial restrictions on us and that of our subsidiaries and require us to meet certain financial tests. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

    .  incurring or guaranteeing additional indebtedness;

    . paying dividends or other distributions to holders of our membership interests (other than tax distributions) or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

    .  making investments;

    .  creating liens on our assets;

    .  issuing or selling capital stock of our subsidiaries;

    .  transforming or selling assets currently held by us;

    .  engaging in transactions with affiliates; and

    .  engaging in mergers or consolidations.

   The failure to comply with any of these covenants would cause a default under the Indenture governing the New Notes and our other debt agreements. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that are not favorable to holders of the Notes. See "Description of Senior Credit Facilities" and "Description of New the Notes--Certain Covenants."

The New Notes and the Subsidiary Guarantees are subordinate to our senior indebtedness.


   The New Notes are subordinate in right of payment to the prior payment in full of all our existing and future senior indebtedness and the guarantees of the New Notes by the Subsidiary Guarantors are subordinate in right of payment to all senior indebtedness of the applicable Subsidiary Guarantor. The Indenture requires each of our existing and future domestic subsidiaries to guarantee the New Notes, unless we designate such subsidiary as an Unrestricted Subsidiary. As of September 30, 2001, we had approximately $220 million of senior indebtedness outstanding (excluding unused commitments under the revolving credit facility), all of which was secured. In addition, the Indenture permits us and our Restricted Subsidiaries to incur additional senior indebtedness, including indebtedness under the senior credit facilities.


   We or the applicable Subsidiary Guarantor may not pay principal, premium (if any), interest or other amounts on account of the New Notes, or any Subsidiary Guarantee in the event of a payment default on, or another default that has resulted in the acceleration of, certain senior indebtedness (including debt under the senior credit facilities) unless such indebtedness has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to certain senior indebtedness, we or the applicable guarantor may not be permitted to pay any amount on account of the New Notes or any Subsidiary Guarantee for a designated period of time. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or a guarantor, our assets or a guarantor's assets, as the case may be, will be available to pay obligations on the notes or such guarantor's guarantee, as applicable, only after our senior indebtedness or the senior indebtedness of such Subsidiary Guarantor has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the New Notes or any Subsidiary Guarantee of the New Notes.

Subsidiary Guarantees are subject to limitations.

   The guarantees provided by our subsidiaries are subject to certain defenses which may limit your right to receive payment on the New Notes and are subordinated to the rights of other creditors of the Subsidiary Guarantors.

   Although the Subsidiary Guarantees provide the holders of the New Notes with a direct claim against the assets of the Subsidiary Guarantors, enforcement of the Subsidiary Guarantees against any Subsidiary Guarantor would be subject to certain suretyship defenses available to guarantors generally. Enforcement could also be subject to fraudulent conveyance and other defenses available to the Subsidiary Guarantors in certain circumstances. To the extent that the Subsidiary Guarantees are not enforceable, the New Notes and Subsidiary Guarantees would be effectively subordinated to all liabilities of the Subsidiary Guarantors, including trade payables of such Subsidiary Guarantors, whether or not such liabilities otherwise would constitute senior indebtedness under the Indenture. In addition, the payment of dividends to us by our subsidiaries is contingent upon the earnings of those subsidiaries and approval of those subsidiaries.

Fraudulent conveyance laws could void our obligations under the New Notes.

   We incurred substantial debt under the New Notes. Our incurrence of debt under the New Notes and the incurrence by some of our subsidiaries of debt under their guarantees may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including circumstances in which bankruptcy is not involved) were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our Subsidiary Guarantors at some future date. Federal and state statutes allow courts, under specific circumstances, to void the Notes and the Subsidiary Guarantees and require noteholders to return payments received from us or the Subsidiary Guarantors.

   An unpaid creditor or representative of creditors, such as a trustee in bankruptcy of Armkel as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that the issuances of the New Notes constituted a fraudulent conveyance. To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the New Notes, and that, at the time the notes were issued, we:

    .  were insolvent;

    .  were rendered insolvent by the issuance of the notes;

    . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

   If a court were to make such a finding, it could void our obligations under the New Notes, subordinate the New Notes to our other indebtedness or take other actions detrimental to you as a holder of the New Notes.

   The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were insolvent in connection with the sale of the notes.

   The making of the Subsidiary Guarantees might also be subject to similar review under relevant fraudulent conveyance laws. A court could impose legal and equitable remedies, including subordinating the obligations under the Subsidiary Guarantees to a fund for the benefit of other creditors or taking other actions detrimental to you as a holder of the New Notes.

Upon a Change of Control we will be required to repurchase the New Notes.

   Upon a Change of Control, we will be required to offer to purchase all of the New Notes then outstanding at 101% of the principal amount thereof plus accrued and unpaid interest. If a Change of Control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding New Notes tendered, and we expect that we would require third-party financing to do so. However, we may not be able to obtain such financing on favorable terms, or at all. In addition, the senior credit facilities restrict our ability to repurchase the New Notes, including pursuant to an offer in connection with a Change of Control. A Change of Control under the Indenture may also result in an event of default under the senior credit facilities and may cause the acceleration of our other senior indebtedness, if any, in which case the subordination provisions of the notes would require payment in full of the senior credit facilities and any other senior indebtedness before repurchase of the notes. Our future indebtedness may also contain restrictions on our ability to repay the New Notes upon certain events or transactions that could constitute a Change of Control under the Indenture. The inability to repay senior indebtedness upon a Change of Control or to purchase all of the tendered the New Notes would each constitute an event of default under the Indenture. See "Description of the New Notes--Change of Control" and "Description of Senior Credit Facilities."

   The Change of Control provision in the Indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of Change of Control in the Indenture to trigger such provisions. In addition, the Change of Control provisions of the Indenture allow one of our partners to purchase the other partner's ownership interests in Armkel, and assume full ownership and control of us, without triggering a Change of Control. Except as described under "Description of the New Notes--Change of Control," the Indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Risks Related to our Business.

We rely on a few large customers for a significant portion of our domestic sales.


   A few of our domestic customers are material to our business and operations. For the fiscal years ended March 31, 2001 and March 31, 2000, our largest domestic customer represented approximately 18.9% and 16.2% of our consolidated domestic net sales and, for the same periods, our top ten largest domestic customers in the aggregate represented approximately 60.3% and 58.0% of our consolidated domestic net sales. The loss of a large domestic customer could materially and adversely affect us, our operating results, our financial condition and our prospects.


We face significant competition from other consumer products companies.

   The markets for our products are extremely competitive and are characterized by the frequent introduction of new products, often accompanied by advertising and promotional programs. We believe that the market for consumer products will continue to be highly competitive and that the level of competition may intensify in the future. Our competitors consist of a large number of domestic and foreign companies, a number of which have significantly greater financial resources than we do and are not as leveraged as we are.

   If we are unable to continue to introduce new products or innovative products that are attractive to consumers, or are unable to allocate sufficient resources to effectively market and advertise our products so that they achieve a wide spread market acceptance, we may not be able to compete effectively and our operating results and financial condition will be adversely affected.

Our success depends on our quality control.

   Our success depends upon our quality control. If our products are found to be defective, our relationship with consumers could suffer, our brands could become diluted and we could lose our market share and become subject to liability claims, any of which could have an adverse effect on our business and results of operations.

Our success and competitive position depend on our ability to protect our intellectual property rights.

   The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. We own or have a license to use all of the material trademarks and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where these products are sold. Therefore, trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, laws in certain foreign countries may not protect our intellectual property rights to the same extent as the laws in the United States. In addition, the costs required to protect our trademarks and trade names may be substantial.

   We currently hold certain patents with respect to the formulation or manufacture of a number of our products. We cannot assure you that any patents will be issued as a result of our pending or future patent applications or that existing or future patents will afford adequate protection against competitors.

   Other parties may infringe on our intellectual property rights and may thereby dilute our brands in the marketplace and expose us to costs related to litigation involving protection of these rights. Adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete.

We may be adversely affected by the trend towards retail trade consolidation.

   We may be adversely affected by the recent trend towards retail trade consolidation. We increasingly depend upon key retailers whose bargaining strength is growing as they increase in size through acquisitions and consolidation. We may be negatively affected by changes in the policies of our retail trade customers, such as reducing inventories, limitations on access to shelf space and other conditions.

Our business will fluctuate with the financial condition of our retail customers.

   Our products are sold to customers through major retail chains, primarily mass merchandisers, drug stores, food stores, convenience stores and other direct distribution channels. As a result, our business and financial results can fluctuate with the financial condition of our customers and the retail industry generally. In addition, bankruptcy filings by our customers could have a material adverse effect on our operating results and financial condition.

Our business could be adversely affected if our third-party manufacturers cease to perform adequately.


   For the fiscal year ended March 31, 2001, we used third-party manufacturers to make products representing approximately 35% of our total sales volume. Domestically, certain of our condoms, depilatories and waxes, and home pregnancy and ovulation test kits are manufactured by third parties. Internationally, we use third-party manufacturers to make certain of our OTC products, face and skin care products, oral care products, professional diagnostics, depilatories and waxes and home pregnancy and ovulation test kits. Additionally, we entered into a manufacturing agreement with C&D for the production of our Nair brand of depilatory products. Outside manufacturers may experience problems with product quality or timeliness of product delivery. Manufacturers may also discontinue production of products for us or increase their manufacturing costs upon little or no advance notice. If we are unable to find other suitable contract manufacturers, we may be forced to shift production to in-house facilities. This may cause manufacturing delays, which would impair our ability to fill orders which would adversely affect our business. In addition, alternative manufacturers or in-house manufacturing could significantly increase our product costs, which may also have an adverse impact on our business.


Our new product initiatives may not be successfully implemented because of difficulties in assimilation, development and diversion of management time.

   We develop new products through line extensions and product modifications. Line extensions and product modifications involve numerous risks, including the difficulties in assimilating the developed products, the expenses incurred in developing new products, the diversion of management's attention from other business concerns and the risk of cannibalizing the market share of our other products. We cannot assure you that we can successfully develop product line extensions or integrate newly developed products into our business. In addition, we cannot assure you that newly developed products will contribute favorably to our business.

We are subject to various government regulations in the countries in which we operate.

   The manufacturing, processing, formulation, packaging, labeling and advertising of our products are subject to regulation by federal agencies, including the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, and the Consumer Product Safety Commission. In addition, our operations are subject to the oversight of the Environmental Protection Agency, the Occupational Safety and Health Administration and the National Labor Relations Board. Our activities are also regulated by various agencies of the states, localities and foreign countries in which we sell our products.

   In particular, the FDA regulates the safety, manufacturing, labeling and distribution of condoms, home pregnancy and ovulation test kits, depilatories and OTC pharmaceuticals. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of these products. As part of its regulatory authority, the FDA may periodically conduct audits of the physical facilities, machinery, processes and procedures that we use to manufacture products and may order us to make certain changes in our manufacturing facilities and processes. It may be necessary to make additional expenditures to comply with these orders or possibly stop selling certain products until we comply with these orders. As a result, our business could be adversely affected.

   Our international operations, including the production of OTC drug products, are subject to regulation in each of the foreign jurisdictions in which we manufacture or market goods. Changes in product standards or manufacturing requirements in any of these jurisdictions could require us to make certain modifications to our operations or product formulations, or to cease manufacturing certain products completely. As a result, our business could be adversely affected.

We may incur material costs and liabilities under environmental laws.

   Our operations, particularly our manufacturing sites, involve the use, storage and disposal of chemicals and other hazardous materials and wastes. We are subject to applicable federal, state, local and foreign health, safety and environmental laws and regulations relating to the protection of the environment, including those governing discharges of pollutants to air and water, the generation, management and disposal of hazardous materials and wastes and the cleanup of contaminated sites. We could incur material costs, including cleanup costs, fines and civil and criminal sanctions and third-party claims for property damages and personal injury, as a result of violations of or liabilities under environmental laws or the non-compliance with permits required at our facilities.


   Potentially significant expenditures could be required in connection with the upgrade or repair of our facilities in order to comply with current or future environmental requirements. In addition, with certain limited exceptions, we assumed environmental liabilities that may arise from the pre-Acquisition operation of the consumer products business and assets transferred as part of the Acquisition. Contaminants from current and historical operations have been detected at some of our sites. Certain soil contamination issues have been identified at the Cranbury, New Jersey site. Based on our preliminary assessments, the cost of remediating such contamination is expected to be approximately $1.8 million. While we are not aware that any other material claims or obligations exist with regard to our sites, the detection of additional contaminants or the imposition of additional cleanup obligations or environmental compliance obligations at these or other sites could adversely affect our business.


We are at risk that consumers and users of our products will sue us for product liability.

   We cannot assure you that the manufacture and design of our products will enable us to avoid significant product liability exposure in the future. While we maintain product liability insurance through third-party providers, we cannot assure you that we will be able to retain our existing coverage or that this coverage will be cost-justified or sufficient to satisfy any future claims.

Our business depends on the availability of certain raw materials.

   Certain of our products contain specialized ingredients that we obtain from a limited number of international and domestic third-party suppliers. Our primary raw materials include chemicals, latex and packaging materials. An unexpected interruption or a shortage in supply could adversely affect our business derived from these products. We may not be able to raise prices quickly enough to immediately offset the effects of any increase in the costs of these specialized ingredients or fill customer orders in the event of a supply shortage. Any unexpected interruption or a shortage in supply could adversely affect our business in the future.

Our management structure may fail to achieve its objectives.

   In connection with the Acquisition, we entered into the services agreements with C&D, which provides us with a wide array of management, manufacturing and administrative services. We significantly rely on C&D for strategic oversight of our business operations, as well as for certain basic business functions. As a result, we will have significantly fewer employees dedicated exclusively to our business than had been historically employed by the CW Consumer Business. While we believe that the services provided by our employees, together with those provided by C&D under the services agreements, will be comparable to those historically provided by the CW Consumer Business, we cannot be certain those services will be adequate to run our business or to maintain sales at historical levels. Additional services may need to be provided at an increased cost to us. We cannot assure you that our proposed management structure will be able to successfully run our business, maintain our historical sales levels and achieve our cost saving objectives. See "-- Risks Relating to our Relationship with C&D and Kelso."

We may be unable to retain management and employees to operate our business.

   We offered employment to certain members of management and other salaried employees of the CW Consumer Business. Although many of our offers of employment were accepted, we cannot assure you that we will be able to retain these employees. We may be unable to adequately replace the activities and oversight provided by these and any other employees, which could result in unforeseen costs or otherwise have a material adverse effect on our business.


We may be required to make substantial severance payments as a result of the Transactions.



   We have incurred and will incur severance and other change in control related liabilities to certain employees. We currently anticipate that such payments will equal approximately $48 to $52 million and will be made within one year from September 28, 2001. As of September 30, 2001, we have made approximately $6.2 million in severance payments.


We are subject to risks related to our international operations.

   Our foreign operations subject us to risks customarily associated with foreign operations, including:

    .  currency fluctuations;

    .  import and export license requirements;

    .  trade restrictions;

    .  changes in tariffs and taxes;

    .  restrictions on repatriating foreign profits back to the United States;

    .  unfamiliarity with foreign laws and regulations; or

    .  difficulties in staffing and managing international operations.

   Our functional currency is the U.S. dollar. Approximately 52% of our net sales for the fiscal year ended March 31, 2001, are denominated in currencies other than the U.S. dollar. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations. A portion of our debt and interest expense is denominated in foreign currencies. In addition, our results of operations are reported in U.S. dollars. A weakening of the currencies in which we generate sales relative to the U.S. dollar will cause our reported results to decline.

   In all jurisdictions in which we operate, we are subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars. Outside the United States, our sales and costs are denominated in a variety of currencies including the euro, British pound, Canadian dollar, Mexican peso and the Australian dollar. A weakening of the currencies in which we generate sales relative to the currencies in which our costs are denominated may decrease our operating profits and cash flows. The recent decline in many European currencies, including the euro, relative to the U.S. dollar has adversely affected our results of operations when translated according to U.S. generally accepted accounting principles.

Our products may become obsolete.


   Medical advances, new products and new technologies may displace our products and/or decrease the size of our markets, either of which could have a material adverse effect on our business. For example, advances in the treatment of sexually transmitted diseases could reduce the size of the market for our condoms or new types of home pregnancy and ovulation test kits could have a negative impact on the market for our home pregnancy and ovulation test kits.


Risks Relating to our Relationship with C&D and Kelso.

C&D's and the Kelso funds' interests may conflict with yours.

   C&D and the Kelso funds control us through their ownership of our equity, their right to select our board of directors and their ability to control our senior management. We cannot assure you that C&D's and the Kelso funds' respective interests will not conflict with yours.

C&D and the Kelso funds may have opposing interests that result in a deadlock.

   C&D and the Kelso funds jointly control us and their relative decision making rights in us are equal. All significant business decisions require the approval of both C&D and the Kelso funds. It is possible that C&D and the Kelso funds will have opposing interests that result in a deadlock. Any such deadlock could have a material adverse effect on our business, financial conditions and results of operations.

We will rely on C&D for many services which C&D may fail to perform or fail to perform adequately.

   Pursuant to various service agreements which we entered into with C&D, we will depend on C&D for the provision of many services, including sales, marketing, facilities operations, finance, accounting, MIS, legal and regulatory, human resources and R&D. While we will perform certain of our own functions with our own employees, C&D senior management will be responsible for the oversight of all of the services provided to us, as well as for providing us with an overall general strategic vision for our business.

   Although C&D is contractually obligated to render these services, we cannot assure you that these arrangements will be sufficient to support our operations and future growth or that we will be able to find adequate substitute arrangements if C&D's performance becomes unsatisfactory to us or after the terms of our arrangements with C&D expire. The terms of any renegotiated arrangements with C&D or new arrangements with any third parties may not be as favorable to us as our existing arrangements with C&D.

   We can not assure you that certain C&D personnel who will be providing services to us, particularly members of C&D's senior management, will dedicate sufficient time and resources to our operations. To the extent that a conflict between our business objectives and those of C&D arises, we cannot assure you that C&D personnel will be able to objectively provide us with the contracted services necessary to run our business. See "--Our interim chief executive officer may be faced with conflicts of interest."

   The terms of our current agreements with C&D were not determined through arm's length negotiations. We cannot be sure that the terms of these arrangements are as favorable to us as the terms we may have obtained through negotiations with an unaffiliated third party.

We may fail to realize synergies and cost savings that we expect from our relationship with C&D.

   We expect to realize numerous synergies and cost savings as a result of our relationship with C&D and otherwise. We cannot assure you, however, that these synergies and cost savings will be realized. Our failure to achieve these synergies and cost savings may have a material adverse effect on our business, financial conditions and results of operations.

Our interim chief executive officer may be faced with conflicts of interest.

   Our interim chief executive officer, Robert A. Davies, III, also serves as chairman and chief executive officer of C&D. We cannot assure you that he will dedicate sufficient time to adequately perform his duties for us.

   In addition, as our chief executive officer, Mr. Davies is our primary employee responsible for the oversight and administration of the various service agreements that we have entered into with C&D. Mr. Davies is responsible for acting as our representative in its negotiations or disputes with C&D. We cannot assure you that, in any such negotiations or in the event any such dispute arises between us and C&D, Mr. Davies will not be subjective in his negotiations or determinations and that he will not favor C&D's interests over those of Armkel.

Risks Relating to the Acquisition.

We may be required to indemnify Carter-Wallace.

   We have entered into an agreement with Carter-Wallace pursuant to which we have agreed to indemnify it and certain related parties against 60% of all liabilities relating to any action challenging the validity of the Acquisition or the merger (other than antitrust-based action), including 60% of all appraisal rights claims made by Carter-Wallace shareholders.


   While our potential exposure with respect to the appraisal rights claims is effectively capped at $12.0 million (because of a separate agreement between Carter-Wallace and certain shareholders of Carter-Wallace), there is no cap on our indemnification obligation arising out of other Transaction-related liabilities of Carter-Wallace. No liabilities for any potential indemnification obligations are reflected in our financial statements. If we are required to perform under these indemnification obligations, our liability could be substantial. This could materially and adversely affect our financial condition and results of operations.



We may become liable for certain disputed liabilities with Carter-Wallace that are not reflected in our financial statements.



   The Acquisition, and the concurrent sale of the remainder of Carter-Wallace's business to a third party, involved a number of arrangements between Armkel and Carter-Wallace relating to assets and liabilities purchased and assumed as part of the transaction. These arrangements have given rise to a number of disputes among the parties which may lead to the incurrence of costs or liabilities, and the payment of funds, by Armkel.



   In particular, as of the date of this document, there exists a dispute related to retiree medical costs. Pursuant to the asset purchase agreement, Armkel has agreed to assume the liability for 60% of the future retiree medical costs incurred with respect to certain specifically identified employees of the consumer products business that terminated employment with Carter-Wallace during the period from May 7, 2001 through and including September 28, 2001, the date on which the Acquisition was consummated.



   Carter-Wallace has asserted that all of the specifically identified employees of the consumer products business were terminated by Carter-Wallace on the date of closing, and that Armkel is therefore liable for 60% of the future retiree medical costs with respect to all of those former employees. Such entity estimates Armkel's share of the liability for the specifically identified employees to be approximately $6.0 million to $10.0 million

(depending upon a final actuarial valuation), based on current plan design, which is subject to change at any time by such entity. While Armkel disagrees with the buying group's position and does not believe it has any liability for those employees who chose not to retire but to instead to work for Armkel or C&D, it cannot be certain that the dispute will be resolved in its favor. Due to the substantial uncertainty regarding the resolution of this dispute, any potential liability for this amount has not been reflected in the Consumer Business statements of net assets to be sold as of September 28, 2001 and March 31, 2001 which appear in this prospectus.

                               THE TRANSACTIONS

The Acquisition; Product Line Resale to C&D and Related Matters

   General. On September 28, 2001, Carter-Wallace sold its business in two parts and in separate transactions. We purchased Carter-Wallace's consumer products business. The remainder of Carter-Wallace, which was primarily comprised of Carter-Wallace's healthcare and pharmaceuticals business, was merged with an unrelated third party. Immediately after the consummation of the Acquisition, we sold the Disposed Businesses (as described below) to C&D. The proceeds from the sale of the Old Notes, as well as from the sale of the Disposed Businesses, were used to fund a portion of the Acquisition, repay certain indebtedness of our Foreign Subsidiaries and pay related fees and expenses.

   The Acquisition. We acquired from Carter-Wallace the assets and liabilities that related primarily to its consumer products business, as well as the capital stock of certain Foreign Subsidiaries of Carter-Wallace that, in addition to operating in the consumer products business, also manufacture and market a limited array of diagnostic and OTC products. The purchase price for the acquired business was $739.0 million, which consisted of cash consideration of approximately $715.4 million, the repayment of approximately $19.9 million of indebtedness and the assumption of approximately $3.7 million of indebtedness. The purchase price may be adjusted based on the net working capital of the consumer products business on the closing date of the Acquisition, as compared to the average working capital on the last day of each of the twelve months preceding the closing of the Acquisition. We are also responsible for all transfer and certain other taxes incurred by Carter-Wallace in connection with the asset sale, none of which we expect to be material.


   Product Line Resale to C&D. Immediately following the consummation of the Acquisition, C&D purchased from us for $128.5 million the assets relating to the Arrid Extra Dry, Arrid XX and Lady's Choice antiperspirant and deodorant product lines (in the United States and Canada) and the assets relating to the Lambert-Kay line of pet products, and assumed the liabilities related to the Disposed Businesses. C&D also assumed our obligations under a manufacturing agreement which we entered into with Carter-Wallace upon closing of the Acquisition, pursuant to which Carter-Wallace will manufacture certain products related to the Lambert-Kay product line at its Decatur, Illinois plant. C&D also agreed to indemnify us for up to 17.38% of any amounts that we owe pursuant to the Indemnification agreement with Carter-Wallace; this percentage is equal to the price paid by C&D for the Disposed Businesses divided by the total purchase price we paid to Carter-Wallace pursuant to the Acquisition. Armkel has retained the assets and liabilities relating to the Arrid Extra Dry, Arrid XX and Lady's Choice brands in the United Kingdom and Australia. See "Ongoing Arrangements with Carter-Wallace--The Indemnification Agreements" for a discussion of Armkel's indeminifcation arrangement with Carter Wallace".


Ongoing Arrangements with Carter-Wallace

   General. As a condition to, and as part of, the Acquisition, we entered into a number of agreements to provide certain services to, and receive certain services from, Carter-Wallace. These services relate to certain aspects of the businesses to be operated by us and Carter-Wallace following the Acquisition. The material arrangements are described below:

   Cranbury Facilities Sharing Agreement and Lease. Under the Cranbury facilities sharing agreement and lease, we will lease to Carter-Wallace for two years a portion of the manufacturing plant in Cranbury (purchased by us as part of the Acquisition) at a specified monthly rent. The agreement contains provisions whereby Carter-Wallace may elect to extend the term of the lease for up to an additional 18 months. The rental payments payable under the agreement escalate from approximately $125,000 per month during the initial year to up to $500,000 per month during the optional extension periods. In addition, we have granted to Carter-Wallace an option to purchase this property following the expiration of the lease at the greater of $20.0 million or the fair market value of the property on the date the option is exercised.

   Transition Services Agreement. Pursuant to the transition services agreement, we will provide office administration, distribution and human resources services to Carter-Wallace at our Cranbury and Dayton facilities (described under "Business -- Properties"). Services will be provided at the Cranbury facility for the duration of the Cranbury facilities sharing agreement and lease, and will be provided at Dayton for the duration of Armkel's lease of that facility, which is scheduled to expire in December 2001. Carter-Wallace will pay scheduled fees for these services, which in the aggregate equal approximately $200,000 per month, although it has the option to terminate some or all of the services we provide to it upon advance written notice. In addition, for the same time periods, we have agreed to make available to Carter-Wallace certain of our unionized production employees and quality-control employees to perform pharmaceutical production services for Carter-Wallace's pharmaceutical operations at Cranbury and Dayton under the supervision of Carter-Wallace personnel. Carter-Wallace will assume all costs and legal obligations associated with the relevant employees. In addition, for a period of one year, Carter-Wallace will provide information technology services to us in exchange for a monthly fee of $85,000. We have also agreed to purchase systems support services from Carter-Wallace, including assistance with transferring records from Carter-Wallace's systems, for $200,000 per month for the length of the Cranbury lease, although we may terminate such services upon written notice to Carter-Wallace.


   The Indemnification Agreements. Upon consummation of the Acquisition, certain stockholders of Carter-Wallace entered into an indemnification agreement, pursuant to which they will be required to indemnify the merger buyer and certain related parties from damages suffered by such parties in relation to the exercise of appraisal rights with respect to the merger under the Delaware General Corporation Law. We have entered into an agreement pursuant to which we have agreed to indemnify Carter-Wallace and certain related parties from liabilities of Carter-Wallace relating to any action challenging the validity of the merger or the Acquisition (other than on antitrust grounds) and 60% of all liabilities of Carter-Wallace relating to the exercise of appraisal rights with respect to the merger under the Delaware General Corporation Law. The agreement to which Armkel is a party provides for indemnification after taking into account any amounts received under the indemnification agreement between Carter-Wallace and certain of its stockholders described above. We believe that the combined effect of these agreements is that our potential indemnification obligations with respect to appraisal rights claims are effectively limited to approximately $12.0 million, although there is no cap on our indemnification obligation arising out of other Transaction-related liabilities of Carter-Wallace. However, in connection with our sale of the Disposed Businesses to C&D, C&D agreed to indemnify us for up to 17.38% of amounts that we may become liable for pursuant to the indemnification agreement with Carter-Wallace. See "The Acquisition; Product Line Resale to C&D and Related Matters" for a discussion of the sale to C&D.


   We have also agreed to indemnify Carter-Wallace and certain related parties against liabilities assumed by us pursuant to the asset purchase agreement. Carter-Wallace has agreed to indemnify us and certain related parties against any liabilities not assumed by us in the asset purchase agreement.

   Other Agreements Related to the Transactions. We have entered into a number of other agreements in connection with the Transactions. Pursuant to an insurance claims agreement, any insurance proceeds received by us with respect to any assets or liabilities excluded from the assets purchased or liabilities assumed by us will be paid to Carter-Wallace, and any insurance proceeds received by Carter-Wallace with respect to any purchased assets or assumed liabilities will be paid to us. Pursuant to a consumer products transitional trademark license agreement, Carter-Wallace has granted to us a fully paid, worldwide non-exclusive license for a period of up to one year to use the "Carter-Wallace" name and related logos used on any and all consumer and personal care products manufactured or distributed by the consumer products business purchased by us. Pursuant to the Company patent license agreement, we have agreed to license for the life of each patent, on a royalty-free and exclusive basis, specified patents and related know-how to Carter-Wallace for use in Carter-Wallace's healthcare and pharmaceuticals business.

Arrangements with Church & Dwight


   In connection with the consummation of the Acquisition, we entered into a series of agreements with C&D. See "Certain Relationships and Related Transactions."

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

                                CAPITALIZATION


   The following table sets forth cash and cash equivalents and capitalization as of September 28, 2001 on an actual basis and adjusted to give pro forma effect to the Transactions. The table should be read in conjunction with the pro forma statements and related notes and our combined statements and related notes, included elsewhere in this prospectus.



                                     September 28, 2001
                                   ----------------------
                                   Armkel, LLC  Pro Forma
                                   -----------  ---------
                                   (Dollars in Thousands)
Cash and cash equivalents/(1)/....  $233,441    $ 51,740
                                    ========    ========
Total debt:.......................
   Revolving credit facility/(1)/.  $     --    $     --
   Term loans/(2)/................        --     220,000
   Senior subordinated notes......   223,488     223,488
   Notes payable..................        --       3,002
   Long term debt.................        --         249
                                    --------    --------
       Total debt/(3)/............   223,488     446,739
   Net assets to be sold..........        --          --
   Members' equity/(4)/...........    (1,603)    218,897
                                    --------    --------
       Total capitalization.......  $221,885    $665,636
                                    ========    ========

--------

(1) Upon consummation of the Acquisition, we had an $85.0 million revolving credit facility, none of which was drawn at the closing. At the closing of the Acquisition, Armkel had cash of approximately $51.7 million, including $10.7 million of cash at our Foreign Subsidiaries. We may make drawings under the revolving credit facility to provide cash for additional severance payments, payments that may be required in connection with working capital adjustments to the purchase price for the Acquisition and for other general corporate purposes. See "Risk Factors--We may be unable to retain management and employees to operate our business."


(2) The term loans consists of a term loan A-1 facility, a term loan A-2 facility and a term loan B facility. See "Description of Senior Credit Facilities."


(3) As of the date of this prospectus, the Company has not drawn on its $85.0 million revolving credit facility and has not incurred any additional indebtedness for borrowed money.


(4) Includes approximately $116.8 million from the Kelso funds and $111.8 million from C&D, less amounts paid to members for acquisition services rendered.

                      RATIO OF EARNINGS TO FIXED CHARGES

   We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as revenues in excess of expenses before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.



                                                                                                        Period from
                                                                                                        April 1 to
                                                   Years Ended March 31,                Six Months     September 28,
                                     -------------------------------------------------     Ended     -----------------
                                                                             Pro forma September 30,         Pro forma
                                      1997    1998    1999    2000    2001     2001        2000       2001     2001
                                     ------- ------- ------- ------- ------- --------- ------------- ------- ---------
                                                                  (Dollars in Thousands)
Revenue in excess of expenses before
 provision for income taxes......... $37,423 $48,999 $53,238 $66,120 $86,255  $46,523     $48,191    $56,118  $38,399
Fixed charges, as below.............   3,818   3,475   4,033   4,322   4,249   43,799       2,092      2,285   20,500
                                     ------- ------- ------- ------- -------  -------     -------    -------  -------
Total earnings, as defined.......... $41,241 $52,474 $57,271 $70,442 $90,504  $90,322     $50,283    $58,403  $58,899
                                     ======= ======= ======= ======= =======  =======     =======    =======  =======
Fixed charges, as defined:
Interest expense.................... $ 1,304 $   785 $ 1,258 $ 1,497 $ 1,277  $40,827     $   603    $   647  $18,862
Rental interest factor..............   2,514   2,690   2,775   2,825   2,972    2,972       1,489      1,638    1,638
                                     ------- ------- ------- ------- -------  -------     -------    -------  -------
Total fixed charges, as defined..... $ 3,818 $ 3,475 $ 4,033 $ 4,322 $ 4,249  $43,799     $ 2,092    $ 2,285  $20,500
                                     ======= ======= ======= ======= =======  =======     =======    =======  =======
Ratio of earnings to fixed charges..   10.8x   15.1x   14.2x   16.3x   21.3x     2.1x       24.0x      25.6x     2.9x

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA



   The following table sets forth the combined financial data for the periods ended and as of the dates indicated. The historical combined statement of revenues and expenses for the years ended March 31, 1999, 2000 and 2001 and the historical net assets to be sold data as of March 31, 2000 and 2001 are derived from the audited combined statements included herein. The historical combined statements of revenues and expenses for the six months ended September 30, 2000 and the period from April 1 to September 28, 2001 are derived from the unaudited combined statements included herein and the historical net assets to be sold data as of September 28, 2001 are derived from the unaudited combined statements included herein. This information should be read in conjunction with such combined statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical combined statements of revenues and expenses for the years ended March 31, 1997 and 1998 and the historical net assets to be sold data as of March 31, 1997, 1998, 1999 and September 30, 2000 are derived from the unaudited combined statements that are not included elsewhere in this prospectus. Accounts of subsidiaries and operations outside the United States and Canada are included in the historical combined financial data for periods ending one month prior to the periods presented.





                                                                                                           Period from April 1 to
                                                    Years Ended March 31,                     Six Months       September 28,
                                 -----------------------------------------------------------     Ended     ---------------------
                                                                                   Pro Forma September 30,              Pro Forma
                                   1997      1998      1999      2000      2001      2001        2000         2001        2001
                                 --------  --------  --------  --------  --------  --------- -------------  --------    ---------
                                                                      (Dollars in Thousands)
Statement of Revenues and
Expenses Data:
Net sales....................... $341,470  $340,917  $360,611  $412,929  $435,538   435,538    $231,954    $245,598      245,598
Cost of goods sold..............  140,709   134,486   141,958   160,308   159,515   159,515      84,745      88,513       88,513
                                 --------  --------  --------  --------  --------  --------    --------     --------    --------
  Gross profit..................  200,761   206,431   218,653   252,621   276,023   276,023     147,209     157,085      157,085
Operating expenses:
  Advertising and promotion.....   68,263    66,319    73,102    84,881    92,312    92,312      50,343      51,580       51,580
  Marketing and other selling...   46,777    43,874    46,171    51,713    49,813    49,813      25,099      24,765       24,765
  Distribution expense..........   13,304    12,841    13,399    14,724    14,938    14,938       7,811       7,884        7,884
  Research and development......    8,869     9,604     8,451     8,785     7,866     7,866       3,871       3,441        3,441
  General and administrative....   22,673    21,302    22,514    22,656    22,667    22,849      11,537      13,005       12,874
  Interest expense..............    1,304       785     1,258     1,497     1,277    40,827         603         647       18,862
  Interest income...............     (539)     (665)     (479)     (394)     (497)     (497)       (202)       (175)        (540)
  Other expense, net............    2,687     3,372       999     2,639     1,392     1,392         (44)       (180)        (180)
                                 --------  --------  --------  --------  --------  --------    --------     --------    --------
                                  163,338   157,432   165,415   186,501   189,768   229,500      99,018     100,967      118,686
                                 --------  --------  --------  --------  --------  --------    --------     --------    --------
Revenues in excess of expenses
 before provision for taxes on
 income.........................   37,423    48,999    53,238    66,120    86,255    46,523      48,191      56,118       38,399
Provision for taxes on income...   15,830    20,090    21,889    25,669    36,329     7,035      18,999      23,016        3,313
                                 --------  --------  --------  --------  --------  --------    --------     --------    --------
Revenue in excess of expenses... $ 21,593  $ 28,909  $ 31,349  $ 40,451  $ 49,926    39,488      29,192    $ 33,102       35,086
                                 ========  ========  ========  ========  ========  ========    ========     ========    ========
Other Financial Data:
EBITDA/(1)/..................... $ 45,881  $ 57,273  $ 64,041  $ 78,407  $ 98,580    97,580    $ 54,426    $ 62,585       62,085
Depreciation and amortization...    7,693     8,154    10,024    11,184    11,545    10,727       5,830       5,995        5,364
Cash flows (used in)/provided by
 operating activities...........       --    51,203    43,166    24,157    58,410    61,725      27,693      23,449       39,197
Cash flows (used in)/provided by
 investing activities...........       --   (10,399)  (33,507)  (13,878)   (9,927) (592,393)     (6,135)     (4,862)    (587,328)
Cash flows (used in)/provided by
 financing activities...........       --   (42,882)   (7,003)  (14,028)  (43,120)  579,833     (20,496)    (20,692)     602,261
Capital expenditures............   24,702    12,054    14,803    15,216    11,370    11,370       6,297       4,941        4,941
Cash interest expense...........    1,233       785     1,258     1,497     1,277    37,400         603         647       15,269
Ratio of earnings to fixed
 charges/(2)/...................    10.8x     15.1x     14.2x     16.3x     21.3x      2.1x       24.0x       25.6x         2.9x
Net Assets to be Sold Data (at
 end of period):................
Cash and cash equivalents....... $ 12,323  $ 10,245  $ 12,298  $  8,026  $ 12,836        --    $  8,764    $ 10,681       51,740
Working capital/(3)/............   77,147    63,251    61,048    83,780    82,812        --      87,735     100,283       56,258
Total assets....................  335,495   324,371   353,900   369,458   371,203        --     368,518     379,017      817,098
Total debt/(4)/.................    9,914    22,630    33,364    26,828    24,279        --      27,473      23,098      446,739
Net assets to be sold...........  258,317   231,628   241,264   259,497   255,762        --     257,364     267,011           --
Members' equity.................       --        --        --        --        --        --          --          --      218,897

--------

(1) EBITDA is defined as earnings before interest expense (net of interest income), income taxes, depreciation and amortization. Pro forma EBITDA includes the $1.0 million annual Kelso financial advisory fee included in the general and administrative pro forma adjustment. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA should not be considered an alternative to revenues in excess of expenses as a measure of our operating results or to cash flow as a measure of liquidity. In addition, although EBITDA is not recognized under generally accepted accounting principles, it is widely used by various companies as a general measure of a company's performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost basis. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as revenues in excess of expenses before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.
(3) Working capital is defined as current assets (less cash and cash equivalents) minus current liabilities (less current maturities of long-term debt).

(4) Armkel has incurred substantial debt in connection with the Transactions. See the Capitalization table and the Armkel Financial Statements as of September 28, 2001.

                             PRO FORMA STATEMENTS


   The following unaudited pro forma statements have been derived by the application of pro forma adjustments to the combined statements included elsewhere in this prospectus. The historical combined statements of net assets to be sold of Carter-Wallace, Inc. Consumer Business -- Excluding Antiperspirant/ Deodorant Products in the United States and Canada and Pet Products have been prepared pursuant to the asset purchase agreement and the product line purchase agreement (the agreement pursuant to which C&D purchased the Disposed Businesses from us). The pro forma statement of revenues and expenses for the fiscal year ended March 31, 2001 and for the period from April 1 to September 28, 2001 give effect to the Transactions as if the Transactions were consummated as of April 1, 2000. The pro forma balance sheet gives effect to the Transactions on September 28, 2001, the date of consummation of the Acquisition. The adjustments are described in the accompanying notes. The pro forma statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or any future period. The unaudited pro forma statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions" and the historical combined statements and the notes thereto included elsewhere in this prospectus.





   The Transactions will be accounted for using the purchase method of accounting. The total cost of the Transactions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the Transactions. The excess of purchase cost over the historical basis of the net assets acquired has been allocated in the accompanying pro forma financial information based on preliminary appraisal estimates and other valuation studies which are in process and certain assumptions that management believes are reasonable. As such, the actual allocation is subject to the finalization of these studies and the determination of any working capital adjustments as provided for in the asset purchase agreement. There also may be an adjustment relating to the final resolution of the current uncertainty regarding the retention of certain post-retirement employment benefit liabilities (see footnote (a)(5) to the pro forma balance sheet). As such, the actual allocation of purchase cost and the resulting effect on income from operations may differ from the pro forma amounts included herein.

        UNAUDITED PRO FORMA COMBINED STATEMENT OF REVENUE AND EXPENSES
                       For the Year Ended March 31, 2001
                            (Dollars in Thousands)


                                                                    Predecessor
                                                                    Historical  Adjustments     Pro Forma
                                                                    ----------- -----------     ---------
Net sales..........................................................  $435,538    $     --       $435,538
Cost of goods sold.................................................   159,515          --        159,515
                                                                     --------    --------       --------
Gross profit.......................................................   276,023          --        276,023
                                                                     --------    --------       --------
Operating expenses:
   Advertising and promotion.......................................    92,312          --         92,312
   Marketing and other selling.....................................    49,813          --         49,813
   Distribution expense............................................    14,938          --         14,938
   Research and development........................................     7,866          --          7,866
   General and administrative......................................    22,667         182         22,849
   Interest expense................................................     1,277      39,550/(b)/    40,827
   Interest income.................................................      (497)         --           (497)
   Other expense, net..............................................     1,392          --          1,392
                                                                     --------    --------       --------
                                                                      189,768      39,732        229,500
                                                                     --------    --------       --------
Revenues in excess of expenses before provision for taxes on income    86,255     (39,732)        46,523
Provision for taxes on income......................................    36,329     (29,294)/(c)/    7,035
                                                                     --------    --------       --------
Revenues in excess of expenses.....................................  $ 49,926    $(10,438)      $ 39,488
                                                                     ========    ========       ========
Other Financial Data:
   Depreciation and amortization...................................  $ 11,545    $   (818)      $ 10,727
   Capital expenditures............................................    11,370          --         11,370



   See Notes to Unaudited Pro Forma Combined Statement of Revenues and Expenses

        UNAUDITED PRO FORMA COMBINED STATEMENT OF REVENUE AND EXPENSES

            For the Period from April 1, 2001 to September 28, 2001

                            (Dollars in Thousands)


                                                             Armkel LLC Predecessor
                                                             Historical Historical  Adjustments     Pro Forma
                                                             ---------- ----------- -----------     ---------
Net sales...................................................  $    --    $245,598    $     --       $245,598
Cost of goods sold..........................................       --      88,513          --         88,513
                                                              -------    --------    --------       --------
Gross profit................................................       --     157,085          --        157,085
                                                              -------    --------    --------       --------
Operating expenses:
   Advertising and promotion................................       --      51,580          --         51,580
   Marketing and other selling..............................       --      24,765          --         24,765
   Distribution expense.....................................       --       7,884          --          7,884
   Research and development.................................       --       3,441          --          3,441
   General and administrative...............................       --      13,005        (131)/(a)/   12,874
   Interest expense.........................................    1,968         647      16,247/(b)/    18,862
   Interest income..........................................     (365)       (175)         --           (540)
   Other expense, net.......................................       --        (180)         --           (180)
                                                              -------    --------    --------       --------
                                                                1,603     100,967      16,116        118,686
                                                              -------    --------    --------       --------
Revenues in excess of expenses before provision for taxes on
  income....................................................   (1,603)     56,118     (16,116)        38,399
Provision for taxes on income...............................       --      23,016     (19,703)/(c)/    3,313
                                                              -------    --------    --------       --------
Revenues (less than)/in excess of expenses..................  $(1,603)   $ 33,102    $  3,587       $ 35,086
                                                              =======    ========    ========       ========
Other Financial Data:
   Depreciation and amortization............................  $    --    $  5,995    $   (631)      $  5,364
   Capital expenditures.....................................       --       4,941          --          4,941





 See Notes to Unaudited Pro Forma Combined Statement of Revenues and Expenses

   NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF REVENUES AND EXPENSES
                            (Dollars in Thousands)


(a) To record depreciation expense for the estimated fair value of property, plant and equipment, amortization expense of the fair market value of intangible assets with finite lives and the annual Kelso financial advisory fee, net of the elimination of historical amortization and depreciation expense. As the merger closed subsequent to July 1, 2001, it will be accounted for as a purchase under the newly issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and the resulting goodwill and other intangible assets will be accounted for under SFAS No. 142, "Goodwill and Other Intangible Assets." As such, the pro forma adjustment removes the historical amortization expense related to goodwill and other intangible assets and adds amortization expense for patents. Based on the preliminary purchase price allocation, the assigned value to patents was approximately $27.5 million with estimated useful lives ranging between 5 and 8 years. The estimated fair value of property, plant and equipment was approximately $118.7 million. Useful lives of the property, plant and equipment are estimated between 5 and 30 years. The purchase price allocation and the lives assigned to the assets are preliminary and have been made solely for the purpose of developing the Armkel pro forma combined statement of revenue and expenses. Armkel is in the process of completing its evaluation of the fair value and the lives of the assets acquired. The purchase price allocation is also subject to change based on the determination of any working capital adjustments as provided for in the Asset Purchase Agreement as well as for the final resolution of the current uncertainty regarding the retention of certain post-retirement employment benefit liabilities. Accordingly, the allocation of the purchase price and the lives of the assets acquired, and resulting amortization expense and depreciation which are based on preliminary estimates, may differ from the final purchase price allocation and the final lives assigned to the assets. Any change in the fair value or lives assigned to amortizable or depreciable assets would impact future operating results.


   The pro forma adjustment to general and administrative expenses reflects the following:


                                                               Year     Period from
                                                               Ended    April 1 to
                                                             March 31, September 28,
                                                               2001        2001
                                                             --------- -------------
Amortization of intangible assets with finite lives.........  $ 4,500     $ 2,250
Depreciation of revalued property, plant and equipment......    6,227       3,114
Kelso financial advisory fee................................    1,000         500
Less: historical property, plant and equipment depreciation.   (8,615)     (4,620)
Less: historical goodwill and intangible assets amortization   (2,930)     (1,375)
                                                              -------     -------
   Net adjustment...........................................  $   182     $  (131)
                                                              =======     =======


(b) The pro forma adjustments to interest expense reflect the following:


                                                         Year     Period from
                                                         Ended    April 1 to
                                                       March 31, September 28,
                                                         2001        2001
                                                       --------- -------------
 Commitment fee/(1)/..................................  $   425     $   213
 Term loans/(2) (4)/..................................   15,600       6,150
 Senior subordinated notes/(4)/.......................   21,375       8,906
                                                        -------     -------
    Interest expense, payable in cash.................   37,400      15,269
 Amortization of debt issuance costs/(3)/.............    3,189       1,489
 Amortization of discount on senior subordinated notes      129          51
                                                        -------     -------
    Pro forma interest expense........................   40,718      16,809
 Less: historical interest expense/(5)/...............   (1,168)       (562)
                                                        -------     -------
    Net adjustment....................................  $39,550     $16,247
                                                        =======     =======

--------
 (1) Represents 0.5% commitment fee on the unused portion of the $85 million revolving credit facility.

 (2) For the year ended March 31, 2001 interest is calculated at an assumed rate of 7.0% (London Interbank Offered Rate ("LIBOR") of 4.0% + 3.0%) for the term loan A facility, 7.0% (LIBOR + 3.0%) for the term loan B facility and 9.5% for the notes offered hereby. The principal amounts assumed for the term loan A facility and the term loan B facility are $70.0 million and $150.0 million, respectively. The effect of a 1/8% increase or decrease in interest rates would increase or decrease total pro forma interest expense by approximately $0.3 million for the year ended March 31, 2001. Includes an annual administration fee of $0.2 million.


     For the six months ended September 28, 2001 interest is calculated at an assumed rate of 5.5% (LIBOR of 2.5% + 3.0%) for the term loan A facility, 5.5% (LIBOR + 3.0%) for the term loan B facility and 9.5% for the notes offered hereby. The principal amounts assumed for the term loan A facility and the term loan B facility are $70.0 million and $150.0 million, respectively. The effect of a 1/8% increase or decrease in interest rates would increase or decrease total pro forma interest expense by approximately $0.1 million for the six months ended September 28, 2001. Includes annual administration fee of $0.2 million.


 (3) Adjustment reflects the amortization of estimated debt issuance costs over the term of the notes.


 (4) Adjustment assumes the principal amount is outstanding for the entire year and six months, respectively.

 (5) Represents the elimination of historical interest expense primarily relating to outstanding indebtedness repaid at the consummation of the Acquisition.

(c) The pro forma adjustments to income tax expense reflect the U.S. tax status of Armkel, LLC as a partnership. As such, Armkel, LLC is generally not subject to U.S. taxes on income. An estimated provision has been made for Armkel's Foreign Subsidiaries which are subject to foreign taxes and reflected as pro forma adjustments to revenue in excess of expenses. The effective foreign tax rate was calculated based on local statutory rates. Also, distributions of a portion of revenues in excess of expenses may be made to fund tax distributions to the members of Armkel, LLC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                           As of September 28, 2001

                            (Dollars in Thousands)


                                                   Armkel,                              Combined
                                                     LLC     Predecessor   Pro Forma      Pro
                                                  Historical Historical  Adjustments(a)  Forma
                                                  ---------- ----------- -------------- --------
ASSETS
Current Assets:
   Cash and cash equivalents.....................  $233,441   $ 10,681     $(192,382)   $ 51,740
   Accounts receivable--trade, less allowances...        --    102,071            --     102,071
   Other receivables.............................        --      4,023            --       4,023
   Inventories...................................        --     54,836        26,265      81,101
   Deferred taxes................................        --      6,281        (6,281)         --
   Prepaid expenses and other current assets.....        --      8,287            --       8,287
                                                   --------   --------     ---------    --------
       Total current assets......................   233,441    186,179      (172,398)    247,222
Property, plant and equipment, net...............        --    110,750         7,959     118,709
Other intangible assets..........................               25,996       240,904     266,900
Goodwill.........................................        --     52,533       107,104     159,637
Other assets.....................................    10,140      3,559        10,931      24,630
                                                   --------   --------     ---------    --------
Total assets.....................................  $243,581   $379,017     $ 194,500    $817,098
                                                   ========   ========     =========    ========
LIABILITIES AND NET ASSETS TO BE SOLD/ MEMBERS'
  EQUITY
Current liabilities:
   Accounts payable..............................  $     --   $ 39,460     $      --    $ 39,460
   Accrued expenses..............................    12,096     30,265        51,913      94,274
   Notes payable.................................        --      7,347        (4,345)      3,002
   Due to members................................     9,600         --        (9,600)         --
   Taxes on income...............................        --      5,490            --       5,490
                                                   --------   --------     ---------    --------
       Total current liabilities.................    21,696     82,562        37,968     142,226
Long-term liabilities:
   Long-term debt................................        --     15,751       (15,502)        249
   Term loans....................................        --         --       220,000     220,000
   Senior subordinated notes.....................   223,488         --                   223,488
   Accrued postretirement benefit obligation in
     Canada......................................        --      2,503            --       2,503
   Other long-term liabilities...................        --      8,248            --       8,248
   Deferred tax liabilities......................        --      2,942        (1,455)      1,487
                                                   --------   --------     ---------    --------
       Total long-term liabilities...............   223,488     29,444       203,043     455,975
                                                   --------   --------     ---------    --------
   Total liabilities.............................   245,184    112,006       241,011     598,201
Net assets to be sold............................        --    267,011      (267,011)         --
Members' equity..................................    (1,603)        --       220,500     218,897
                                                   --------   --------     ---------    --------
Total liabilities and net assets to be
  sold/members' equity...........................  $243,581   $379,017     $ 194,500    $817,098
                                                   ========   ========     =========    ========


                 See Notes to Pro Forma Combined Balance Sheet

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                            (Dollars in Thousands)

   (a) Pro forma adjustments to the Pro Forma Combined Balance Sheet are summarized in the following table and are described in the notes that follow:


                                                    Acquisition of     Repayment
                                                       consumer       of existing
                                                       products         foreign
                                                   division, net of     debt and      Transaction
                                                     product line       accrued        fees and               Total Net
                                   Financing/(1)/ sale to C&D/(2)(5)/ interest/(3)/ expenses/(2)(4)/  Other   Adjustment
                                   -------------  ------------------  ------------  ---------------  -------  ----------
Cash and cash equivalents.........   $ 577,000        $(715,420)        $(19,971)      $(24,391)     $(9,600) $(192,382)
Inventories.......................          --           26,265               --             --           --     26,265
Deferred taxes....................          --           (6,281)              --             --           --     (6,281)
Property, plant and equipment, net          --            7,959               --             --           --      7,959
Other intangible assets...........          --          240,904               --             --           --    240,904
Goodwill..........................          --          100,877               --          6,227           --    107,104
Other assets......................          --               --               --         10,931           --     10,931
C&D product line sale proceeds....    (128,500)         128,500               --             --           --         --
Accrued expenses..................          --           51,270             (124)           767           --     51,913
Notes payable.....................          --               --           (4,345)            --           --     (4,345)
Due to members....................          --               --               --             --       (9,600)    (9,600)
Long-term debt....................          --               --          (15,502)            --           --    (15,502)
Senior credit facilities..........     220,000               --               --             --           --    220,000
Deferred tax liability............          --           (1,455)              --             --           --     (1,455)
Net assets to be sold.............          --         (267,011)              --             --           --   (267,011)
Members' equity...................     228,500               --               --         (8,000)          --    220,500


(1) Sources and uses for the Acquisition are as follows:


        Sources:
           Revolving credit facility.......................... $     --
           Term loans.........................................  220,000
           C&D product line sale proceeds.....................  128,500
           Cash equity contribution...........................  228,500
                                                               --------
               Sub Total...................................... $577,000
           Decrease in cash on hand...........................  192,382
                                                               --------
               Total..........................................  769,382
                                                               ========
        Uses:
           Purchase price for Acquisition..................... $715,420
           Repay foreign subsidiary debt and accrued interest.   19,971
           Fees and expenses..................................   24,391
           Other..............................................    9,600
                                                               --------
               Total.......................................... $769,382
                                                               ========

(2) Represents the acquisition of the consumer products business of Carter-Wallace, net of the product line sale to C&D:


Cash consideration for the acquisition.............................................. $ 715,420
Less: historical cost of net assets acquired........................................  (267,011)
Less: product line sale to C&D......................................................  (128,500)
Less: adjustments to inventory......................................................   (26,265)/(b)/
Plus: adjustment to deferred taxes-net..............................................     4,826/(a)/
Plus: other estimated liabilities resulting from the acquisition....................    51,270/(c)/
                                                                                     ---------
Subtotal............................................................................   349,740
Plus: transaction costs paid or accrued.............................................    17,158
Less: deferred financing costs......................................................   (10,931)
Plus: historical property, plant and equipment, goodwill and other intangible assets   189,279
                                                                                     ---------
Total pro-forma property, plant and equipment, goodwill, and other intangible assets $ 545,246/(d)/
                                                                                     =========

--------
(a) The pro forma adjustments to deferred tax assets and liabilities reflect the U.S. tax status of Armkel, LLC as a partnership. As such, Armkel, LLC is generally not subject to U.S. taxes on income.

(b) Represents an adjustment to inventory based on preliminary purchase price allocation.


(c) Represents an estimated accrual for severance liabilities of $48 million related to the acquisition plus other miscellaneous accruals.


(d) Property, plant and equipment consist of the following:


        Machinery and equipment.............................. $  45,068
        Land and buildings...................................    67,341
        Construction in progress.............................     6,300
                                                              ---------
        Pro forma property, plant and equipment..............   118,709
        Less: historical property, plant and equipment.......  (110,750)
                                                              ---------
        Pro forma adjustment to property, plant and equipment $   7,959
                                                              =========



Other intangible assets consist of the following:



           Patents........................................ $ 27,500
           Trademarks.....................................  239,400
                                                           --------
           Pro forma other intangible assets..............  266,900
           Less: historical other intangible assets.......  (25,996)
                                                           --------
           Pro forma adjustment to other intangible assets $240,904
                                                           ========



   As the merger closed subsequent to July 1, 2001, it will be accounted for as a purchase under the newly issued Statement of Financial Accounting Standards("SFAS") No. 141, "Business Combinations" and the resulting goodwill and other intangible assets will be accounted for under SFAS No. 142, "Goodwill and Other Intangible Assets." This represents the estimated purchase price allocation. The pro forma adjustments related to other intangible assets include an estimated increase of $240,904 from the historical other intangibles of $25,996, for total pro forma other intangible assets of $266,900. Patents have assigned useful lives between 5 and 8 years. Property, plant and equipment was valued at $118,709 which represents an increase of $7,959 over historical cost. Estimated useful lives for machinery and equipment and land and buildings are between 8 and 30 years, respectively. The above purchase price allocation and the lives assigned to the assets are preliminary and have been made solely for the purpose of developing the Armkel Pro Forma Financial Statements. Armkel is in the process of completing its evaluation of the fair value and the lives of the assets acquired. The purchase price allocation is also subject to change based on the determination of any working capital adjustments as provided for in the Asset Purchase Agreement as well as for the final resolution of the current uncertainty regarding the retention of certain post-retirement employment benefit liabilities. Accordingly, the allocation of the purchase price and the lives of the assets acquired, and resulting amortization expense which are based on preliminary estimates, may differ from the final purchase price allocation and the final lives assigned to the assets. Any change in the fair value or lives assigned to amortizable or depreciable assets would impact the results of future operating results.



   The Company will evaluate goodwill and intangible assets with indefinite useful lives annually or more frequently if certain indicators arise. For intangible assets other than goodwill the Company will measure the carrying value of the asset to the undiscounted future cash flows. Where the undiscounted future cash flows are not sufficient to recover the carrying value of the intangible assets, the assets will be adjusted to their fair values. For goodwill the Company will perform a valuation of a reporting unit. If the residual goodwill is less than the carrying value of the goodwill the Company will adjust goodwill accordingly. The Company will evaluate the useful lives of intangible assets with both finite and indefinite lives. If it is determined that an indefinite intangible asset's useful life is no longer indefinite, the intangible asset will be amortized over its estimated remaining useful life. If an intangible asset with a finite life is determined to have an indefinite life, the Company will cease amortizing that intangible asset.


(3) Represents repayment of historical foreign debt.

(4) Represents estimated fees and expenses incurred or to be incurred with the Transactions of which approximately $10.9 million is estimated to be deferred financing costs.

(5) In accordance with the Asset Purchase Agreement, Armkel will assume the liability for 60% of the future retiree medical costs incurred with respect to certain specifically identified Consumer Business employees that terminate employment during the period from May 7, 2001 through and including the sale closing date. The Buying Group that acquired the outstanding shares of Carter Wallace, Inc. has asserted that all of the specifically identified Consumer Business employees were terminated by the Company on the sale closing date and that Armkel is therefore liable for 60% of the future retiree medical costs with respect to all of those former employees. Armkel disagrees with the Buying Group's position and does not believe it has any liability for those employees. The Buying Group estimates Armkel's share of the liability for the specifically identified Consumer Business employees to be approximately $6.0 million to $10.0 million (depending upon a final actuarial valuation). This amount is not reflected in the Pro Forma combined balance sheet as of September 28, 2001. To the extent Armkel may have liability related to this matter, some portion of that would be borne by C&D.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   On May 7, 2001, Carter-Wallace agreed to sell its business in two parts and in two separate transactions. We are a newly established company formed by C&D and Kelso. On September 28, 2001, we acquired certain of the domestic consumer product assets and the international subsidiaries of Carter-Wallace. The remainder of Carter-Wallace, comprised of its healthcare and pharmaceuticals businesses, was merged with an unrelated third party after the completion of the Acquisition. Immediately after the consummation of the Acquisition, we sold the Disposed Businesses to C&D.


   Prior to the Acquisition, Carter-Wallace reported its historical financial results for the combined business, including the business we acquired, the Disposed Businesses and the healthcare and pharmaceuticals business on a consolidated basis. In connection with the Transactions, the CW Consumer Business prepared financial statements to reflect the operating performance of our business for the twelve month periods ended March 31, 1999, 2000 and 2001 and for the six month period ended September 30, 2000 and the period from April 1 to September 28, 2001. Our historical financial statements were not compiled separately at any prior time as we were not a stand-alone subsidiary, with the exception of the international division. As a result, certain cost allocation assumptions were made. See Note 1 to our combined statements included elsewhere in this prospectus.





                                               Years Ended March 31,
                                      ---------------------------------------
                                                                                Six Months    Period From
                                                                                   Ended      April 1 to
                                                                               September 30, September 28,
                                          1999          2000          2001         2000          2001
                                      ------------  ------------  -----------  ------------  ------------
Net sales............................ $360.6 100.0% $412.9 100.0% $435.5  100% $232.0 100.0% $245.6 100.0%
Cost of goods sold...................  142.0  39.4   160.3  38.8   159.5 36.6    84.8  36.5    88.5  36.0
                                      ------ -----  ------ -----  ------ ----  ------ -----  ------ -----
Gross profit.........................  218.6  60.6   252.6  61.2   276.0 63.4   147.2  63.5   157.1  64.0
Total operating expenses.............  165.4  45.9   186.5  45.2   189.7 43.6    99.0  42.7   101.0  41.1
                                      ------ -----  ------ -----  ------ ----  ------ -----  ------ -----
Revenues in excess of expenses before
 provision for taxes on income....... $ 53.2  14.7% $ 66.1  16.0% $ 86.3 19.8% $ 48.2  20.8% $ 56.1  22.9%
                                      ====== =====  ====== =====  ====== ====  ====== =====  ====== =====



Period From April 1 to September 28, 2001 Compared with Six Months Ended September 30, 2000



   Net sales. Net sales increased $13.6 million, or 5.9%, to $245.6 million in the period ended September 28, 2001 from $232.0 million in the six months ended September 30, 2000. This improvement was due to increased unit volume and to a lesser extent, higher selling prices.



   Net sales of domestic products increased $13.5 million, or 12.0%, to $126.3 million in the period ended September 28, 2001 from $112.8 million in the six months ended September 30, 2000. The increase in net sales reflects higher net sales of Trojan condoms and Nair depilatories due to new product introductions, coupled with selective price increases in Trojan and Nair brand products. In addition, net sales of First Response home pregnancy and ovulation test kits were higher based on expanded distribution, as well as an improved product claim for one of our home pregnancy test kits.



   Net sales of international products increased $0.1 million, or 0.1%, to $119.3 million in the period ended September 28, 2001 from $119.2 million in the six months ended September 30, 2000. The increase was primarily due to increased sales of depilatories and condoms, which was offset by lower foreign exchange rates.



   Cost of goods sold. Cost of goods sold increased $3.7 million, or 4.4%, to $88.5 million in the period ended September 28, 2001 from $84.8 million in the six months ended September 30, 2000. As a percentage of net sales, cost of goods sold fell to 36.0% from 36.5% in 2000. This decrease in cost of goods sold as a percentage of net sales is primarily the result of selective price increases in our Trojan and Nair brand products in July 2000 and January 2001, respectively, and cost control and reduction measures.



   Cost of goods sold for domestic products increased $3.6 million, or 10.4%, to $38.1 million in the period ended September 28, 2001 from $34.5 million in the six months ended September 30, 2000. As a percentage of net sales, domestic cost of goods sold declined to 30.1% from 30.6% in 2000. This decrease in cost of goods sold as a percentage of net sales reflect selective price increases for our Trojan and Nair brand products and the impact of higher unit sales on fixed overhead expenses.



   Cost of goods sold for international products increased $0.1 million, or 0.2%, to $50.4 million in the period ended September 28, 2001 from $50.3 million in the six months ended September 30, 2000. As a percentage of net sales, international cost of goods sold remain unchanged at 42.2% from the prior year.



   Total operating expenses. Total operating expenses increased $2.0 million, or 2.0%, to $101.0 million in the period ended September 28, 2001 from $99.0 million in the six months ended September 30, 2000.



   Advertising and promotion, marketing and other selling and distribution expense increased by $0.9 million, or 1.2%, to $84.2 million in the period ended September 28, 2001 from $83.3 million in 2000 as a result of increased media spending for depilatories and condoms, partly offset by the favorable impact of foreign exchange on expenses.



   General and administrative expenses increased $1.5 million, or 13.0%, to $13.0 million in the period ended September 28, 2001 from $11.5 million in 2000.



   R&D expenses in 2001 decreased by $0.4 million, or 11.1%, from the prior year.



   Interest expense was $0.6 million in the period ended September 28, 2001, unchanged from the prior year.



   Other (income) expenses--net from operations was ($0.2) million in 2001, an increase of ($0.2) million from the prior year.



   Depreciation and amortization increased $0.2 million, or 2.8%, to $6.0 million in the period ended September 28, 2001 from $5.8 million in the six months ended September 30, 2000.



   Revenues in excess of expenses before provision for taxes on income. Revenues in excess of expenses before provision for taxes on income increased $7.9 million, or 16.4%, to $56.1 million in the period ended September 28, 2001 from $48.2 million in the six months ended September 30, 2000. This improvement was due to the factors discussed above.



   We believe that there was a build-up in trade inventories in the two-month period prior to the Acquisition due in part to the efforts of the previous sales organization, which operated under a performance-based compensation plan. This build-up is estimated to have increased sales by approximately $4-5 million and profit contribution by approximately $2-3 million for the period. We believe these gains will be reversed in the period after the Acquisition.


Year Ended March 31, 2001 Compared with Year Ended March 31, 2000

   Net sales. Net sales increased $22.6 million, or 5.5%, to $435.5 million in the year ended March 31, 2001 from $412.9 million in the year ended March 31, 2000. This improvement was due to increased unit volume, and to a lesser extent, higher selling prices.


   Net sales of domestic products increased $24.9 million, or 13.6%, to $207.4 million in the year ended March 31, 2001 from $182.5 million in the year ended March 31, 2000. The increase in sales reflects higher sales of Trojan condoms and Nair depilatories due to new product introductions, coupled with selective price increases in our Trojan brand products. In addition, sales of First Response home pregnancy and ovulation test kits were higher based on expanded distribution, as well as an improved product claim for one of our home pregnancy test kits.

   Net sales of international products decreased $2.2 million, or 1.0%, to $228.2 million in the year ended March 31, 2001 from $230.4 million in the year ended March 31, 2000. The decrease was primarily due to lower foreign exchange rates, which was partly offset by increased sales of depilatories, skin care products and condoms due to new line extensions. Lower foreign exchange rates had the effect of decreasing sales in the current year period by approximately $21.6 million.

   Cost of goods sold. Cost of goods sold decreased $0.8 million, or 0.5%, to $159.5 million in the year ended March 31, 2001 from $160.3 million in the year ended March 31, 2000. As a percentage of net sales, cost of goods sold fell to 36.6% from 38.8% in 2000. This decrease in cost of goods sold as a percentage of net sales, is primarily the result of selective price increases in July 2000 in our Trojan brand products and cost control and reduction measures.

   Cost of goods sold for domestic products increased $3.2 million, or 5.5%, to $61.3 million in the year ended March 31, 2001 from $58.1 million in the year ended March 31, 2000. As a percentage of net sales, domestic cost of goods sold fell to 29.6% from 31.8% in 2000. This decrease in cost of goods sold as a percentage of net sales reflects selective price increases for our Trojan brand products and the impact of higher unit sales on fixed overhead expenses.

   Cost of goods sold for international products decreased $4.0 million, or 3.9%, to $98.2 million in the year ended March 31, 2001 from $102.2 million in the year ended March 31, 2000. As a percentage of net sales, international cost of goods sold fell to 43.0% from 44.4% in the year ended March 31, 2000, reflecting a favorable product mix and manufacturing cost savings in our skin care line.

   Total operating expenses. Total operating expenses increased $3.2 million, or 1.7%, to $189.7 million in the year ended March 31, 2001 from $186.5 million in the year ended March 31, 2000.

   Advertising and promotion, marketing and other selling and distribution expense for the consumer operations in 2001 increased by $5.7 million, or 3.8%, to $157.0 million in the year ended March 31, 2001 from $151.3 million in 2000, as a result of increased advertising and promotional support domestically, primarily for our First Response home pregnancy test kits and Nair depilatories.

   General and administrative expenses were $22.7 million in 2001, unchanged from the prior year.

   R&D expenses in 2001 decreased by $0.9 million, or 10.5%, from the prior year.

   Interest expense was $1.3 million in the year ended March 31, 2001, a decrease of $0.2 million, or 14.7%, from $1.5 million in the year ended March 31, 2000. The fluctuation in interest expense is related to changes in levels of borrowing at our international subsidiaries. Interest income from operations increased by $0.1 million, or 26.1%, to $0.5 million in the year ended March 31, 2001 from $0.4 million in the year ended March 31, 2000.

   Other expenses--net from operations decreased $1.2 million in the year ended March 31, 2001, or 47.2%, to $1.4 million from $2.6 million in 2000. This was primarily attributed to a gain on the sale of a facility in Mexico in 2000.


   Depreciation and amortization increased $0.3 million, or 3.2%, to $11.5 million in the year ended March 31, 2001 from $11.2 million in the year ended March 31, 2000.


   Revenues in excess of expenses before provision for taxes on income. Revenues in excess of expenses before provision for taxes on income increased $20.2 million, or 30.6%, to $86.3 million in the year ended March 31, 2001 from $66.1 million in the year ended March 31, 2000. This improvement was due to the factors discussed above.

Year Ended March 31, 2000 Compared with Year Ended March 31, 1999

   Net sales. Net sales increased $52.3 million, or 14.5%, to $412.9 million in the year ended March 31, 2000 from $360.6 million in the year ended March 31, 1999. This improvement was due to increased domestic and international unit volume and the impact of acquisition activity in the international division.

   Net sales of domestic products increased $19.1 million, or 11.7%, to $182.5 million in the year ended March 31, 2000 from $163.4 million in the year ended March 31, 1999. The increase was primarily due to higher sales volumes of condoms, depilatories and home pregnancy and ovulation test kits. Domestic condom sales increased versus 1999 by 7.3%. Domestic sales of depilatories increased 39.0% from 1999, due to increased volume primarily associated with product line extensions.


   Net sales of international products increased $33.2 million, or 16.8%, to $230.4 million in the year ended March 31, 2000 from $197.2 million in the year ended March 31, 1999. Net sales increased $25.5 million, or 12.9%, before the effect of lower foreign exchange rates and acquisition activity. The increase was primarily due to the acquisition of the Barbara Gould line of skin care products in France, and, to a lesser extent, new product introductions. Lower foreign exchange rates had the effect of decreasing net sales in 2000 by approximately $10.5 million.

   Cost of goods sold. Cost of goods sold increased $18.3 million, or 12.9%, to $160.3 million in the year ended March 31, 2000 from $142.0 million in the year ended March 31, 1999. As a percentage of net sales, cost of goods sold fell to 38.8% from 39.4% in 1999. This decrease in cost of goods sold as a percentage of net sales is due primarily to the impact of increased sales volume on fixed overhead expenses.

   Cost of goods sold for domestic products increased $5.2 million, or 9.8%, to $58.1 million in the year ended March 31, 2000 from $52.9 million in the year ended March 31, 1999. As a percentage of net sales, domestic cost of goods sold fell to 31.8% from 32.4% in 1999. This decrease in cost of goods sold as a percentage of net sales was primarily due to the impact of higher unit sales on fixed overhead expenses.

   Cost of goods sold for international products increased $13.1 million, or 14.7%, to $102.2 million in the year ended March 31, 2000 from $89.1 million in the year ended March 31, 1999. As a percentage of net sales, international cost of goods sold fell to 44.4% from 45.2% in 1999. This improvement in cost of goods sold as a percentage of net sales reflects favorable product mix and the effect of higher unit volume on fixed overhead expenses.

   Total operating expenses. Total operating expenses increased $21.1 million, or 12.8%, to $186.5 million in the year ended March 31, 2000 from $165.4 million in the year ended March 31, 1999.

   Advertising and promotion, marketing and other selling and distribution expenses increased by $18.6 million, or 14.1%, to $151.3 million in the year ended March 31, 2000 from $132.7 million in the year ended March 31, 1999, largely as a result of higher spending in international markets primarily due to promotional support for the Barbara Gould product line and, to lesser extent, due to new product introductions.

   General and administrative expenses increased by $0.2 million, or 0.6%, to $22.7 million in the year ended March 31, 2000, from $22.5 million in the year ended March 31, 1999.

   Research and development expenses increased by $0.3 million, or 4.0%, to $8.8 million in the year ended March 31, 2000 from $8.5 million in the year ended March 31, 1999.

   Interest expense increased by $0.2 million, or 19%, to $1.5 million in the year ending March 31, 2000 from $1.3 million in the year ended March 31, 1999. The fluctuation in interest expense is related to changes in levels of borrowing. Interest income for operations was lower by $0.1 million, or 17.7%, to $0.4 million in 2000 from $0.5 million in 1999.

   Other expenses net, showed an increase in expense of $1.6 million primarily in the international division.

   Depreciation and amortization increased $1.2 million, or 11.6%, to $11.2 million in the year ended March 31, 2000 from $10.0 million in the year ended March 31, 1999. This increase is primarily attributable to the purchase of machinery and equipment for use in the production of Trojan Supra Microsheer polyurethane condoms, which were introduced July 1999.

   Revenues in excess of expenses before provision for taxes on income. Revenues in excess of expenses before provision for taxes on income increased $12.9 million, or 24.2%, to $66.1 million in the year ended March 31, 2000 from $53.2 million in the year ended March 31, 1999. This improvement was due to the factors discussed above.

Liquidity and Capital Resources

Historical liquidity and capital resources for the CW Consumer Business.




   Funds provided from operations, short-term investments and cash equivalents are the main source for financing working capital requirements and additions to property, plant and equipment. External borrowings are incurred as needed to satisfy cash requirements related to seasonal business fluctuations, primarily for our Nair product line in international markets, and to complete selected international acquisitions. Total long term-debt was $15.8 million as of September 28, 2001, $18.5 million as of September 30, 2000, $17.9 million as of March 31, 2001 and $21.5 million as of March 31, 2000.



   Cash flows provided by operating activities was $23.4 million for the period ended September 28, 2001 and $27.7 million for the six months ended September 30, 2000. For the period ended September 28, 2001, cash flows from operating activities was $4.3 million less than in 2000 due to changes in prepaid expenses, accounts payable and accrued expenses. Cash flows provided by operating activities was $58.4 million for the year ended March 31, 2001, $24.2 million for the year ended March 31, 2000 and $43.2 million for the year ended March 31, 1999. For the year ended March 31, 2001, cash flows from operating activities was $34.2 million more than in 2000 due to increased operating income and changes in levels of inventories and accrued expenses. For the year ended March 31, 2001 and March, 31, 2000, $19.8 million and $23.9 million, respectively, of long-term debt was denominated in foreign currencies.



   Cash flows used in investing activities was $4.9 million for the period ended September 28, 2001, $6.1 million for the six months ended September 30, 2000, $9.9 million for the year ended March 31, 2001, $13.9 million for the year ended March 31, 2000 and $33.5 million for the year ended March 31, 1999. For the year ended March 31, 1999, this included $15.1 million for the purchase of the Barbara Gould line of skin care products in France.



   Cash flows used in financing activities was $20.7 million for the period ended September 28, 2001 and $20.5 million for the six months ended September 30, 2000. This includes cash transferred to Carter-Wallace, Inc. of $19.5 million and $23.3 million in the period ended September 28, 2001 and September 30, 2000, respectively. Cash flows used in financing activities was $43.1 million for the year ended March 31, 2001, $14.0 million for the year ended March 31, 2000 and $7.0 million for the year ended March 31, 1999. This includes cash transferred to Carter-Wallace, Inc. of $41.7 million, $11.8 million, and $17.3 million in the years ended March 31, 2001, 2000 and 1999, respectively. The year ended March 31, 1999 includes an increase in borrowings of $17.4 million primarily related to the acquisition of Barbara Gould.


Liquidity and capital resources following the Transactions.

   Interest payments on the notes and on borrowings under the senior credit facilities will significantly increase our liquidity requirements. The senior credit facilities provide for $220.0 million in term loans, which were borrowed in connection with the Transactions, and up to $85.0 million of borrowings under revolving credit facilities, which will be available for working capital, general corporate purposes, severance and acquisitions. Borrowings under the term loans and the revolving credit facility will bear interest at variable rates plus any applicable margin. See "Description of Senior Credit Facilities."

   Distributions of a portion of revenues in excess of expenses may be made to fund tax distributions to our members.

   We have incurred and will incur severance and other change in control related liabilities to certain employees. We currently anticipate that such payments will equal approximately $48 to $52 million and will be made within one year from September 28, 2001.


   The term loans will be subject to mandatory prepayments, subject to certain limited exceptions, in an amount equal to (1) 50% of excess cash flow of Armkel and its subsidiaries, (2) 100% of the net cash proceeds of asset sales and dispositions of property of Armkel and its subsidiaries, (3) 100% of the net cash proceeds of any issuance of debt obligations of Armkel and its subsidiaries and (4) 50% of the net cash proceeds of issuances of equity of Armkel and it subsidiaries.

   The senior credit facilities and the Indenture impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the senior credit facilities will require us to maintain certain financial ratios. Indebtedness under the senior credit facilities will be secured by substantially all of our assets including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles. See "Description of Senior Credit Facilities."

   We expect that our total capital expenditures will be approximately $20 million in 2002 and approximately $11 million in 2003. Of such amounts, we currently estimate that a minimum range of $3 million to $5 million of ongoing maintenance capital expenditures are required each year.


   We expect that funds provided from operations and available borrowings of $85 million under our six year revolving credit facility, none of which was drawn as of the date of this prospectus, will provide sufficient funds to operate our business, to make expected capital expenditures of approximately $20 million in 2002 and approximately $11 million in 2003 and to meet foreseeable liquidity requirements, including debt service on the notes and the senior credit facilities. Based on our existing levels of indebtedness, our annual debt service requirement ranges from approximately $38 to $51 million over the next five years. See "Description of Senior Credit Facilities." There can be no assurance, however, that our business will generate sufficient cash flows or that future borrowings will be available in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs.


Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to market risks, which include changes in interest rates as well as changes in foreign currency exchange rates as measured against the U.S. dollar. We do not currently have an established foreign exchange risk management policy, although we may implement such a policy in the future. We may, in the normal course of business, use derivative financial instruments, including foreign currency forward contracts, to manage our foreign exchange risk. If we use these instruments, they would only be used for risk management purposes and we would not use them for speculation or for trading.

   We measure our interest rate risk, as outlined below, utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows, and earnings based on a hypothetical 10% change in interest rates and currency exchange rates. We use year-end market rates on our financial instruments to perform the sensitivity analysis.

Interest Rate Risk.


   Our interest rate risk related to the historical financial statements is not material. Our interest rate risk related to the pro forma income statement for the year ended March 31, 2001 and the period from April 1 to September 28, 2001 relate to our variable rate debt issued as part of the Transactions described elsewhere in this prospectus, and any cash holdings. For the purposes of the pro forma sensitivity analysis, the potential loss in fair values is based on an immediate change in the net present values of our interest rate sensitive exposures resulting from an immediate 10% change in interest rates. The potential loss in cash flows and earnings is based on the change in the net interest expense over a one-year period due to an immediate 10% change in rates. A hypothetical 10% change in interest rates affects pro forma revenues in excess of expenses of approximately $0.9 million and $0.3 million for the year ended March 31, 2001 and for the period from April 1 to September 28, 2001, respectively.


Foreign Currency Risk.

   A portion of our revenues and earnings are exposed to changes in foreign exchange rates. Where practical, we seek to relate expected local currency revenues with local currency costs and local currency assets with local currency liabilities.


   There has been no material impact on historical and pro forma operations from foreign currency risk exposure during the year ended March 31, 2001 and the period from April 1 to September 28, 2001.


Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations. This Statement addresses the financial accounting and reporting for business combinations and supersedes Accounting Principles Bulletin ("APB") No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes criteria to separately recognize intangible assets apart from goodwill. In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This Statement requires, among other things, that goodwill and intangible assets that have indefinite useful lives should not be amortized, but rather should be tested at least annually for impairment, using the guidance for measuring impairment set forth in the Statement. Armkel, LLC will adopt SFAS No. 141 and SFAS No. 142 for all transactions after June 30, 2001. The pro forma financial statements quantify the effects on the historical financial statements for the Transactions.

   Emerging Issues Task Force Issue No. 00-14, "Accounting for Certain Sales Incentives" ("EITF Issue No. 00-14"), outlines required accounting treatment for certain sales incentives, including manufacturer's coupons. EITF Issue No. 00-14 requires companies to record coupon expense as a reduction of sales, rather than marketing expense. The CW Consumer Business historically recorded coupon expense as a component of marketing expense. Armkel will be required to implement EITF Issue No. 00-14 for the quarter beginning January 1, 2002, and, as such, will report coupon expense as a reduction of net sales. Coupon expense of the CW Consumer Business approximates $3,000,000, which was spread relatively evenly throughout the year.

   Issue No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer" ("EITF Issue No. 00-25"), outlines required accounting treatment of certain sales incentives, including slotting or placement fees, cooperative advertising arrangements, buydowns, and other allowances. The CW Consumer Business historically recorded such costs as marketing expenses. Armkel will be required to implement EITF Issue No. 00-25 for the quarter beginning January 1, 2002. While Armkel has not yet determined the effect of implementing the guidelines of EITF Issue No. 00-25, implementation will not have an effect on net earnings.

                                   BUSINESS

General

   We are a leading marketer and manufacturer of well-recognized branded personal care consumer products. In the fiscal year ended March 31, 2001, we generated approximately 88% of our domestic net sales from brands in which we held the number one or two market position. In addition, we believe that approximately 25% of our international net sales are attributable to brands that hold the number one or two market position in their respective local markets. Our Trojan brand occupies the number one position in the domestic condom market and, together with our other condom brands, has a 68.5% domestic market share. Our Nair brand occupies the number one position in the domestic depilatories and waxes market with a 33.1% market share. For the fiscal year ended March 31, 2001, we generated net sales of $435.5 million.


   We are either the number one or two provider of condoms, depilatories and waxes and home pregnancy and ovulation test kits in the United States. Our home pregnancy and ovulation test kits, marketed under the First Response and Answer brand names, have domestic market shares of 18.8% and 26.2%, respectively, corresponding to the number two market position in each category. Similarly, we enjoy leading market positions in certain of our international markets. In Canada, for example, our Trojan brand has a leading 46.2% market share. In addition, our depilatory and wax products, marketed under the Nair and Taky brand names, have either a number one or number two market position in many of our key international markets. We believe our leading market positions and our well-recognized brand names are significant competitive advantages, as they typically enable us to maintain superior shelf space allocations within our retail customers' facilities.


   We market our products through a well-established, diversified marketing platform that serves mass merchandisers, food stores, drug stores, convenience stores and other channels. For the fiscal year ended March 31, 2001, approximately 48% of our net sales were generated in the United States and the majority of the remainder were generated in Europe and Canada. Our products include condoms (latex, natural skin and polyurethane contraceptives), depilatories and waxes (lotion, cream and wax hair removal treatments), home pregnancy and ovulation test kits, OTC products (topical analgesics, antinauseants, nasal decongestants and vitamin supplements), oral care products (cosmetic tooth polishes and denture adhesives) skin care products (moisturizers, anti-cellulite cream and skin cleansers), and other products.


   Our diverse product offerings, strong brand names and leading market positions have provided a stable base of cash flow. During the three-year period ended March 31, 2001, we increased net sales at a compound annual growth rate of 9.9%. Our diverse product line is marketed through multiple distribution channels, reducing our dependence on any one category or type of customer. Similar to other basic consumer products, we believe that consumers purchase our products largely independent of economic cycles.


Industry

   Domestically, we compete in the condom, depilatories and waxes, home pregnancy and ovulation test kits and various other consumer product categories. Internationally, we market a diverse portfolio of consumer products in a broad range of markets, several of which are similar to our domestic business, such as condoms, depilatories and waxes, home pregnancy and ovulation test kits and oral care products. In addition, we compete in a variety of other international categories including antiperspirants, skin care products and other consumer products, as well as OTC pharmaceuticals and professional diagnostic tests.

                        Summary Domestic Industry Data

                         Sales for the 52 week periods ended June 2,
-                        -------------------------------------------
                                                                     Compound Annual
        Category           1997    1998     1999     2000     2001     Growth Rate
------------------------  ------   -----   ------   ------   ------  ---------------
                                    (Dollars in Millions)
Condoms................. $231.0   237.0   $250.1   $266.7   $282.8         5.2%
Depilatories and waxes..   73.6    84.5     99.8    115.1    152.9        20.0%
Home pregnancy test kits  207.0   212.1    229.6    253.8    268.9         6.8%
Home ovulation test kits   23.3    26.7     30.5     36.5     48.0        19.8%

--------
Source: ACNielsen

   Condoms. Condoms are the leading form of barrier contraceptive and latex and polyurethane condoms are the only barrier device effective in reducing the risk of transmission of sexually transmitted diseases, or STDs. The domestic condom market is highly concentrated with a limited number of competitors. The market is divided between premium brands and price brands, with companies competing on the basis of quality, innovation and price. The major domestic producers are Armkel with our Trojan, Naturalamb and Class Act brands, SSL International with its Durex brand, and Ansell with its Lifestyle brand. Condoms are distributed through a variety of distribution channels, including drug stores, mass merchandisers, food stores, convenience stores and other channels. In 2001, of the distribution channels tracked by our ACNielsen surveys, drug stores accounted for 60.6%, mass merchandisers accounted for 21.8% and food stores accounted for 17.6% of condom sales.

   Sales in the domestic condom market have increased at a compound annual growth rate of approximately 5.2%, from $231.0 million in 1997 to $282.8 million in 2001. We believe this growth is a result of several factors, including a general rise in incidence levels of STDs, the AIDS epidemic and an increased awareness of sexual health and family planning.

   According to a report completed by the Centers for Disease Control and Prevention in 2000, or the CDC, more than 25 diseases are spread primarily through sexual activity, and the latest estimates indicate that there are 15 million new STD cases in the United States each year. According to this CDC report, over 65 million people in the United States have STDs. Incidence levels of some STDs, such as syphilis, are at all time lows, while incidence levels of others, such as genital herpes, gonorrhea and chlamydia, are increasing and spreading through the population. Genital herpes affects 45 million people in the United States and it is estimated that there are one million new cases each year. The CDC reports that gonorrhea is on the rise, with new infection rates increasing more than 9.0% from 1997 to 1999. The reported gonorrhea infection rate in the United States is the highest of any industrialized country. Chlamydia is the most commonly reported infectious disease in the United States, with over 3 million new cases reported each year. According to a recent World Health Organization, or WHO, compilation report, it is estimated that 5.3 million people worldwide were infected with HIV in 2000, pushing the total number of people living with HIV/AIDS to 36.1 million. Approximately 920,000 of these cases are in North America, and 45,000 people in North America were newly infected in 2000. If used properly, latex and polyurethane condoms will help reduce the risk of transmission of HIV infection and many other STDs.

   Depilatories and Waxes. Depilatories and wax products are used for the removal of hair from the body. The domestic depilatories and waxes market is highly concentrated with a limited number of competitors. Companies compete on the basis of functionality, innovation and price. The major domestic manufacturers are Armkel with our Nair brand, Del Labs with its Sally Hansen brand and Aussie Nads with its Nads wax product. Depilatories and waxes typically have a variety of distribution sources including drug stores, mass merchandisers, food stores, convenience stores and other channels. In 2001, of the distribution channels tracked by our ACNielsen surveys, drug stores accounted for 60.8%, mass merchandisers accounted for 28.0%, and food stores accounted for 11.2% of depilatory and wax sales.

   Sales in the depilatories and waxes market have increased at a compound annual growth rate of 20.0%, from $73.6 million in 1997 to $152.9 million in 2001. This growth is a result of several factors, including product innovation and favorable demographic trends. We believe that depilatories, until recently, have had low market penetration as compared to shaving products due to the unpleasant odor of previous product offerings, the time required to use the product, and the misconception that they cause discomfort, even if used properly. Previously, wax products were time consuming to prepare and could be difficult to use. In recent years, depilatory and wax manufacturers have begun to adjust their products' formulations to address these concerns. In addition, manufacturers have tried to refocus their products' images with new packaging and advertising to appeal to more targeted groups of consumers. For example, we have designed scented lotions to target younger female consumers and high end salon products to target older female consumers.

   These improvements have been complemented by a favorable demographic shift in our depilatory target market, as more women are joining the workforce and seeking convenient and efficient means to attend to their beauty needs. A study completed in February 2001, commissioned by the CW Consumer Business and performed by The NPD Group, Inc., found that the percentage of women surveyed who reported having used depilatories in the prior year increased from 24% in 1997 to 30% in 2000. We believe that depilatories and waxes are taking market share from razors, as the depilatories and waxes market has grown 23.8% since 1999, compared to the 7.8% growth for the razor market over the same period. According to ACNielsen, dollars spent on depilatories and waxes have increased as a percentage of the total shaving needs market from 4.8% of the $2.0 billion shaving needs market in 1999 to 6.3% of the $2.4 billion shaving needs market in 2001.

   Home Pregnancy and Ovulation Test Kits. The market for home pregnancy test kits is divided between premium brands and value brands. Brands competing based on price capitalize on consumers' recognition of the considerable technological parity between products and rely on promotional giveaways and heavy advertising spending. The home pregnancy test kit industry is highly competitive and unit sales of home pregnancy test kits have been shifting toward value brands. The major domestic producers are Armkel with our premium First Response and value Answer brands, Warner-Lambert with its e.p.t. brand, Abbott Labs with its Fact and Fact Plus brands and numerous private label brands. Sales in the home pregnancy test kit market have increased at a compound annual growth rate of approximately 6.8%, from $207.0 million in 1997 to $268.9 million in 2001. In 2001, of the distribution channels tracked by our ACNielsen surveys, drug stores accounted for 58.2%, mass merchandisers accounted for 23.0% and food stores accounted for 18.8% of the home pregnancy test kit sales.

   Home ovulation test kits are used to determine the fertility of a female user at a specific time. The major domestic producers are Armkel with our premium First Response and value Answer brands, Unipath with its Clearplan Easy brand, Ansell with its Conceive and Ovuquick brands and numerous private label brands. Sales in the home ovulation test kit market have increased at a compound annual growth rate of approximately 19.8%, from $23.3 million in 1997 to $48.0 million in 2001. In 2001, of the distribution channels tracked by our ACNielsen surveys, drug stores accounted for 69.5%, mass merchandisers accounted for 22.9% and food stores accounted for 7.6% of home ovulation test kit sales.

   In recent years, manufacturers of home pregnancy and ovulation test kits have strived to produce faster, easier to use and more reliable products. There have been market-wide improvements in technology and reliability of rapid, at home pregnancy tests vis-a-vis laboratory-based pregnancy tests, and most tests are considered 99% accurate, a comparable level to laboratory-based tests. We believe that the use of home ovulation test kits is increasing as a result of a growing preference for planned pregnancies and the trend toward women having their first child later in life.

   International Operations. We operate in numerous international markets, with the majority of our net sales generated in France, Italy, Canada and the United Kingdom. While these markets are characterized to some extent by their own unique market trends and consumer preferences, we believe that certain of the industry drivers for the domestic market for condoms, depilatories and waxes and home pregnancy and ovulation test kits also impact several of our international markets. For example, we believe condom growth in Canada and in Mexico is driven by the increase in incidence levels of STDs, the AIDS epidemic and the increased awareness of sexual health and family planning.

Strategy



   Continue to Increase Sales. We believe we have been successful in increasing sales in our key domestic businesses over the last few years primarily through a combination of product innovation, consumer and trade promotion activity, category management programs and selective price increases. To expand our international business, we have introduced products developed in the United States into foreign markets, entered into licensing agreements and completed several strategic acquisitions. We will continue to use the same strategies to increase sales and gain market share in the future, with particular emphasis on markets where changes in consumer demographics and buying habits favor the growth of our business.



   Leverage our Relationship with C&D to Support the Growth of our Business. While we have our own marketing and R&D functions, our relationship with C&D under the services agreements gives us access to the resources of a much larger branded consumer products company. For the twelve months ended March 31, 2001, C&D and Armkel together had net consumer product sales in excess of $1.1 billion, as compared to Armkel's stand-alone net sales of $435.5 million in the same period. We believe that we will benefit from this larger organization in areas such as sales and product development. For example, the combined sales organization is expected to have a much stronger presence in the mass merchandiser, food store, drug store and convenience store channels than the CW Consumer Business had, and our marketing group may be able to benefit from C&D's experience in developing new oral care products. Furthermore, we believe C&D's experienced and successful management team will be helpful in providing strategic guidance and identifying additional growth opportunities for the business.





   Focus on Cost Reduction Opportunities. We entered into service agreements with C&D under which C&D will provide services in many areas in which we believe significant economies of scale are available. These include sales, manufacturing and distribution, advertising, accounting, MIS, human resources, marketing, finance and R&D. In the aggregate, these arrangements are expected to reduce our costs. Once the anticipated contractual arrangements with C&D are implemented, there may be additional opportunities to increase cost savings. Apart from these arrangements with C&D, we believe there may be opportunities to improve the efficiencies of both our United States and international manufacturing facilities.



   Refocus and Rationalize our International Operations. Our international business, which includes operations in the United Kingdom, France, Italy, Spain, Canada, Mexico and Australia, has historically been operated through independent, stand-alone companies with separate management, marketing efforts and product sourcing. Our operations in each foreign country produce many of their own products in their diverse portfolios. We plan to take steps to rationalize and integrate manufacturing and other activities wherever economically justified. We will also focus on a few key product lines, particularly those in which we have strong market positions in the United States.


Description of Business Segments

   We conduct our business through our domestic consumer products division and our international consumer products division.

   Domestic Consumer Products. The following table sets forth the principal products of our domestic consumer products division and related data. Net sales are for the fiscal year ended March 31, 2001. Market position and market share data are based on ACNielsen data for the 52 week period ended June 2, 2001.

                                                               Net Sales                   Market
         Categories                Key Brand Names           (in Millions) Market Position Share
------------------------ ----------------------------------- ------------- --------------- ------
Condoms                  Trojan, Naturalamb, Class Act          $121.6            1         68.5%
Depilatories and waxes   Nair                                     35.9            1         33.1%
Home pregnancy test kits First Response, Answer                   32.7            2         18.8%
Home ovulation test kits First Response, Answer                    8.1            2         26.2%
Other consumer products  Pearl Drops, Carter's Little Pills,       9.0           --           --
                          H-R Lubricating Jelly, Rigident
                                                                ------
                           Total domestic net sales             $207.3
                                                                ======

   Condoms. We offer a wide variety of products under our well-recognized brand names, including: Trojan, our leading consumer brand; Naturalamb, a natural product offered at higher prices; and Class Act, a discount brand offered at lower prices. In the fiscal year ended March 31, 2001, our domestic net sales of condoms were $121.6 million, of which $105.1 million was generated by the Trojan brand. Our market-leading Trojan brand consists of 77 SKUs, while our Naturalamb and Class Act brands consist of 4 SKUs and 8 SKUs, respectively.


   Together, our condom brands have a leading 68.5% market share in the United States, over four times that of our closest competitor. We have conducted market studies, the results of which indicate that Trojan has the highest brand awareness in the category. In addition, according to management estimates, loyalty to our Trojan brand is exceptionally high. We believe that our strong brand image and product satisfaction engender high brand loyalty and attract new users. We have targeted our advertising and consumer promotion efforts to people 18 to 34 years of age, with an emphasis on the first time user in the 18 to 24 years old age segment, because we believe that this is a loyalty-driven category.


   Some of our customers, typically drug stores and mass merchandisers, often group condoms and home pregnancy and ovulation test kits into a family planning section. As a market leader in both condoms and home pregnancy and ovulation test kits, we often manage the shelf space allocated to these categories. This category management often entails working with the retailer to devise plannograms and manage the selling space allocations within the section. While serving our customers in this capacity, we recommend and manage shelf space allocations for ourselves as well as competing brands, which enables us to monitor and manage the sell through of each SKU within the section.

   We are dedicated to building our Trojan brand through advertising, trade promotions and new product development. We are currently the leading advertiser in the U.S. condom category based on dollars spent. We have increased our promotional programs and have regularly developed new and innovative product line extensions.

   We are a leader in product innovation in the condom category. We have recently introduced Trojan Magnum XL, Trojan Extended Pleasure, Trojan Pleasure Mesh and Trojan Supra Microsheer. Trojan Magnum XL is the largest latex condom available in the U.S. market (30% larger than a standard condom) for consumers who require or prefer a larger condom. Trojan Extended Pleasure is a latex condom that incorporates a special topical numbing lubricant designed for consumers who suffer from premature ejaculation. Trojan Pleasure Mesh is a latex condom with a mesh imprint that enhances pleasure for both partners. Trojan Supra Microsheer is a polyurethane condom designed for consumers with latex allergies.

   Depilatories and Waxes. Our Nair depilatories and waxes products have a leading 33.1% market share. Our market share in the lotion and cream depilatories category is 49.7% while our market share in the home waxes category is 16.5%. Our lotion and cream depilatory and at home wax products generated annual net sales of $27.4 million and $8.4 million, respectively, in the fiscal year ended March 31, 2001. We believe that, as a result of our dedicated advertising and promotional programs, distinct packaging and several successful line extensions, Nair is positioned as the leader in lotion and cream depilatories.

   We are a leader in product innovation in the depilatories category. We continue to improve the function, scent and packaging of our products. Within our lotion and cream product line, we have recently introduced Nair Body Cream, Nair Apple Licious lotion, Nair Raspberry Raz Ma Tazz lotion and Nair 3-in-1 Lotion. Following the success of Nair 3-in-1 Lotion, we introduced Nair 3-and-1 Cream. Both of these products are designed to remove hair, exfoliate dead skin and moisturize in one step. The functionality of these products allows for premium pricing. Our success with female hair removal products has prompted us to broaden our product line and introduce hair removal products for men. We began shipping Nair for Men to our customers in July 2001.

   We are a leader in product innovation in the waxes category. We recently introduced Nair Roll-On Waxer, Nair Precision Wax Strips and Nair Quick and Simple 15 Second Microwave Wax. Nair Roll-On Waxer is an easy to use roll-on hair removal product. Nair Quick and Simple 15 Second Microwave Wax is a wax heated in the microwave rather than the traditional method of heating in a double boiler, resulting in a quicker processing time. We believe that the introduction of these easy to use products has increased our market share.

   Home Pregnancy and Ovulation Test Kits. Our home pregnancy test kits are 99% accurate and of comparable accuracy with clinical laboratory tests. First Response and Answer brand home pregnancy test kits generated net sales of $20.0 million and $12.7 million, respectively, in the fiscal year ended March 31, 2001, representing the number two market position in each category. First Response and Answer together had an 18.8% market share of the home pregnancy test kit market in the United States.

   The First Response home pregnancy test kit is a premium priced, branded product, with a category market share of 11.7%. In a sector with intensive advertising and promotion-based competition, First Response is well-positioned as a trusted, well-recognized brand name with high brand awareness. The First Response home pregnancy test kit can test for pregnancy three days before an expected menstrual period or four days before any other at home test. We believe that the introduction of this claim has driven the increase of our market share from
6.6% in 2000 to 11.7% in 2001. We expect that effective marketing and promotional strategies will enhance our position in this market. Our Answer brand home pregnancy test kit is a value priced product that competes with private label products, but generally at a slightly higher price point. The Answer product package contains two tests. We package our product in this manner to provide users the opportunity to confirm their test results immediately, as we believe the convenience and speed of a second at home test outweighs that of a laboratory test.

   Our First Response and Answer home ovulation test kits are designed to be easy to use and are 98% accurate. In the fiscal year ended March 31, 2001, First Response and Answer home ovulation test kits generated net sales of $4.1 million and $4.0 million, respectively. Our First Response and Answer brands are designed to appeal to premium and value oriented consumers, respectively. These brands are leaders in their respective categories and have a combined 26.2% market share. The First Response 1-Step Ovulation Kit is a premium priced, branded product. We have introduced technology that enables the user to monitor the test while in progress. With a category market share of 11.5%, First Response appeals to customers that favor premium brand products. With a home ovulation test kit category market share of 14.8%, Answer is a leading value priced brand.

   Other Consumer Products. Our other domestic consumer products operate in mature markets. Our brands include Pearl Drops tooth-whitening products, Carter's Little Pills, a stimulant laxative, Rigident denture adhesive and H-R Lubricating Jelly.

   International Consumer Products. We market a diverse portfolio of consumer products in a broad range of international markets. Our international consumer products primarily include condoms, home pregnancy and ovulation test kits, antiperspirants, skin care products, oral hygiene products and other consumer products, as well as OTC pharmaceuticals and professional diagnostic tests. Our primary international markets are France, the United Kingdom, Italy, Canada, Mexico, Australia and Spain, and we have operations in each of these countries. In addition, we export some of our products from the United Kingdom to European countries such as Germany, Belgium, Holland, Poland, Switzerland, Ireland and Greece, as well as to the Middle East. Our operations in each of our primary international markets operate as independent, stand alone companies, with separate management, marketing efforts and product sourcing. In the fiscal year ended March 31, 2001, net sales from our international division were $228.2 million, or 52.4% of our total net sales.


   We believe that approximately 25% of our international net sales are attributable to brands which hold the number one or two position in their respective local markets. None of the countries in which we operate accounts for more than 30% of our total international net sales, and no brand accounts for more than 12% of our total international net sales. Certain of our international product lines are similar to our domestic product lines. For example, we market depilatories and waxes, home pregnancy and ovulation test kits and oral care products in most of our international markets, as well as condoms in Canada and Mexico.

   The following table sets forth the principal product categories of our international consumer products division and related data for the fiscal year ended March 31, 2001.

                                                                             Net Sales
              Categories                         Key Brand Names           (in Millions)            Countries Served
-------------------------------------- ----------------------------------- ------------- --------------------------------------
Condoms                                Trojan, Manix                          $ 14.3     Canada, France, Mexico
Home pregnancy and ovulation test kits First Response, Answer, Confidelle,       9.2     Australia, Canada, Italy, Mexico, U.K.
                                        Discover, Gravix
Depilatories and waxes                 Nair, Taky                               22.9     Australia, Canada, France, Mexico,
                                                                                          Middle East, Spain, U.K.
Face and skin care                     Barbara Gould, Lineance, Eudermin,       30.2     France, Spain, U.K.
                                        Anne French, Bi-Solution
Oral care                              Pearl Drops, Email Diamant,              29.8     Australia, Canada, France, Germany,
                                        Perlweiss, Nacar Blanco, Orasiv,                  Italy, Mexico, U.K.
                                        Ultrafresh
OTC products*                          Sterimar, Gravol, Dencorub, Rub A-       46.4     Australia, Canada, France, Italy,
                                        535, Cerox, Atasol, Ovol, Diovol                  Mexico
Antiperspirants                        Arrid                                     5.7     Australia, U.K.
Baby care                              Poupina, Curash                           7.8     Australia, France
Professional diagnostics*              --                                       17.9     France, Italy
Other consumer products*               Femfresh, Cossack                        44.0     Australia, Canada, Italy, Mexico,
                                                                                          U.K., France, Spain
                                                                              ------
                                          Total international net sales       $228.2
                                                                              ======

--------
* Includes net sales of approximately $32 million relating to products distributed by the CW Consumer Business for third parties.

   Condoms. We market condoms primarily in Canada and Mexico under the Trojan brand name. In Canada, our Trojan brand has a leading 46.2% market share. We market our condoms through distribution channels similar to those of our domestic condom business. These channels include pharmacies, drug stores and mass merchandisers. Our international condom net sales were $14.2 million in the fiscal year ended March 31, 2001.

   We are a third-party distributor of Manix condoms in France. Our distribution of these condoms accounted for $2.8 million of our international net sales in the fiscal year ended March 31, 2001. We elected to terminate our distribution of Manix condoms on September 30, 2001.

   Home Pregnancy and Ovulation Test Kits. Our international home pregnancy and ovulation test kits consist of the First Response, Answer, Confidelle, Discover and Gravix brands. We sell these products in the United Kingdom, Canada, Italy, Mexico and Australia. Additionally, we license a third party to market our test kits in Germany. Our international net sales of home pregnancy and ovulation test kits were $9.2 million in the fiscal year ended March 31, 2001.

   Depilatories and Waxes. Our international depilatories are sold under the Nair brand name and are sold in Canada, Mexico, the United Kingdom, France, Australia and Spain (marketed under the Taky brand name), as well as distributed in the Middle East and other parts of Europe. Our international net sales of depilatories were $22.9 million in the fiscal year ended March 31, 2001.

   Face and Skin Care. Our face and skin care products are marketed under the Barbara Gould, Lineance, Anne French and Eudermin brand names. We acquired the Barbara Gould brand in 1999. Barbara Gould is a leading range of facial and beauty skin care products that serves the French mass market. Anne French offers a traditional range of facial cleansing products that are marketed in England and Ireland. Lineance is an established leader in the mass market slimming, anti-cellulite category in France. Eudermin is a leading hand cream marketed in Spain. Our international net sales of face and skin care products were $30.2 million in the fiscal year ended March 31, 2001.

   Oral Care. Our principal international oral care products are sold in Australia, Canada, France, Germany, Italy, Mexico and the United Kingdom and include: cosmetic whitening tooth polishes marketed under the Pearl

Drops, Perlweiss, Nacar Blanco and Email Diamant brand names; denture fixatives marketed under the Orasiv brand name; and mouthwash and breath freshening products marketed under the Ultrafresh brand name. Our international net sales of oral care products were $29.8 million in the fiscal year ended March 31, 2001. Pearl Drops, our leading oral care brand, is positioned as a cosmetic whitening tooth polish and sells at a premium price over regular toothpaste. We have extended our product lines in the United Kingdom, Italy and Australia, with products such as Pearl Drops Icemint Advanced Whitening, and generally conduct TV advertising in most markets to increase our market share.

   OTC Products. Our principal OTC products are: Sterimar sea water nasal decongestant and cleansing spray, which is sold primarily in France and Mexico; Gravol anti-nauseant, Atasol acetaminophen analgesic, Ovol antiflatulent and Diovol antacid, all of which are sold primarily in Canada; topical analgesics sold under Rub A-535 brand name in Canada and Dencorub brand name in Australia; and Cerox adhesive tapes and bandages, which are sold in Italy. Our international net sales of OTC products were $46.4 million in the fiscal year ended March 31, 2001.

   Antiperspirants. Our principal antiperspirant brand is Arrid, which we manufacture and sell in the United Kingdom. Our international net sales of antiperspirants were $5.7 million in the fiscal year ended March 31, 2001.

   Baby Care. Our main baby care brands are Curash, a line of diaper rash powder, cream and wipes products sold in Australia and Poupina, a line of skin care and toiletry products sold in France. Our international net sales of baby care products were $7.8 million in the fiscal year ended March 31, 2001.

   Professional Diagnostics. We sell professional diagnostic tests for the detection of infectious diseases in France and Italy. These comprise enzyme immuno-assay tests and radioactive immuno-assay tests, which are sold by our sales force in both countries to hospitals, clinics and government laboratories. Our international net sales of professional diagnostic tests were $17.9 million in the fiscal year ended March 31, 2001.

   Other Consumer Products. Our other international brands include the Femfresh line of feminine hygiene products sold in the United Kingdom, France and Australia and the Cossack line of men's grooming products sold in the United Kingdom. In addition, we have distribution agreements with third parties to sell their products through our sales force. For example, we distribute certain AstaMedica OTC products in Italy, Bausch & Lomb lens solution in the United Kingdom and Australia and Chattem toiletries in Italy and Australia. Our international net sales of our other consumer products were $44.0 million in the fiscal year ended March 31, 2001.

Marketing

   We allocate a significant portion of our revenues to the advertising and promotion of our products. Our advertising and promotion expenditures for the past three years were:

                                Years Ended March 31,
                                --------------------
                                 1999   2000   2001
                                -----   -----  -----
                                (Dollars in Millions)
Total advertising and promotion $73.1   $84.9  $92.3
As a percentage of net sales...  20.3%   20.6%  21.2%

   Domestically, we focus our advertising budget on television, radio and print ads to build brand awareness for our key brands. For our Trojan brand, we advertise using television, radio and selective publications. We also pursue numerous promotional activities such as our spring concert tours, spring break sponsored events, college sampling programs and education programs for both high school and college students. In our continuing effort to capture first-time users, we have quadrupled the number of free condoms that we distribute from one million to four million annually over the past few years and doubled our advertising spending. For our Nair brand, we utilize print and television. We have also increased our sampling programs to promote our new depilatory and wax products. We market our home pregnancy and ovulation test kits primarily with radio advertising.

   Our international marketing efforts focus on television, radio and print advertising. We concentrate our international advertising campaigns in targeted markets where we believe we can generate the highest return on our investment.

Distribution

   The CW Consumer Business sold its products using direct sales personnel, independent brokers and exclusive distributors. Independent brokers supplement our direct sales force in the food class of trade and provide client coverage at the store level. The following table presents domestic net sales by class of trade as a percentage of total domestic net sales for the periods indicated.

                   Years Ended March 31,
                   --------------------
  Class of Trade    1999   2000   2001
------------------ -----   -----  -----
Drug stores.......  36.0%   36.0%  35.4%
Mass merchandisers  29.9%   30.2%  32.2%
Food stores.......  19.3%   19.1%  18.1%
Convenience stores  12.4%   12.4%  12.1%
All other.........   2.4%    2.3%   2.2%
                   -----   -----  -----
   Total.......... 100.0%  100.0% 100.0%
                   =====   =====  =====

   The international division sells its products through classes of trade substantially similar to the domestic division in each of the countries in which we operate, with some exceptions. For example, in many European countries, the pharmacy channel (high end drug stores), which is not significant to our business in the United States, is important to the distribution of certain consumer products. We believe our international consumer products are adequately represented by class of trade in each of the countries in which we compete.

   Some of our customers, typically drug stores and mass merchandisers, often group condoms and home pregnancy and ovulation test kits into a family planning section. As a market leader in both condoms and home pregnancy and ovulation test kits, we often manage the shelf space allocated to the these categories. This category management often entails working with the retailer to devise plannograms and manage the selling space within the section. While serving our customers in this capacity, we recommend and manage shelf space allocations for ourselves as well as competing brands, which enables us to monitor and manage the sell through of each SKU within the section.

   Under the management services agreement with C&D, we sell our domestic consumer products through C&D's direct sales force. We also use the independent broker currently utilized by C&D to supplement the direct sales force. C&D's sales force makes presentations for our products at the headquarters or home offices of our customers, where applicable, as well as to individual retail outlets.

   In our international markets, our key account sales management assumes responsibility for an increasing share of the sales effort to meet the needs of our consolidating customer base. Our sales management is supported by a field sales force in most markets.

   The CW Consumer Business used a combination of three third-party distribution centers and two that we lease and operate to ship our products in the United States. These distribution centers are located strategically to maximize our ability to service our customers. At the CW Consumer Business, domestic distribution and order entry personnel are located in Cranbury, New Jersey. Pursuant to the manufacturing and distribution agreement, C&D will provide the distribution function for us at cost.

   Our international distribution network is based on subsidiary capacities and cost considerations. In Canada, Mexico, Spain and Australia, finished goods are warehoused internally and shipped directly to customers through independent freight carriers. In Italy and the United Kingdom, all product distribution is subcontracted to a professional distribution company. In France, distribution of consumer products to mass markets is handled internally while distribution of OTC products to pharmacies and professional diagnostics to laboratories is handled by outside agencies.

New Product Development

   Pursuant to the management services agreement, we manage the majority of our own R&D activities, which we are relocating to C&D's New Jersey headquarters. C&D will provide supplementary R&D services on an as needed basis. We currently maintain our domestic new product development program in our Cranbury, New Jersey facility. Internationally, we operate small satellite R&D facilities in the United Kingdom, France, Spain, Canada and Italy. Our expenditures on R&D were approximately $7.9 million in the fiscal year ended March 31, 2001, $8.8 million in the fiscal year ended March 31, 2000 and $8.5 million in the fiscal year ended March 31, 1999.

   The primary focus of our new product development group is to design and develop new and improved products that address consumer needs. In addition, this group provides technology support to both in-house and contract manufacturing and safety and regulatory support to all of our businesses. We devote significant resources and attention to product innovation and consumer research to develop differentiated products with new and distinctive features, which provide increased convenience and value to our consumers. Our new product development broadens our product line by creating new product line extensions and new formulations that appeal to various consumer needs.

   In the condom category, we recently introduced Trojan Magnum XL, Trojan Extended Pleasure, Trojan Pleasure Mesh and Trojan Supra Microsheer. In the depilatories and waxes category, we recently introduced Nair Apple Licious and Nair Raspberry Raz Ma Tazz Lotions, Nair Roll-On Waxer, Nair 3-in-1 "Brush On" Cream and Nair Quick and Simple 15 Second Microwave Wax. In the home pregnancy and ovulation test kit category, we recently introduced First Response Early Result Pregnancy Test and First Response Pregnancy Planning Kit. In our international division, we have recently introduced Email Diamant Secret du Blanc (France), Barbara Gould Soin Desalterant (France), Lineance Amincissant Tonique Lift (France), Barbara Gould Soin Visible Anti-Rides (France), Taky/Nair Fruit Wax Strips (Spain, France and Australia) and Lineance Soin Nutri-Revitalisant (France).

Quality Control

   We place a high degree of importance on quality and product testing through our quality control department, with quality control employees in each of our manufacturing locations. Through our quality control efforts, we maintain rigorous standards over all of our products. In addition, we also test the ingredients and packaging that comprise our product offerings. Several of our products are registered with the FDA including condoms, home pregnancy and ovulation test kits, depilatories, oral care products and OTC product offerings. As a result, we are required to meet exacting standards of quality. An example of our commitment to quality control is the 100% product testing policy with respect to our condoms. Each condom is quality tested by trained and qualified employees before it is released for sale. As a result, we have never had to recall any of our condoms as a result of design or production flaws.

Raw Materials

   Our major raw materials are chemicals, plastics, latex and packaging materials. These materials are generally available from several sources and we have had no significant supply problems to date. We generally have two or more approved suppliers for production materials. Although there are multiple providers of our raw materials, in certain instances we choose to sole source certain raw materials in order to gain favorable pricing.

Trademarks, Patents and Licenses


   We market our products under a number of trademarks and trade names. We have registered these trademarks, or have applications pending, in the United States and in certain of the countries in which we sell these product lines. We consider the protection of our trademarks to be important to our business.

   We own or have licenses for a number of patents and patent applications covering certain of our products. We do not believe that the expiration of or any other change in any of these patents or patent applications will materially affect our business.

Competition

   The consumer products business is extremely competitive and includes larger corporations with greater resources for research, product development and promotion than we have. We compete on the basis of brand name recognition, advertising, quality of product, product differentiation, promotion and price and other factors relevant to our products. Our main competitors in the condoms category are SSL International plc and Ansell Healthcare Inc. Our main domestic competitors in the depilatories and waxes category are Del Laboratories, Inc., American International Industries Inc. and Aussie Nad's U.S. Corporation; our main international competitor in that category is Reckitt Benckiser. Our major competitors in the home pregnancy and ovulation test kit category are Warner-Lambert Company, Unipath Corporation and Abbott Laboratories. Our main competitors in oral care products are Colgate-Palmolive Company and Procter & Gamble Company.


Employees and Labor Relations


   Our worldwide work force consisted of approximately 2,100 employees as of October 1, 2001, of whom approximately 1,200 were located outside the United States and approximately 900 worked in our domestic business. As of October 1, 2001, we also employed approximately 400 additional employees who were not working in our business, but rather were dedicated to satisfying our obligations under our fee-based agreements with Carter-Wallace and C&D, which last for limited periods. See "The Transactions--Ongoing Arrangements with Carter-Wallace" and "Certain Relationships and Related Transactions--Arrangements with Church & Dwight" for a description of these agreements. Of the approximately 900 employees working in our domestic business as of October 1, 2001, approximately 820 were employed in our domestic manufacturing facilities, of whom approximately 100 were engaged in quality control. In addition, as of October 1, 2001, we had approximately 30 employees engaged in R&D.

   The hourly employees at our Cranbury, New Jersey and Dayton, New Jersey facilities are represented by Paper, Allied-Industrial Chemical and Energy Workers union. On October 1, 2001, their collective bargaining agreements covered approximately 338 workers. These agreements expire on April 30, 2004. Internationally, we employ union representatives in France, Italy, Spain and Mexico. We believe that our labor relations are satisfactory and no material labor cost increases are anticipated prior to April 30, 2004.


   In order to increase efficiencies and performance, we will relocate our manufacturing operations at certain of our facilities, including relocation of the facilities producing our Nair product line, from Cranbury, New Jersey to C&D Lakewood, New Jersey facilities . See "The Transactions--Ongoing Arrangements with Church & Dwight--Manufacturing and Distribution Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and capital resources following the Transactions."

Properties



   Our headquarters are located in C&D's global headquarters at 469 North Harrison Street, Princeton, New Jersey. The following are our principal facilities as of September 30, 2001:


              Location                        Products Manufactured          Area (Sq. Feet)
------------------------------------- -------------------------------------- ---------------
Owned:
Manufacturing Facilities and Offices:
Cranbury, New Jersey                  personal care products                     734,000
Colonial Heights, Virginia            condoms                                    220,000
Montreal, Canada                      personal care products                     157,000
Folkestone, England                   personal care products                      78,000
Milan, Italy                          personal care products                      60,000
Mexico City, Mexico                   pharmaceutical products                     37,600
New Plymouth, New Zealand             condom processing                           31,000
Warehouse and Offices:
Toronto, Canada                       --                                          52,000
Leased:
Manufacturing Facilities and Offices:
Barcelona, Spain                      personal care products                      58,400
Milan, Italy                          diagnostics and personal care products      49,100
Folkestone, England                   personal care products                      21,500
Norwood, Pennsylvania                 condom processing                           10,000
Warehouses and Offices:
Dayton, New Jersey                    --                                         179,000
Folkestone, England                   --                                          65,000
Momence, Illinois                     --                                          43,000
Revel, France                         --                                          35,500
Mexico City, Mexico                   --                                          27,500
Sparks, Nevada+                       --                                          25,000
Sydney, Australia                     --                                          24,900
Plainsboro, New Jersey*               --                                          23,300
Atlanta, Georgia                      --                                          23,071
Levallois, France*                    --                                          22,500
Dallas, Texas+                        --                                          11,000
Chicago, Illinois*                    --                                           1,338
Irvine, California*                   --                                             955
Pittsburgh, Pennsylvania*             --                                             940

    ----
    * Offices only
    + Warehouses only

Governmental Regulation

   Some of our products are subject to regulation under the FDA and the Fair Packaging and Labeling Act. We are also subject to regulation by the FTC in connection with the content of our labeling, advertising, promotion, trade practices and other matters. We are subject to regulation by the FDA in connection with our manufacture, labeling and sale of our condoms, home pregnancy and ovulation test kits, depilatories and OTC products. Our relationships with certain unionized employees may be overseen by the National Labor Relations Board.

   In addition, our international operations, including the production of OTC drug products, are subject to regulation in each of the foreign jurisdictions in which we manufacture or market goods.

Environmental Matters

   Our operations involve the use, storage and disposal of chemicals and other hazardous materials and wastes. We are subject to applicable federal, state, local and foreign health, safety and environmental laws relating to the protection of the environment, including those governing discharges of pollutants to air and water, the generation, management and disposal of hazardous materials and wastes and the cleanup of contaminated sites. Some of our operations, particularly our manufacturing sites, require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

   We believe that our operations are currently in material compliance with all environmental laws, regulations and permits. While we do not believe that ongoing environmental operating and capital expenditures will be material, we could incur significant additional operating and capital expenditures in order to comply with current or future environmental laws, such as the installation of pollution control equipment at our manufacturing sites. For example, we may be required to make significant upgrades to our on-site wastewater treatment plant at our Colonial Heights, Virginia facility.

   In addition, some environmental laws, such as the U.S. Superfund law, similar state statutes and common laws, can impose liability for the entire cleanup of a contaminated site or for third-party claims for property damage and personal injury, regardless of whether the current owner or operator owned or operated the site at the time of the release of contaminants or the legality of the original disposal activity. With certain limited exceptions, we also have agreed to assume any environmental-related liabilities that may arise from the pre-Acquisition operation of the consumer products business and assets transferred as part of the Acquisition. Many of our sites have a history of industrial operations and contaminants from current and historical operations have been detected at some of our sites. For example, contamination has been discovered at our Cranbury, New Jersey site. Based on our preliminary assessments, the cost of remediating such contamination is expected to be approximately $1.8 million. While we are not aware of any other material cleanup obligations or related third-party claims, the detection of additional contaminants or the imposition of additional cleanup obligations at our sites or any other properties could result in significant costs.


Legal Proceedings



   Litigation. Carter-Wallace has been engaged in litigation with Tambrands Inc. in the Supreme Court of the State and County of New York arising out of a patent infringement and misappropriation suit previously filed against both companies in the United States District Court, Southern District of New York, by New Horizons Diagnostics Corporation, or "NHDC", et al. The NHDC suit, which was settled and discontinued in July 1996, asserted claims with respect to certain "gold sol" technology (used in the First Response and Answer home pregnancy and ovulation test kits) that Carter-Wallace had acquired from Tambrands pursuant to a written purchase agreement in March 1990. Carter-Wallace paid an immaterial amount toward that settlement. In the pending Supreme Court action, Tambrands seeks reimbursement from Carter-Wallace of an unspecified portion of the amount paid by Tambrands in settlement of the NHDC suit, and for defense costs. Both Tambrands and Carter-Wallace moved for summary judgment, and the Supreme Court granted Carter-Wallace's motion. We expect that Tambrands will appeal that ruling. We have assumed this litigation as part of the Acquisition. We believe we have good defenses, under the terms of the 1990 purchase agreement, to Tambrands' claim.


   Upon consummation of the Acquisition, we assumed liability under other legal actions arising out of Carter-Wallace's operation of the consumer products business arising before the Acquisition. We do not believe such actions are material.

                                  MANAGEMENT


   The following table sets forth certain information regarding our directors, executive officers and key employees as of December 1, 2001.



  Name                  Age                     Position
  ----                  ---                     --------
  Robert A. Davies, III 66  Interim Chief Executive Officer, Director
  James Rogula......... 68  President, Domestic Operations, Director
  Adrian Huns.......... 53  President, International Operations
  Maureen K. Usifer.... 41  Director of Finance, Domestic Operations
  Thomas Gehrmann...... 58  Chief Financial Officer, International Operations
  Philip E. Berney..... 38  Director
  Zvi Eiref............ 63  Director
  Michael B. Goldberg.. 54  Director
  Michael B. Lazar..... 32  Director
  T. Rosie Albright.... 54  Advisor to the Board of Directors


   Robert A. Davies, III has been our chief executive officer, on an interim basis, since the closing of the Acquisition. Mr. Davies has served as chairman of the board and chief executive officer of C&D since February 2001. He served as president of C&D from February 1995 until he was elected chairman. From January 1995 to September 1995, Mr. Davies was president of the Arm & Hammer Division at C&D. Before joining C&D in 1995, he served as president and chief executive officer and a member of the board of directors of California Home Brands, Inc. Mr. Davies is also director of Footstar, Inc. and The Newgrange School.

   James Rogula has been our president, domestic operations since the closing of the Acquisition. Mr. Rogula serves as president, personal care division of C&D. Since January 1995, Mr. Rogula has held several positions with The Scotts Company. He will continue to serve as group executive vice president for The Scotts Company's North American Business Groups until the closing date of the Acquisition. Mr. Rogula was also president of American Candy Company from 1990 to 1994, and served as vice president and general manager of the Arm & Hammer division at C&D from 1982 to 1989. Prior to 1982, Mr. Rogula held several different positions with various consumer products companies, including serving as vice president new products at Carter-Wallace from 1967 to 1972.

   Adrian Huns has been our president, international operations since the closing of the Acquisition. Mr. Huns has served as president, international division for the CW Consumer Business since May 1996. Prior to this time he was managing director of the CW Consumer Business' subsidiary operation in the United Kingdom for 6 years. Mr. Huns worked in Belgium for the Medgenix Group between 1988 and 1989 and served as director of marketing for the international branded health care operations of the Boots Company in England between 1978 and 1988.

   Maureen K. Usifer has been our director of finance, domestic operations since the closing of the Acquisition. Ms. Usifer was with C&D from 1988 until she joined us. From May 2000 through October 2001, Ms. Usifer was Division Controller of C&D's Armus joint venture, which encompassed $500 million in laundry sales. From 1996 through 2000, Ms. Usifer was a Senior Finance Manager of C&D, handling all of the Arm & Hammer's personal care businesses.

   Thomas Gehrmann has been our chief financial officer, international operations since the closing of the Acquisition. Mr. Gehrmann has served as divisional vice president for international finance in the CW Consumer Business since 1983. Previously Mr. Gehrmann held other finance positions within Carter-Wallace's domestic operations and prior to that was at Johnson & Johnson in various finance roles between 1969 and 1978.

   Philip E. Berney has been a managing director of Kelso since January 1999 and has served as one of our directors since the closing of the Acquisition. Prior to January 1999, Mr. Berney was a senior managing director and head of high yield finance at Bear Stearns & Co. Mr. Berney is a director of CDT Holdings, plc and Key Components, Inc.

   Zvi Eiref has served as one of our directors since the closing of the Acquisition. Mr. Eiref has been vice president and chief financial officer of C&D since November 1995. Mr. Eiref also served as chief financial officer of C&D from 1979 to 1988. From 1988 to 1995, Mr. Eiref was employed by Chanel, Inc. as senior vice president, finance.

   Michael B. Goldberg has served as one of our directors since the closing of the Acquisition. Mr. Goldberg served as a managing director and jointly managed the merger and acquisitions department at The First Boston Corporation from 1989 to May 1991. Mr. Goldberg was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom from 1980 to 1989. Mr. Goldberg is a director of Consolidated Vision Group, Inc., Endo Pharmaceuticals, Inc., HCI Direct Inc. and Unilab Corporation. Mr. Goldberg is also a director of the Phoenix House Foundation and the Woodrow Wilson Council.

   Michael B. Lazar has served as one of our directors since the closing of the Acquisition. Mr. Lazar has been a vice president of Kelso since January 1999 after having joined Kelso in October 1993. Prior to October 1993, Mr. Lazar served as an associate in the Acquisition Finance Group at Chemical Securities, Inc.

   T. Rosie Albright, formerly the president of the domestic consumer division of the CW Consumer Business, became an advisor to our board of directors upon closing of the Acquisition. Ms. Albright served as corporate vice president, consumer products of Carter-Wallace and president, Carter Products Division of Carter-Wallace from December 1995 until the closing date of the Acquisition. Prior to 1995, Ms. Albright was general manager and executive vice president, beauty care with Revlon, Inc.

Executive Officer Compensation

   Because we are a newly established company, no services to us were rendered, nor compensation from us received, by our executive officers with respect to the last completed fiscal year (or any prior years).

Compensation of Directors

   Generally, directors will serve with no compensation.

Employment Contracts, Termination of Employment and Change in Control Agreements

   All of our employees who were formerly employees of C&D, including Mr. Davies, Mr. Rogula and Ms. Usifer, are covered by the C&D Severance Policy. Under the C&D Severance Policy, if the executives sign a release, he or she is entitled to severance equal to approximately two weeks of salary and health benefits for each year of service, subject to a minimum of 6 and a maximum of 52 weeks. Upon a qualifying termination of employment under this policy, the severance benefit for each of Mr. Davies and Mr. Rogula would be 52 weeks of salary and health benefits and for Ms. Usifer would be 26 weeks of salary and health benefits.

   Certain of our employees who were formerly employees of Carter-Wallace, including Mr. Gehrmann, will continue to participate in the Carter-Wallace, Inc. Change in Control Severance Plan (the "Severance Plan") until September 28, 2003. Under the terms of the Severance Plan, if, prior to September 28, 2003, Mr. Gehrmann's employment is terminated by us other than for "cause" or due to disability or if Mr. Gehrmann terminates his employment for "good reason," then Mr. Gehrmann is entitled to a lump sum payment in an amount equal to 92 weeks of base salary. In addition to the cash lump sum payment, Mr. Gehrmann is also entitled to continue to participate in the welfare benefit plans for a period of 52 weeks.

   Mr. Huns is a party to an employment letter, dated as of September 28, 1998, with Carter-Wallace (the "Current Huns Letter"). However, it is anticipated that the Company will enter into an employment agreement with Mr. Huns which will replace the Current Huns Letter. Under the terms of the Current Huns Letter, if, prior to September 28, 2003, if Mr. Huns' employment is terminated by us other than for "cause" or if Mr. Huns terminates his employment for "good reason," then Mr. Huns is entitled to a lump sum cash payment equal to (1) two times the sum of his annual salary plus a bonus equal to the greater of the highest bonus earned in respect of the last three years or the target bonus for the year of termination, and (2) the incremental benefit under the Carter-Wallace, Inc. Executive Pension Benefits Plan for an additional three years of service, all subject to an aggregate minimum of $1 million.

   If the payments to Mr. Huns are subject to any "golden parachute" excise tax, Mr. Huns is entitled to additional payment to offset such excise tax.

Compensation Committee Interlocks and Insider Participation

   We do not have a compensation committee. The entire board acts on matters relating to executive compensation. Mr. Davies, who is chairman of our board, is the chief executive officer and serves as Chairman of the Board of Directors of C&D.

Adoption of Equity or Other Incentive Plan

   We expect to adopt an equity or other incentive plan for members of management and certain of our other employees and to grant awards under this plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


   The following table sets forth, as of December 1, 2001, certain information concerning the beneficial ownership of (a) each director, (b) each nominee for director, (c) each executive officer, (d) each holder of more than 5% of our membership interests, and (e) all directors and executive officers as a group (based on 10,000 membership interests outstanding on such date). Each of the persons named below has sole voting power and sole investment power with respect to the membership interests set forth opposite his or her name, except as otherwise stated.



                                                                            Number of    Percent of
                                                                            Membership   Membership
                         Name of Beneficial Owner                           Interests    Interests
--------------------------------------------------------------------------- ----------   ----------
Kelso Investment Associates VI, L.P. and KEP VI, LLC/(1)(2)/...............   5,000         50.0%
   Frank T. Nickell/(1)(3)/................................................   5,000/(3)/    50.0%/(3)/
   Thomas R. Wall, IV/(1)(3)/..............................................   5,000/(3)/    50.0%/(3)/
   George E. Matelich/(1)(3)/..............................................   5,000/(3)/    50.0%/(3)/
   Michael B. Goldberg/(1)(3)(4)/..........................................   5,000/(3)/    50.0%/(3)/
   David I. Wahrhaftig/(1)(3)/.............................................   5,000/(3)/    50.0%/(3)/
   Frank K. Bynum, Jr./(1)(3)/.............................................   5,000/(3)/    50.0%/(3)/
   Philip E. Berney/(1)(3)(4)/.............................................   5,000/(3)/    50.0%/(3)/
   Michael B. Lazar/(1)(4)(5)/.............................................       0          0.0%
Church & Dwight Co., Inc./(6)/.............................................   5,000         50.0%
   Robert A. Davies, III/(4)(7)/...........................................       0            0
   James Rogula/(4)(7)/....................................................       0            0
   Zvi Eiref/(4)(7)/.......................................................       0            0
Adrian Huns................................................................       0            0
Maureen K. Usifer..........................................................       0            0
Thomas Gehrmann............................................................       0            0
T. Rosie Albright..........................................................       0            0
All directors and executive officers of Armkel as a group (10 persons)/(8)/   5,000/(3)/      50%/(3)/

--------
(1) The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(2) Represents the combined ownership of Kelso Investment Associates VI, L.P. and KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC could be deemed to beneficially own each of the other's membership interests, but disclaim such beneficial ownership.

(3) Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney may be deemed to share beneficial ownership of membership interests owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of their status as managing members of KEP VI, LLC and the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to the membership interests owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaim beneficial ownership of such membership interests.

(4) Members of our board of directors.

(5) Mr. Lazar is not reporting any beneficial ownership, but could be deemed to share beneficial ownership of membership interests owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of his status as a non-managing member of KEP VI, LLC and the general partner of Kelso Investment Associates VI, L.P. Mr. Lazar may be deemed to share investment and voting power with Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney with respect to the membership interests owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaims beneficial ownership of such membership interests.

(6) The business address for Church & Dwight Co., Inc. is 469 North Harrison Street, Princeton, New Jersey 08543.

(7) The business address for these persons is c/o Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543.

(8) Includes membership interests the beneficial ownership of which Messrs. Berney and Goldberg may be deemed to share, as described in notes 3 and 5 above.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with Church & Dwight

   In connection with the consummation of the Acquisition, we entered into a series of agreements with C&D. C&D beneficially owns 50% of our membership interests. C&D has the right to and has appointed three of our directors. The agreements are described below:

   Management Services Agreement. Upon consummation of the Acquisition, we entered into a management services agreement with C&D pursuant to which C&D has agreed to provide us with corporate management and administrative services primarily for our domestic operations. These services generally include, but are not limited to, sales, marketing, facilities operations, finance, accounting, MIS, legal and regulatory, human resources, R&D, Canadian sales and executive and senior management oversight of each of the above services, each as more fully described below. C&D has begun to provide us with some of these services and will provide us with others as described below. We will employ our own business and finance managers and brand managers. In addition, we will employ our own R&D employees, who will be located at C&D's Princeton, New Jersey, corporate headquarters and who will operate under the supervision of C&D personnel.

   C&D has agreed that the services they provide will be in the scope and nature substantially the same as such services were provided within the CW Consumer Business prior to the Acquisition, and that C&D personnel will provide substantially the same level of service and use substantially the same degree of care as consistent with the highest level of services, determined on an aggregate basis, provided by C&D to its own products, divisions or subsidiaries. In addition, C&D has agreed that it will not favor its own products, divisions or subsidiaries over those services provided to us under the management services agreement (as viewed on an aggregate basis), that it will make available all resources and personnel reasonably necessary to perform the services in a manner consistent with the standards described above and that all employees it designates to provide the services to us will have the appropriate skill sets to perform such services and that these employees will not, without our prior approval, have material conflicts of interest or responsibilities that materially conflict with the services to be provided under the management services agreement.

   Under the management services agreement, C&D currently provides us with domestic selling services comparable to those provided at the CW Consumer Business historically, including direct selling activities to retail customers, supervision of broker organizations and operations for non-direct sales and related administrative functions such as pricing announcements, promotional bulletins, brand pricing and promotion execution. We expect that during the year 2002, C&D will begin to provide general sales support for our Canadian operations, similar to those C&D provides for our domestic operations. The marketing services that C&D provides to us include creative services, packaging and graphic development, marketing research and related consumer testing services, website maintenance, consumer relations and specialized consumer promotion programs. C&D may, from time to time, contract with an outside advertising agency for certain creative services, including execution and production of television, radio and print commercials. We employ our own brand managers who coordinate marketing activities with the designated C&D employees.

   We expect that in the first half of 2002, C&D will begin providing us with domestic facilities and operational services that include customer service functions, production planning, transportation analysis, inventory control, engineering, purchasing, environmental and safety analysis, general plant supervision and manufacturing management and oversight. In addition, C&D will provide distribution services for all of our domestic products, as described below under "Manufacturing and Distribution Agreement."

   We expect that in the first half of 2002, C&D will begin providing us with finance services and accounting services. The finance services that C&D will provide under the management services agreement consist of promotional payment services comparable to those provided at the CW Consumer Business historically. We employ our own personnel to perform budgeting, forecasting, financial analysis, bill payment and financial closing activities. All domestic accounting activities will be performed by C&D, including accounts payable functions, credit and collections functions, cash applications to accounts receivables, treasury, risk management, general expense analysis, projections and external reporting functions. Consolidation and reporting activities performed by C&D for us will include the international business. Plant costs and inventory accounting functions are performed by our own personnel.

   We expect that in the first half of 2002, C&D will begin providing us with management information services that include order processing, production of sales reports, deployment and sourcing of inventory and other inventory control functions, transportation planning, billing, promotion and pricing functions, maintenance of accounts payable and accounts receivable, sales forecasting, network maintenance and support, including desktop support, and data and voice communications and support of plant MIS functions.

   C&D also currently provides a full range of legal and regulatory services to us, including regulatory compliance and advertising claims support, litigation services, tax services, including planning and compliance, intellectual property management, employment matters, securities laws compliance and transactional legal services. In addition, international legal services will be provided on an as needed basis.

   C&D also currently provides us with general human resources corporate support for domestic and international operations. These services include employee relations support in all locations, organization development and executive training, implementation of short and long term incentive plans, recruiting, surveys of headcount, wages and work practices, general employer, operations and labor relations support and corporate benefits administration. We perform our own human resources functions at each of our plants and facilities.

   We also perform our own R&D activities, including brand maintenance and support, existing product development and new product development. C&D will provide supplementary R&D services related to package design and engineering, process development and engineering, corporate quality control and assurance functions consisting of system design and quality control auditing systems, technology development, manufacturing oversight and clinical research in connection with regulatory compliance, at the direction of our R&D employees.

   Under the management services agreement, C&D provides us with executive and senior management supervisory services, including oversight of all of the above services by designated management personnel, planning and oversight of the implementation of services under the agreement and development of our general business strategy. These executive and senior management activities are to be performed at the direction of our board of directors and under the supervision of our executive officers.

   We compensate C&D for services provided under the management services agreement based upon a schedule of costs. We will initially pay annual fees of $1.7 million for domestic sales services; $1.6 million for Canadian sales services; $1.0 million for advertising and creative services; $1.7 million for operations functions; $2.2 million for accounting services; $1.6 million for management information services; $1.0 million for human resources functions; and $3.5 million for legal services, including regulatory affairs services; and we reimburse C&D for actual costs incurred for marketing, finance and R&D functions. In addition, we pay a quarterly fee equal to five percent of our EBITDA (as EBITDA is calculated pursuant to the management services agreement) for the previous quarter, which fee will be adjusted annually, for executive and senior management oversight services. We and C&D have agreed to re-evaluate the fee structure under the management services agreement, including the underlying methods used to determine the allocations thereof, from time to time, and in any event at least annually and following any increase in our fiscal year net sales by 10% or more over the prior fiscal year's net sales, to confirm that the fee structure produces a result consistent with the fair allocation of costs and benefits incurred by the parties. If we are unable to agree upon adjustments to the fee structure, the fixed fees paid under the management services agreement will be adjusted based on the increase and/or decrease in the consumer price index for that year. In addition, we and C&D may agree to add new services under the agreement that are not presently contemplated. We will reimburse C&D for the actual and necessary costs required to commence provision of the services to be provided under the management services agreement, including costs and expenses for transition employees and relocation and recruiting costs and expenses.

   The term of the management services agreement is five years, with automatic one-year renewals unless we provide six months' notice that we do not want to renew the agreement. We may, acting at the direction of Kelso, terminate the management services agreement upon a change of control of C&D, upon a bankruptcy of either C&D or Armkel, or upon the sale of C&D's or Kelso's ownership interests in Armkel to a third party. See "--The Joint Venture Agreement--Transfers of Interests; Preferential Purchase or Sale Rights" for a description of the circumstances under which C&D may transfer its interests in us.

   In addition, the management services agreement contains provisions that permit us to terminate the agreement with respect to any particular service or services provided by C&D, if:

    . such service or services have been significantly deficient for a period of at least 180 days, compared to how such service or services could have been provided by an independent third party who performed similar services for a business of the size and type of Armkel, and such deficiency was within C&D's control;

    . our chief executive officer recommends to our board of directors to terminate such service or services; and

    . we have provided written notice to C&D detailing such deficiency and we have given C&D an opportunity to cure such deficiency for a period of at least 90 days.

   Manufacturing and Distribution Agreement. Pursuant to the manufacturing and distribution agreement, C&D will manufacture products associated with the Nair product line for us using our equipment, which we anticipate will be relocated to a C&D facility during 2002. The products will be manufactured in an amount reflecting our best estimates of our production requirements. We will pay C&D an annual fee of $500,000 for manufacturing overheads, which includes quality control, maintenance and maintenance supplies, utilities, general plant supervision, property taxes and insurance, and an annual fee of $300,000 for facilities operations, which includes customer service functions, production planning, inventory control, engineering, purchasing, environmental and safety analysis and implementation and manufacturing management. In addition, we will reimburse C&D for their direct manufacturing labor costs. Under the manufacturing and distribution agreement, C&D also will provide distribution services for all of our products, and we will reimburse C&D for the actual costs of storage, handling, freight, raw and packaging materials, plus certain costs of warehousing, labor and overhead and returned goods processing based on time records, space utilization or a similar basis. Under certain circumstances, C&D has agreed to provide us manufacturing and distribution services with respect to any new products we may develop at a cost structure to be agreed by C&D and us.

   C&D has agreed that the services they provide to us under the manufacturing and distribution agreement will be in the scope and nature substantially the same as such services were provided within the CW Consumer Business prior to the Acquisition, and that C&D personnel will provide substantially the same level of service and use substantially the same degree of care as consistent with the highest level of services, determined on an aggregate basis, provided by C&D to its own products, divisions or subsidiaries. In addition, C&D has agreed that it will not favor its own products, divisions or subsidiaries over those services provided to us under the manufacturing and distribution agreement (as viewed on an aggregate basis), and that all employees it designates to provide the manufacturing and distribution services to us will have the appropriate skill sets to perform such services and that these employees will not, without our prior approval, have material conflicts of interest or responsibilities that materially conflict with the services to be provided under the manufacturing and distribution agreement. The agreement contains customary indemnification provisions.

   The term of the manufacturing and distribution agreement is five years, with one-year automatic renewals unless either party provides six months' written notice that it does not wish to renew the agreement. In addition, the manufacturing and distribution agreement contains provisions for the re-evaluation of fee structures, the addition of new services and termination of the agreement with respect to any particular service or services provided by C&D on similar terms as those described above for the management services agreement. All amounts to be paid under our agreements with C&D, including payments for such new services, are permitted under the Indenture so long as we obtain any required board of directors approval as provided in the Indenture.

   Arrid Manufacturing Agreement. In connection with our sale of the Disposed Businesses to C&D, we entered into the Arrid manufacturing agreement with C&D, pursuant to which we will manufacture certain products associated with the Arrid Extra Dry, Arrid XX and Lady's Choice product lines for C&D at our Cranbury, New Jersey facility, using equipment owned by C&D. The products are manufactured by us in an amount reflecting C&D's best estimates of its production requirements, and we sell these products to C&D at an agreed-upon price representing our cost. The Arrid manufacturing agreement expires on September 28, 2002, although it may be terminated earlier if C&D relocates the related manufacturing equipment out of the Cranbury plant before the end of the term. The Arrid manufacturing agreement contains customary indemnification provisions.

Services Agreements Costs and Comparisons

   We are a newly established entity, which was formed to purchase certain assets of Carter-Wallace's domestic consumer products business and stock in certain Foreign Subsidiaries. Our business historically had been integrated with Carter-Wallace's other operations, including its antiperspirant and deodorant businesses and pharmaceutical and healthcare businesses, and received corporate and administrative services from Carter-Wallace management. On a going-forward basis, C&D will provide us with certain management, administrative and manufacturing services primarily for our domestic operations. The following discussion compares the expected costs of the services C&D will provide to us to the prior costs directly or indirectly charged or allocated to the CW Consumer Business under Carter-Wallace ownership and reflected in our historical financial statements. The fees under the management services agreement and the manufacturing and distribution agreement (collectively referred to as the services agreements) reflected below are based on the rate to be charged by C&D to us in the first contract year.

   We and C&D have agreed to re-evaluate the fee structures under the services agreements, including the underlying methods used to determine the allocations thereof, from time to time, and in any event at least annually and following any increase in our fiscal year net sales by 10% or more over the prior fiscal year's net sales, to confirm that the fee structures produce a result consistent with the fair allocation of costs and benefits incurred by the parties. If the parties are unable to agree upon adjustments to the fee structures, the fixed fees paid under the services agreements shall be adjusted based on the increase and/or decrease in the consumer price index for such year. In addition, from time to time, we and C&D may agree to add new services under the agreements that are not presently contemplated. All amounts to be paid under our arrangements with C&D, including payments for such new services, are permitted under the Indenture so long as we obtain any required board of directors approval as provided in the Indenture.

   The costs to be incurred under the management services agreement and manufacturing and distribution agreement and described in this section are based on estimated costs for the provision of services comparable to those performed within the CW Consumer Business on a historical basis. Actual costs for certain services discussed below may be higher or lower than our estimates and/or the contracted amounts. Based upon our estimates outlined below, we believe that our annual savings under the management, administrative and manufacturing services agreements with C&D, as compared to historical costs for the CW Consumer Business, will be approximately $0.9 million.


   The historical amounts related to costs incurred by the CW Consumer Business as disclosed in this section below, relate to the businesses acquired by Armkel and exclude costs associated with the operations that were sold to C&D.

   Sales Services. The management services agreement provides for a $1.7 million annual fee to be paid to C&D for domestic sales and category management services. The CW Consumer Business incurred $6.1 million for domestic selling expenses in fiscal 2001. C&D will provide these services at a lower cost as a result of the leverage afforded by spreading more sales over C&D's large, existing sales force, which covers substantially similar distribution channels as the sales force of the CW Consumer Business. For our Canadian operations, C&D will provide sales services for an annual fee of $1.6 million. $2.6 million of selling expenses were incurred by the CW Consumer Business in fiscal 2001 relating to Canadian operations.

   Manufacturing. We anticipate relocating the domestic production of our Nair product line to a C&D facility. C&D will allocate manufacturing overhead and provide operational services for the production of our Nair product line pursuant to the manufacturing and distribution agreement for an annual fee of $0.8 million, consisting of a $0.5 million allocation of manufacturing overhead and a $0.3 million allocation of operational services. The cost of goods sold excluding depreciation charges with respect to the manufacture of Nair was incurred by the CW Consumer Business at a cost of approximately $2.9 million in fiscal 2001. Direct labor for Nair will be provided by C&D, for which we will pay C&D its standard labor cost, which we currently expect to result in lower aggregate direct labor costs. Raw materials for the production of Nair will be charged to us at C&D's cost, based on actual materials used.

   Advertising. Historically, the CW Consumer Business contracted with an outside agency for domestic advertising services at a cost based on a percentage of gross advertising dollars spent. These costs were approximately $1.7 million in fiscal 2001. The management services agreement provides for a $1.0 million annual fee to be paid to C&D for domestic advertising services, regardless of the amount of gross advertising dollars spent. C&D will provide these services at this rate by utilizing its own in-house media department. If necessary, C&D may supplement the services it provides by contracting with outside agencies for creative and media planning services, which will be included in the $1.0 million fee.

   Accounting. The CW Consumer Business incurred $1.6 million for internal accounting activities in fiscal 2001, consisting of domestic divisional accounting costs from the Cranbury facility as well as credit and collection costs. C&D will provide domestic accounting services for an annual fee of $2.2 million.

   MIS. C&D will provide us with our required domestic MIS services for an annual fee of $1.6 million. Approximately $2.0 million of domestic MIS expense was incurred by the CW Consumer Business for fiscal 2001. Included in the domestic MIS costs incurred by the CW Consumer Business are MIS amounts related to data processing, manufacturing, quality control, and distribution. C&D will provide domestic MIS services at a lower price to Armkel by using C&D's existing systems, thereby increasing efficiencies.

   Human Resources. C&D will provide human resources corporate support for our operations, including employee management and benefits administration, for an annual fee of $1.0 million. Expenses of $1.0 million were incurred by the CW Consumer Business in fiscal 2001 for domestic human resources functions.

   Marketing, Finance and R&D. We have hired selected employees of the CW Consumer Business to perform domestic marketing, financial planning and analysis, and product R&D for us. Under the management services agreement, C&D will provide oversight, complementary and additional services on an as-needed basis in these areas, at a rate which will be based upon time records, project fees or a similar basis. We anticipate that our total costs in these areas will be similar to historical charges incurred by the CW Consumer Business for domestic marketing services in fiscal 2001.

   Executive and Senior Management Services. C&D will provide executive and senior management supervisory activities, development of general business strategy and oversight of all services provided under the management services agreement, for a quarterly management fee equal to 5% of our EBITDA (as EBITDA is calculated pursuant to the management services agreement) for the previous quarter, which fee will be adjusted annually. On a pro forma basis, this fee would equal approximately $4.9 million for fiscal 2001. Expenses incurred by the CW Consumer Business included $1.3 million for an allocation of certain corporate executive salaries and bonuses for fiscal 2001. While the management fee payable to C&D was not historically incurred by the CW Consumer Business, the cost savings achieved in the other service areas covered by the management services agreement should offset the increased cost of paying this fee.

   Legal and Regulatory. Under the management services agreement, C&D has agreed to provide us with a full range of legal services, including regulatory affairs services, on an as needed basis, for an annual fee for $3.5 million. The historical statements of the CW Consumer Business contain all legal and regulatory expenses incurred by the CW Consumer Business' headquarters that specifically relate to this business, which historically have not been significant. Such costs do not contain an allocation of unrelated corporate overhead.


   Implementation Costs. We have incurred and will incur severance and other change in control related liabilities to certain employees. We currently anticipate that such payments will equal approximately $48 to $52 million and will be made within one year from September 28, 2001.


   As discussed in "Risk Factors," we cannot assure you that our proposed services arrangements with C&D will maintain sales at historical levels or achieve our cost saving objectives.

The Joint Venture Agreement

   We are a newly formed Delaware limited liability company. We were formed as a joint venture among C&D, which owns 50%, and an entity wholly owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC, which we refer to as the Kelso funds, which owns 50%, for the purpose of acquiring the consumer products business of Carter-Wallace. Armkel's joint venture agreement will govern our operations. The material provisions of this agreement are described below.

   Governance. The joint venture agreement contains provisions regarding our governance, including the following:

    . Board of Directors. Our board of directors consists of three directors appointed by C&D and three directors appointed by the Kelso funds. Any committee established by our board of directors must have an equal number of directors appointed by the Kelso funds and by C&D. Any action by our board of directors requires the affirmative vote of members holding a majority of membership interests present at a meeting at which such matter is voted upon, except that in certain matters, approval of at least one C&D director and at least one Kelso director is also required. The presence of an equal number of Kelso directors and C&D directors constitutes a quorum.

    . Officers and Management. Our officers may be removed by our board of directors (requiring, in the case of our chief executive officer, the approval of at least one Kelso director and one C&D director) or our chief executive officer (in the case of our other officers). In addition, if certain financial targets are not satisfied, Kelso has the right to remove our chief executive officer. Vacancies in our officer positions will be filled by our board of directors (which, in the case of our chief executive officer and chief financial officer positions, require the approval of a Kelso director and a C&D director) or our chief executive officer.

   A number of significant managerial functions are performed for us by C&D. See "-- Ongoing Arrangements with Church & Dwight -- Management Services Agreement" above for a description of those services. For additional information about our management, see "Management."

   Transfers of Interests; Preferential Purchase or Sale Rights. Except as described below, our members may not transfer their interests in us or admit additional members (other than in transactions with certain of their respective affiliates), without the prior written consent of all of the other members.

    . Call Option. The Kelso funds have granted C&D an option to purchase the Kelso funds' membership interests in us. The option is exercisable at any time after the third anniversary and before the fifth anniversary of the closing of the Acquisition. The purchase price for the Kelso funds' interests in us is equal to 50% of our fair market value at the time the option exercise notice is given, as determined pursuant to a valuation method set forth in the joint venture agreement. The purchase price is subject to certain floors and caps which are indexed to the Kelso funds' rate of return on their investment in us.

    . Right of First Offer and Drag Along Rights. The joint venture agreement provides for a mechanism whereby our members may dispose of their interests and, in certain circumstances, force a sale of the entire entity. At any time after the fifth anniversary of the closing of the Acquisition, in the case of a request by the Kelso funds, and after the seventh anniversary of the closing of the Acquisition, in the case of a request by C&D, the Kelso funds or C&D may request that the other party purchase all (but not less than all) of the requesting party's ownership interests in us at a price specified in the request. If the other party declines the request, the requesting party may sell all of its interests and all of the other member's interest in us to a third party, with the proceeds of such sale to be distributed to the members in accordance with the terms of the joint venture agreement. Under certain circumstances, if the proceeds of a proposed third party sale are insufficient to provide the Kelso funds with a return of their initial investment (less $5.0 million), C&D may elect to purchase the Kelso funds' interests at a price equal to the amount of the Kelso funds' initial investment (less $5.0 million), or pay the Kelso funds the amount of such shortfall, as described below.

    . Change of Control Put Option. The joint venture agreement also provides that, upon the occurrence of a change of control of C&D (as defined in the joint venture agreement), the Kelso funds may require C&D to purchase all of the Kelso funds' ownership interests in us at a price equal to (i) the fair market value of Armkel at the time the option exercise notice is given, minus $5.0 million, multiplied by 50%, plus
       (ii) $5.0 million.

   The foregoing purchase and sale rights will be subject to various adjustments and limitations not described above, including the agreement by C&D that, in the case of a forced sale to a third party after the seventh anniversary of the Acquisition, it will make up any shortfall to the Kelso funds relative to the Kelso funds' aggregate initial capital contribution, less $5.0 million.

   Covenants of C&D. Under the joint venture agreement, C&D have agreed that:

    . without the prior consent of the Kelso funds, C&D will not incur any indebtedness unless C&D's ratio of consolidated debt to adjusted EBITDA (as defined in C&D's senior credit facility) for the prior four fiscal quarters is less than 4.5:1.0, or unless C&D has provided the Kelso funds with a letter of credit or other reasonably satisfactory credit support in an amount equal to the Kelso funds' initial capital contributions, less $5.0 million;

    . it will not create or cause or permit to exist any restriction on its ability to operate us or on our ability to engage in any line of business; and

    . if presented with an opportunity to operate or invest in any entity engaged in the business of manufacturing, marketing or selling of condoms, depilatory products or diagnostic tests, or, with respect to non-U.S. operations, cosmetics, over-the-counter drugs or toning and exfoliating products, it will first offer such opportunity to Armkel.

   Covenant of Kelso. Under the joint venture agreement, the Kelso funds have agreed that, if presented with an opportunity to operate or invest in any entity engaged in the business of manufacturing, marketing or selling condoms, depilatory products or diagnostic tests, it will first offer such opportunity to us.

   Termination of the Joint Venture Agreement. The joint venture agreement will terminate upon the occurrence of any of the following:

    .  the vote of all members in favor of termination;

    .  an initial public offering of our equity interests;

    . the payment of the proceeds of any sale of Armkel to a third party, or upon the final liquidating distribution made in connection with a dissolution of us; or

    . the payment in full by either member of the purchase price for all the membership interests of the other member.

   Dissolution of Armkel. We will be dissolved and its assets liquidated upon the occurrence of any of the following:

    .  the vote of all members in favor of dissolution;

    .  the sale, exchange or disposition of substantially all of our assets;

    . an insolvency event with respect to any member, if other members holding at least 50.0% of the interests vote in favor of dissolution;

    . it becoming unlawful for a member to conduct its business substantially in the manner contemplated by the joint venture agreement; or

    .  a judicially ordered dissolution.

Other Agreements

   Kelso Financial Advisory Services Agreement. Kelso has agreed to provide us with financial advisory services for which we will pay an annual fee of $1.0 million. We have agreed to indemnify Kelso against certain liabilities and reimburse expenses in connection with its engagement. In addition, upon consummation of the Acquisition, we paid Kelso a fee of $4.5 million for investment banking services provided in connection with the Transactions.

   Church & Dwight Fee Agreement. Upon consummation of the Acquisition, we paid C&D a transaction fee of $3.5 million for services provided in connection with the Transactions.

                    DESCRIPTION OF SENIOR CREDIT FACILITIES


   Simultaneous with the consummation of the Acquisition, we entered into a credit agreement with The Chase Manhattan Bank, or Chase, as administrative agent and collateral agent, and the lenders named therein that provides us senior credit facilities consisting of term loans and revolving credit facilities. The revolving credit facilities are $85.0 million and the term loans are $220.0 million. The following is a summary description of the material terms of the senior credit facilities and is subject to and qualified in its entirety by reference to the credit agreement.


   Loans under the credit agreement consist of a term loan A-1 facility, a term loan A-2 facility, a term loan B facility, a revolving credit A facility (a portion of which will be available in the form of letters of credit and swingline loans) and a revolving B credit facility. Any of the term loans or revolving credit facilities may be available, subject to sub-limits and certain other provisions, for borrowing in specified foreign currencies, and/or tranches thereof may be designated to be directly funded in specified foreign currencies by certain lenders party to the credit agreement. Loans in foreign currencies may be made to some of our Foreign Subsidiaries. The term loans and the revolving credit facilities constitute the senior credit facilities. We used the term loans to finance the Acquisition, to pay certain related costs and expenses and for general corporate purposes. We will use the revolving credit facilities for general corporate purposes.

   The availability of the senior credit facilities will be subject to various conditions precedent typical of bank loans for transactions of the type similar to the Acquisition. The full amount of the term loans was required to be drawn in a single drawing at the closing of the Acquisition. Amounts repaid or prepaid under the term loans may not be reborrowed. Amounts repaid or prepaid under the revolving credit facility will be available for reborrowing on a revolving basis, subject to the terms of the revolving credit facility.


   Term loan A-1 has a six-year maturity and bears interest at a rate per annum (at our option) to: (1) an adjusted London interbank offered rate, or adjusted LIBOR, plus percentage to be determined based on our financial performance but in no case greater than 3.00% or (2) a rate equal to the greater of Chase's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1%, or the alternate base rate, plus a rate to be determined based on our financial performance but in no case greater than 2.00%. Term loan A-2 has a six-year maturity and bears interest at a rate per annum (at our option) to: (1) a Canadian BA rate plus a rate to be determined based on our financial performance but in no case greater than 3.00% or (2) a rate equal to the greater of Bank of Canada's prime rate, and a rate determined as being the arithmetic average of the "BA 1 month" rates applicable to Canadian Dollar bankers' acceptances on any given day, plus a rate to be determined based on our financial performance but in no case greater than 2.00%.

   Subject to certain adjustments, we shall repay the term loan A-1 and term loan A-2 on each date set forth below in the aggregate principal amount equal to (i) the aggregate amount of the initial term loan A-1 and term loan A-2 commitments multiplied by (ii) the percentage set forth opposite such date:



     Date                                                        Percentage
     ----                                                        ----------
     December 31, 2002..........................................    2.50%
     March 31, 2003.............................................    2.50%
     June 30, 2003..............................................    2.50%
     September 30, 2003.........................................    2.50%
     December 31, 2003..........................................    3.75%
     March 31, 2004.............................................    3.75%
     June 30, 2004..............................................    3.75%
     September 30, 2004.........................................    3.75%
     December 31, 2004..........................................    5.00%
     March 31, 2005.............................................    5.00%
     June 30, 2005..............................................    5.00%
     September 30, 2005.........................................    5.00%
     December 31, 2005..........................................    5.00%
     March 31, 2006.............................................    5.00%
     June 30, 2006..............................................    7.50%
     September 30, 2006.........................................    7.50%
     December 31, 2006..........................................    7.50%
     March 31, 2007.............................................    7.50%
     June 30, 2007..............................................    7.50%
     September 28, 2007.........................................    7.50%



   Term loan B has a seven-and-one-half-year maturity and bears interest at a rate per annum equal to: (1) adjusted LIBOR plus 3.00% or (2) the alternate base rate plus 2.00%.

   Subject to certain adjustments, we shall repay term loan B on each date set forth below in the aggregate principal amount equal to (i) the aggregate amount of the initial term loan B commitments multiplied by (ii) the percentage set forth opposite such date:



        Date                                                     Amount
        ----                                                     ------
        December 31, 2001.......................................  0.25%
        March 31, 2002..........................................  0.25%
        June 30, 2002...........................................  0.25%
        September 30, 2002......................................  0.25%
        December 31, 2002.......................................  0.25%
        March 31, 2003..........................................  0.25%
        June 30, 2003...........................................  0.25%
        September 30, 2003......................................  0.25%
        December 31, 2003.......................................  0.25%
        March 31, 2004..........................................  0.25%
        June 30, 2004...........................................  0.25%
        September 30, 2004......................................  0.25%
        December 31, 2004.......................................  0.25%
        March 31, 2005..........................................  0.25%
        June 30, 2005...........................................  0.25%
        September 30, 2005......................................  0.25%
        December 31, 2005.......................................  0.25%
        March 31, 2006..........................................  0.25%
        June 30, 2006...........................................  0.25%
        September 30, 2006......................................  0.25%
        December 31, 2006.......................................  0.25%
        March 31, 2007..........................................  0.25%
        June 30, 2007...........................................  5.00%
        September 30, 2007......................................  5.00%
        December 31, 2007.......................................  7.50%
        March 31, 2008..........................................  7.50%
        June 30, 2008........................................... 12.50%
        September 30, 2008...................................... 12.50%
        December 31, 2008....................................... 20.00%
        March 28, 2009.......................................... 24.50%



   To the extent not previously paid, all term loans will be due and payable on the last payment date listed for that loan.


   The revolving credit A facility is a six-year facility and outstanding balances thereunder will bear interest at a rate per annum equal (at our option) to: (1) adjusted LIBOR plus a rate to be determined based on our financial performance but in no case greater than 3.00% or (2) a rate equal to the greater of Chase's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1%, or the alternate base rate, plus a rate to be determined based on our financial performance but in no case greater than 2.00%. The revolving credit B facility is a six-year facility and outstanding balances thereunder will bear interest at a rate per annum equal (at our option) to: (1) adjusted LIBOR plus percentage to be determined based on our financial performance but in no case greater than 3.00% or (2) a rate equal to the greater of Chase's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1%, or the alternate base rate, plus a percentage to be determined based on our financial performance but in no case greater than 2.00%, in each case subject to certain reductions based on our financial performance.

   Amounts under the senior credit facilities not paid when due bear interest at a default rate equal to 2.0% above the otherwise applicable rate. Additionally, Armkel will pay a commitment fee in an amount equal to

0.50% per annum on the daily average unused portion of the revolving credit facility, subject to certain reductions based on Armkel's financial performance.

   Subject to certain limited exceptions, the term loans require mandatory repayments, and commitments will be mandatorily reduced, in amounts equal to
(1) 50% of excess cash flow of Armkel and its subsidiaries, (2) 100% of the net cash proceeds of asset sales and dispositions of property of Armkel and its subsidiaries, (3) 100% of the net cash proceeds of any issuances of debt obligations of Armkel and its subsidiaries and (4) 50% of the net cash proceeds of issuances of equity of Armkel and its subsidiaries. Voluntary prepayments of loans will be permitted at any time, subject to certain notice requirements and to the payment of certain losses and expenses suffered by the lenders as a result of the prepayment of loans bearing interest based on adjusted LIBOR prior to the end of the applicable interest period.

   The credit agreement contains certain covenants, including, without limitation, restrictions on:

    .  debt and liens;

    .  the sale of assets;

    .  mergers, acquisitions and other business combinations;

    .  voluntary prepayment of certain debt of Armkel (including the notes);

    .  transactions with affiliates;

    .  capital expenditures;

    .  loans and investments; and

    .  various financial covenants.

   The credit agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults and cross-acceleration to certain other debt, bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments, actual or asserted invalidity of any guaranty or security document supporting the senior credit facilities to be in full force and effect and a change of control of Armkel. If such a default occurs, the lenders under the senior credit facilities would be entitled to take various actions, including all actions permitted to be taken by a secured creditor such as the acceleration of amounts due under the credit agreement and requiring that all such amounts to be immediately paid in full.

   All obligations under the senior credit facilities are jointly and severally guaranteed by all of our existing and future domestic operating subsidiaries. The obligations under the senior credit facilities are secured by a pledge of the capital stock of our operating subsidiaries and a pledge of not more than 65% of the voting capital stock of the Foreign Subsidiaries of Armkel. In addition, the obligations under the senior credit facilities are secured by a perfected lien and security interest in substantially all of the assets (tangible and intangible) of Armkel and its direct and indirect domestic subsidiaries (and, in certain circumstances, our Foreign Subsidiaries). Our future domestic subsidiaries (and, in certain circumstances, our Foreign Subsidiaries) will be required to guarantee the senior credit facilities and to secure such guarantee with their real property and substantially all of their tangible and intangible personal property.

   The senior credit facilities, including the terms and conditions described above, will be subject to modification, amendment and waiver by the parties to the senior credit facilities.

                              THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes


   Subject to terms and conditions, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time,   , 2002. We may, however, in our sole discretion, extend
the period of time during which the exchange offer is open. The term "Expiration Date" means the latest time and date to which the exchange offer is extended.


   As of the date of this prospectus, $225 million principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of Old Notes known to us. Our obligation to accept Old Notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under "--Conditions to the Exchange Offer."

   We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

   We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Old Notes

   The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either:

    . certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal, or


    . a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such Old Notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 81 must be received by the exchange agent, prior to the Expiration Date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.


   The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

   The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk, If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old Notes should be sent to us.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

    . by a holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    .  for the account of an Eligible Institution (as defined below).

   In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

   We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old Notes.

   If the letter of transmittal or any Old Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   By tendering Old Notes, you represent to us that, among other things:

    . the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder; and

    . neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the New Notes.

   In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the New Notes.

   If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the exchange offer, you or any such other person:

    . could not rely on the applicable interpretations of the staff of the SEC; and

    . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

   The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

   In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

    . certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC,

    . a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

    .  all other required documents.

   If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

   For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

   If you desire to tender your Old Notes and your Old Notes are not immediately available, or time will not permit your Old Notes or other required documents to reach the exchange agent before the Expiration Date, a tender may be effected if:

    .  the tender is made through an Eligible Institution,

    . prior to the Expiration Date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

    . the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw your tender of Old Notes at any time prior to the Expiration Date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "--Exchange Agent." This notice must specify:

    .  the name of the person having tendered the Old Notes to be withdrawn,

    . the Old Notes to be withdrawn (including the principal amount of such Old Notes), and

    . where certificates for Old Notes have been transmitted, the name in which such Old Notes are registered, if different from that of the withdrawing holder.

   If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

   We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Old Notes: (i) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or any Subsidiary Guarantor's ability to proceed with the exchange offer; (iii) we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or (iv) there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

   In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the Indenture under the Trust Indenture Act.

Exchange Agent

   The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                             The Bank of New York

By Overnight Courier and Hand Delivery
   after 4:30 pm on Expiration Date:     By Hand Delivery to 4:30 p.m:     By Registered or Certified Mail:
-------------------------------------- -----------------------------      --------------------------------
         The Bank of New York                 The Bank of New York               The Bank of New York
  c/o United States Trust Company of   c/o United States Trust Company of c/o United States Trust Company of
               New York                             New York                           New York
      30 Broad Street, 14th Floor           30 Broad Street, B-Level                P. O. Box 112
        New York, NY 10004-2304             New York, NY 10004-2304             Bowling Green Station
                                                                               New York, NY 10274-0112

                       Telephone Number: (800) 548-6565
              Facsimile Number: (212) 422-0183 or (646) 458-8104

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

   The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

   Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

   We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the New Notes.

Transfer Taxes

   You will not be obligated to pay any transfer taxes in connection with the tender of Old Notes in the exchange offer unless you instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

   If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the Indenture relating to the notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act.

   Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of New Notes, as set forth below. However, any purchaser of New Notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

    .  will not be able to rely on the interpretation of the SEC's staff;

    .  will not be able to tender its Old Notes in the exchange offer; and

    . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

   We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the New Notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

   Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

                         DESCRIPTION OF THE NEW NOTES

   Definitions of certain terms used in this Description of the New Notes may be found under the heading "Certain Definitions." For purposes of this section, the term "Company" refers only to Armkel, LLC and not to any of our subsidiaries, "Sub Co-Issuer" refers to Armkel Finance, Inc., a wholly owned subsidiary of the Company with nominal assets which conducts no operations, the "Issuers" refers to the Company and Sub Co-Issuer and "we" refers to the Issuers. Certain of the Company's subsidiaries will guarantee the notes and therefore will be subject to many of the provisions contained in this Description of Notes. Each subsidiary which guarantees the notes is referred to in this section as a "Subsidiary Guarantor." Each such guarantee is termed a "Subsidiary Guarantee."

   We will issue the New Notes under the Indenture dated August 28, 2001 (the "Indenture"), among the Company, Sub Co-Issuer, the Subsidiary Guarantors and The Bank of New York, as Trustee (the "Trustee"). This is the same Indenture under which the Old Notes were issued.

   The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.

New Notes versus Old Notes

   The New Notes are substantially identical to the Old Notes, except that the transfer restrictions, registration rights and special redemption provisions do not apply to the New Notes.

Overview of the New Notes and the Subsidiary Guarantees

   The New Notes:

    .  will be general unsecured obligations of the Issuers;

    . will rank equally in right of payment with all future Senior Subordinated Indebtedness of the Issuers;

    . will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers;

    . will be senior in right of payment to all future Subordinated Obligations of each of the Issuers;

    . will be effectively subordinated to all Secured Indebtedness of the Company, Sub Co-Issuer and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

    . will be effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Subsidiary Guarantor.

The Subsidiary Guarantors

   The New Notes will be guaranteed by all of our existing and future Domestic Subsidiaries.

   The Subsidiary Guarantee of each Subsidiary Guarantor:

    .  will be general unsecured obligations of such Subsidiary Guarantor;

    . will rank equally in right of payment with all future Senior Subordinated Indebtedness of such Subsidiary Guarantor;

    . will be subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor;

    . will be senior in right of payment to all future Subordinated Obligations of such Subsidiary Guarantor; and

    . will be effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

   The New Notes will not be guaranteed by any Foreign Subsidiaries (including any future Foreign Subsidiaries) including, without limitation: Carter-Horner Inc., Carter-Wallace (N.Z.) Inc., Carter-Wallace (Australia) Pty. Inc., Carter-Wallace (Hong Kong) Limited, S.p.A. Italiana Laboratori Bouty, Carter-Wallace Limited, Denver Laboratories Limited, Sofibel S.A.R.L., Icart, S.A., Karlan International S.A. and Carter-Wallace, S.A. For the twelve months ended March 31, 2001, after eliminating intercompany activity, the historical operations of these Foreign Subsidiaries had approximately $88.4 million of combined total liabilities, 50.3% of the CW Consumer Business' combined assets and generated approximately 52.4% of the CW Consumer Business' combined net sales and 26.1% of its EBITDA.

Principal, Maturity and Interest

   We are issuing $225.0 million aggregate principal amount of New Notes. The New Notes will mature on August 15, 2009. We will issue the New Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

   Each New Note we issue will bear interest at a rate of 9 1/2% per annum. We will pay interest semiannually to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. We will begin paying interest to Holders on February 15, 2002. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Indenture May Be Used For Future Issuances

   We may issue up to $225.0 million aggregate principal amount of additional notes having identical terms and conditions to the New Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the New Notes that we are currently offering and will vote on all matters with the holders of the New Notes.

Paying Agent and Registrar

   We will pay the principal of, premium, if any, and interest on the New Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 101 Barclay Street-21W, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

   Holders may exchange or transfer their New Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of New Notes. We may, however, require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

   Except as set forth in the following paragraphs of this "Optional Redemption" section, we may not redeem the New Notes prior to August 15, 2005. On and after this date, we may redeem the New Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                    Redemption
Year                  Price
----                ----------
2005...............  104.750%
2006...............  103.167%
2007...............  101.583%
2008 and thereafter  100.000%

   Prior to August 15, 2004, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the New Notes (calculated giving effect to any issuance of Additional Notes) with funds in the aggregate amount not exceeding the aggregate Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 109.500% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

      (1) at least 65% of the original aggregate principal amount of the New Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

      (2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

   Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address.

Selection

   If we partially redeem New Notes, the Trustee will select the New Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A New
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the New Notes to be redeemed.

Ranking

   The New Notes will be unsecured Senior Subordinated Indebtedness of the Issuers, will be subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers, will rank equally in right of payment with all future Senior Subordinated Indebtedness of each of the Issuers and will be senior in right of payment to all future Subordinated Obligations of each of the Issuers. The New Notes also will be effectively subordinated to all Secured Indebtedness of the Company, Sub Co-Issuer and our other Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

   The Subsidiary Guarantees will be unsecured Senior Subordinated Indebtedness of the applicable Subsidiary Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor, will rank equally in right of payment with all future Senior Subordinated Indebtedness of such Subsidiary Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Subsidiary Guarantor. The Subsidiary Guarantees also will be effectively subordinated to any Secured Indebtedness of the applicable Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness. Although the Indenture will limit the Incurrence of Indebtedness by, and the issuance of preferred stock of, certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. As of September 28, 2001, after eliminating intercompany activity, the historical operations of the CW Consumer Business had combined total liabilities, including Trade Payables, of approximately $112.0 million.



   The Company currently expects to conduct substantially all of its operations through its Subsidiaries. To the extent such Subsidiaries are not Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company and Sub Co-Issuer, including Holders. The New Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors. None of our Foreign Subsidiaries will be Subsidiary Guarantors. As of September 28, 2001, after eliminating intercompany activity, the historical operations of the CW Consumer Business' Foreign Subsidiaries had combined total liabilities, including Trade Payables, of approximately $86.5 million.


   Although the amount of additional indebtedness we can incur is limited, we may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.

   "Senior Indebtedness" of the Company, Sub Co-Issuer or any Subsidiary Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, Sub Co-Issuer or any Subsidiary Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees, indemnity expenses, reimbursement obligations and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company, Sub Co-Issuer or any Subsidiary Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Subsidiary Guarantor's Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

      (1) any obligation of the Company or Sub Co-Issuer to any Subsidiary of the Company or of such Subsidiary Guarantor to the Company, Sub Co-Issuer or any other Subsidiary of the Company;

      (2) any liability for Federal, state, local or other taxes owed or owing by the Company, Sub Co-Issuer or such Subsidiary Guarantor, as applicable;

      (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

      (4) any Indebtedness or obligation of the Company, Sub Co-Issuer or such Subsidiary Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, Sub Co-Issuer or such Subsidiary Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

      (5) any obligations represented by any Capital Stock; or

      (6) that portion of any Indebtedness Incurred in violation of the Indenture provisions set forth under "Limitations on Indebtedness" but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such Indebtedness or their representative shall have received an Officer's Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture.

   Only Indebtedness of the Company or Sub Co-Issuer that is Senior Indebtedness will rank senior to the New Notes. The New Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company. The Issuers will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

   The Issuers may not pay principal of, premium (if any) or interest on the New Notes, or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any New Notes (collectively, "pay the notes") if:

      (1) interest, premium or principal in respect of any Designated Senior Indebtedness of the Company is not paid when due, or

      (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

      (x) the default has been cured or waived and any such acceleration has been rescinded, or

      (y) such Designated Senior Indebtedness has been paid in full; provided, however, that the Issuers may pay the New Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

   During the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the New Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

      (1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice,

      (2) by repayment in full of such Designated Senior Indebtedness, or

      (3) because the default giving rise to such Blockage Notice (and no other default) is no longer continuing.

   Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the New Notes after the end of such Payment Blockage Period, including any missed payments.

   Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

   Upon any payment or distribution of the assets of the Company or Sub Co-Issuer to their respective creditors upon a total or partial liquidation or a total or partial dissolution of the Company or Sub Co-Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or Sub Co-Issuer or its property:

      (1) the holders of Senior Indebtedness of the Company or Sub Co-Issuer will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the New Notes; and

      (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive:

      (x) shares of stock or equity interests; and

      (y) any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the New Notes.

   If a distribution is made to Holders that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company or Sub Co-Issuer and pay it over to them as their interests may appear.

   If payment of the New Notes is accelerated because of an Event of Default, the Issuers or the Trustee (provided that the Trustee shall have received written notice from the Issuers, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of each Issuer's Designated Senior Indebtedness (or their Representative) of the acceleration. If any such Designated Senior Indebtedness is outstanding, the Issuers may not pay the New Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the New Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

   By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than the Holders, and creditors of the Issuers who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

   The Indenture contains substantially identical subordination provisions relating to each Guarantor's obligations under its Subsidiary Guarantee.

Subsidiary Guarantees

   All of our existing and future Domestic Subsidiaries, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture (including obligations to the Trustee) and the New Notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Guaranteed Obligations"). Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses

(including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause each Subsidiary Guarantor (other than an Unrestricted Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the New Notes. See "--Certain Covenants--Future Subsidiary Guarantors" below.

   The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Issuers' obligations under the New Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

   Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations or until the relevant Subsidiary Guarantor is released from the Subsidiary Guarantee as provided below, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

   The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

      (1) in connection with any consolidation or merger if the Subsidiary Guarantor or surviving Person shall cease to be a Subsidiary of the Company, if the consolidation or merger complies with the provisions of the Indenture;

      (2) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions of the Indenture;

      (3) if the Subsidiary Guarantor is designated to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

      (4) in connection with any (direct or indirect) sale of Capital Stock that results in such Subsidiary Guarantor ceasing to be a Subsidiary of the Company, if the sale complies with the provisions of the Indenture;

      (5) upon the release of such Subsidiary Guarantor from its liability in respect of the Bank Indebtedness of the Company and all other Subsidiary Guarantors; or

      (6) upon the legal defeasance of the New Notes as described under the section entitled "Defeasance."

Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to purchase all or any part of such Holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the New Notes pursuant to this section in the event that it has exercised its right to redeem all the New Notes under the terms of the section titled "Optional Redemption":

      (1) any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that so long as the Company is a Subsidiary of a Parent, no Person shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent;

      (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of the Company (together with any new individuals whose election by such Governing Board of the Company or whose nomination for election by the members or shareholders of the Company was approved by any Permitted Holder or a vote of a majority of the individuals of the Company then still in office who were either on the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of the Company;

      (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

      (4) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that so long as such surviving or transferee Person is a Subsidiary of a Parent, no Person shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such Person shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent.

   In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following the date the Company obtains actual knowledge of any Change of Control, the Company shall:

      (1) repay in full all Bank Indebtedness and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or, if doing so will allow the purchase of the New Notes, offer to repay in full all Bank Indebtedness and such other Senior Indebtedness and repay the Bank Indebtedness or such other Senior Indebtedness of each lender who has accepted such offer, or

      (2) obtain the requisite consent under the agreements governing the Bank Indebtedness and all other Senior Indebtedness the terms of which require repayment upon a Change of Control to permit the repurchase of the New Notes as provided for in the immediately following paragraph.

      Within 30 days following the date we obtain actual knowledge of any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

      (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

      (2) the circumstances and relevant facts and financial information regarding such Change of Control;

      (3) the purchase date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed); and

      (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its New Notes purchased.

   The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with, the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

   The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

   The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings, recapitalizations or the purchase by a Permitted Holder of another Permitted Holder's membership interests, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers' capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the New Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

   The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuers may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the New Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a purchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Issuers' obligation to make an offer to purchase the New Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the New Notes.

Certain Covenants

   The Indenture contains covenants including, among others, the following:

   Limitation on Indebtedness. (a) we will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that we or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1 if such Indebtedness is Incurred on or prior to December 31, 2003 and 2.25:1 if such Indebtedness is Incurred thereafter.

   (b) Notwithstanding the foregoing paragraph (a), we and our Restricted Subsidiaries may Incur the following Indebtedness:

      (1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $350 million at any time outstanding;

      (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the notes at least to the same extent that the notes are subordinated to Senior Indebtedness of the Company and (C) if a Restricted Subsidiary that is a Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Wholly Owned Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the Subsidiary Guarantee of such Restricted Subsidiary at least to the same extent that such Subsidiary Guarantee is subordinated to Senior Indebtedness of such Subsidiary Guarantor;

      (3) Indebtedness (A) represented by the New Notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (1) or (2) above or this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

      (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by or became a Restricted Subsidiary of the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

      (5) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business or other similar instruments or obligations issued, or relating to liabilities or obligations Incurred by the Company and the Restricted Subsidiaries in the ordinary course of their business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), (B) in respect of the financing of insurance premiums by the Company or any Restricted Subsidiary in the ordinary course of their business and (C) under Interest Rate Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder;

      (6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $20 million at any time outstanding);

      (7) Indebtedness of any Foreign Subsidiary Incurred for working capital purposes;

      (8) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary not incurred in violation of this "Limitation on Indebtedness" section;

      (9) Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition (which Indebtedness is, except for Standard Receivables Obligations, otherwise without recourse to the Company or any Restricted Subsidiary of the Company (other than such Receivables Subsidiary));

      (10) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from fluctuations in currency exchange rates and not entered into for speculative purposes;

      (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence; or

      (12) Indebtedness (other than Indebtedness permitted to be Incurred after the Effective Date pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and to remain outstanding immediately after such incurrence, will not exceed $20 million.

   (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur after the Closing Date any Secured Indebtedness, other than Secured Indebtedness secured by Permitted Liens, which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Subsidiary Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Subsidiary Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Subsidiary Guarantor. In addition, a Subsidiary Guarantor may not Incur any Secured Indebtedness, other than Secured Indebtedness secured by Permitted Liens, that is not Senior Indebtedness of such Subsidiary Guarantor unless contemporaneously therewith effective provision is made to secure the Subsidiary Guarantee of such Subsidiary Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Subsidiary Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

   (d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and that is incurred pursuant to the Bank Indebtedness shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Closing Date, (ii) any date on which any of the respective commitments with respect to the Bank Indebtedness shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

      (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Effective Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

      (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

      (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, may classify such Indebtedness and only shall be required to include the amount of such Indebtedness in one of such clauses but may include the same in more than one of such clauses.

   Limitation on Restricted Payments. (a) we will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

      (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving us or any Subsidiary of ours) to the holders of its Capital Stock in their capacity as such, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Subsidiary, Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders or equity owners other than the Company or other Restricted Subsidiaries, to its other shareholders or equity owners on a pro rata basis),

      (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

      (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of Acquisition), or

      (4) make any Investment (other than a Permitted Investment) in any other Person, (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment (other than the exceptions thereto listed in paragraph (b) below) being herein referred to as a "Restricted Payment") if at the time we or such Restricted Subsidiary makes such Restricted Payment:

          (A) a Default will have occurred and be continuing (or would result therefrom);

          (B) we could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Limitation on Indebtedness"; or

          (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board, whose determination will be conclusive and evidenced by a resolution of the Governing Board) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

             (i) 50% of the Consolidated Net Income less, so long as we are treated as a pass-through entity for United States Federal income tax purposes, the amount of Tax Distributions based on such period, accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

             (ii) the aggregate Net Cash Proceeds and Fair Market Value of property or assets received by the Company as capital contributions to the Company or from the issue or sale of its Capital Stock (other than Disqualified Stock) in each case, subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries, except to the extent that Consolidated Net Worth increases as a result of such issue or sale to such plan or trust);

             (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of cash, property or assets (determined as provided above) received by the Company or any Restricted Subsidiary upon such conversion or exchange);

             (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

             (v) in the case of any disposition or repayment or return of all or any portion of any Investment other than a Permitted Investment (without duplication of any amount deducted in calculating the amount of Investment at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments and the initial amount of all such Investments.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any purchase, repurchase, redemption, retirement, prepayment, repayment or defeasance or other acquisition for value of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries), except to the extent that Consolidated Net Worth increases as a result of such issue or sale to such plan or trust; provided, however, that:

          (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

          (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

      (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "Limitation on Indebtedness"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

      (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

      (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

      (5) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock or membership interests of the Company or any of our Subsidiaries from employees, former employees, directors or former directors, members or former members of the Governing Board of the Company or any of our Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, members or former members of the Governing Board), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock or membership interests or upon death, resignation or termination of employment; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $5 million in any calendar year; provided that any unused amounts in one year can be carried forward the next year, but cannot be carried forward to any succeeding year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be included in the calculation of the amount of Restricted Payments;

      (6) Tax Distributions for so long as the Company is treated as a pass-through entity for United States Federal income tax purposes; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

      (7) Restricted Payments (including loans and advances) in an aggregate amount at any time not to exceed $5 million (net of repayments of any such loans or advances);

      (8) the payment of fees and compensation as permitted under clause (5) or
   (7) of paragraph (b) of section "Limitation on Transactions with Affiliates"; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments;

      (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

      (10) Restricted Payments made pursuant to, or contemplated by, the provisions of any Transaction Document as such provisions are described in, or referred to, in this prospectus, and as the same may be amended or replaced by a Governing Board Approval; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments;

      (11) dividends or other distributions made to members of the Company or any of their respective Affiliates in connection with the direct or indirect sale of the Capital Stock or other ownership interests in, or all or substantially all of the assets of, any entity which immediately prior to such distribution was a Subsidiary of the Company; provided the Net Available Cash (assuming such sale is an Asset Disposition for purposes of the definition of Net Available Cash) from such sale is used in compliance with "Limitation on Sales of Assets and Subsidiary Stock" (including the provisos at the end of paragraph (a) thereof); provided further that such dividends or other distributions shall be excluded in the calculation of the amount of Restricted Payments;

      (12) dividends or other distributions made to members of the Company or any of their respective Affiliates in connection with the direct or indirect sale of (A) the Capital Stock or other ownership interests in, or all or substantially all of the assets of, any entity which immediately prior to such distribution was a Subsidiary of the Company substantially all the assets of which are comprised of the manufacturing facility located in Cranbury, New Jersey and all properties and assets associated with such facility (the "Cranbury Assets") or (B) the Cranbury Assets; provided the Net Available Cash (assuming such sale were an Asset Disposition for purposes of the definition of Net Available Cash) from such sale is paid to the Company; provided further, however, that the amount so paid to the Company shall be excluded from the calculation of the amount of Restricted Payments as described in clause (a)(4)(C)(ii) under "Limitation on Restricted Payments," and provided further that such dividends or other distributions shall be excluded in the calculation of the amount of Restricted Payments;

      (13) the distribution of Capital Stock of an Unrestricted Subsidiary to holders of Capital Stock of the Company, provided that such distribution is made promptly following the formation of, and investment in, such Unrestricted Subsidiary, and provided further that such distribution (but not such investment) shall be excluded in the calculation of the amount of Restricted Payments; or

      (14) the Company or any Restricted Subsidiary from purchasing all (but not less than all), excluding directors' qualifying shares, of the Capital Stock or other ownership interests in a Subsidiary of the Company which Capital Stock or other ownership interests were not theretofore owned by the Company or a Restricted Subsidiary of the Company.

   Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary, other than a Subsidiary Guarantor, to:

      (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

      (2) make any loans or advances to the Company; or

      (3) transfer any of its property or assets to the Company, except:

          (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date or at the Effective Time (including the Indenture) and any encumbrance or restriction pursuant to any agreement governing Bank Indebtedness;

          (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

          (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Governing Board, to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

          (D) In the case of clause (3), any encumbrance or restriction

             (i) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business, or

             (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

          (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

          (F) any encumbrances or restrictions contained in any credit facility extended to any Foreign Subsidiary of the Company to meet such Subsidiary's working capital needs;

          (G) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

          (H) restrictions on the transfer of assets pursuant to any Permitted Lien;

          (I) any agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Effective Date pursuant to the provisions of the covenant described under "Certain Covenants--Limitation on Indebtedness," if (x) either (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (ii) the Company in good faith determines that such encumbrance or restriction will not cause the Company not to have the funds necessary to pay the principal of or interest on the notes and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders of the New Notes than is customary in comparable financings (as determined by the Company in good faith); and

          (J) any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Effective Date.

   Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

      (1) the Company or such Restricted Subsidiary or the direct or indirect equity owners of the Company receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair value, as determined in good faith by the Governing Board, of the shares and assets subject to such Asset Disposition,

      (2) at least 75% of the consideration thereof received is in the form of cash, and

      (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or the direct or indirect equity owners of the Company (or such Restricted Subsidiary, as the case may be)

          (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

          (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets to be owned by the Company or a Restricted Subsidiary (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash, or, if such reinvestment in Additional Assets is a project authorized by the Governing Board that will take longer than 365 days to complete, the period of time necessary to complete such project;

          (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase the New Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Company; and

          (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

          provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value; provided further, however, that any application of proceeds made pursuant to clause (A), (B), (C) or (D) above by any direct or indirect owners of the Company shall be excluded from the calculation of the amount of Restricted Payments as described in clause (a)(4)(C)(ii) under "Limitation on Restricted Payments."

   Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10 million.

   For the purposes of this covenant, the following are deemed to be cash:

    . the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and

    . securities received by the Company or any Restricted Subsidiary from the transferee that are within 60 days converted by the Company or such Restricted Subsidiary into cash.

   Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Disposition without complying with such paragraphs to the extent that:

      (1) at least 75% of the consideration for such Asset Disposition constitutes Additional Assets; and

      (2) such Asset Disposition is for at least fair value, as determined in good faith by the Governing Board; provided that the Net Available Cash from any consideration not constituting Additional Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Disposition permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs; provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

   (b) In the event of an Asset Disposition that requires the purchase of New Notes pursuant to clause (a)(3)(C) of this covenant, the Issuers will be required (i) to purchase New Notes tendered pursuant to an offer by the Issuers for the notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Issuers on the terms and to the extent contemplated thereby (provided that in no event shall the Issuers offer to purchase such other Senior Subordinated Indebtedness of the Issuers at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon). If the aggregate purchase price of New Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the New Notes (and other Senior Subordinated Indebtedness), the Issuers will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuers will not be required to make an Offer for New Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses
(a)(3)(A) and (B)) is less than $10 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

   (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

   Limitation on Transactions with Affiliates.(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

      (1) that are fair and reasonable to, and in the best interest of, the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Governing Board,

      (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5 million,

          (A) are set forth in writing, and

          (B) have been approved by a majority of the members of the Governing Board and,

      (3) that, in the event such Affiliate Transaction involves an amount in excess of $20 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial point of view, to the Company or such Restricted
Subsidiary, as the case may be.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "Limitation on Restricted Payments," or any Permitted Investments described in clauses (5) and (6) of the definition thereof,

      (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock or equity options and stock or equity ownership plans approved by the Governing Board,

      (3) the grant of stock or equity options or similar rights to employees and directors or members of the Governing Board of the Company or its Subsidiaries pursuant to plans and/or contracts approved by the Governing Board,

      (4) loans or advances to officers, directors or employees of the Company or its Subsidiaries in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $5 million in the aggregate outstanding at any one time,

      (5) the payment of reasonable fees and compensation to, and the provision of indemnity on behalf of, directors, officers, employees, consultants or members of the Governing Board of the Company or its Subsidiaries as determined in good faith by the Company's Governing Board,

      (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

      (7) any transaction or any payment pursuant to or contemplated by the provisions of any Transaction Document as such provisions are described in or referred to in the prospectus, and as the same may be amended or replaced by a Governing Board Approval.

      (8) transactions effected as part of a Qualified Receivables Transaction,

      (9) the granting or performance of registration rights under a written registration rights agreement approved by the Governing Board and containing customary terms, taken as a whole,

      (10) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally,

      (11) sales or purchases of products or services rendered in the ordinary course of business,

      (12) sales of Capital Stock (other than Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor) for any consideration or any capital contribution, or

      (13) any agreement to do any of the foregoing.

   Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue any shares of its Preferred Stock except to the Company or a Restricted Subsidiary.

   SEC Reports. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file, to the extent permitted under the Exchange Act, with the SEC from and after the effective date of any registration statement filed with the SEC in connection with the registration of the New Notes, and provide the Trustee and, upon request, Holders and prospective Holders within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. The Issuers also will comply with the other provisions of Section 314(a) of the TIA.

   Following the Effective Date, and prior to the date on which the Company becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Company will provide, without charge, upon the written request of (x) any Holder or (y) a prospective Holder (in each case, with a copy to the Trustee), with a business description, financial statements and management's discussion and analysis that are substantially similar to those that would be included in Forms 10-K, 10-Q and 8-K, not later than the time such reports would be filed with the SEC if the Company were subject to such reporting requirements.

   Future Subsidiary Guarantors. The Company will cause each existing and future Domestic Subsidiary of the Company (other than an Unrestricted Subsidiary), to become a Subsidiary Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the New Notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

   The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

      (1) in connection with any consolidation or merger if the Subsidiary Guarantor or surviving Person shall cease to be a Subsidiary of the Company, if the consolidation or merger complies with the provisions of the Indenture described in this certain covenants section;

      (2) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions of the Indenture described in this certain covenants section;

      (3) if the Subsidiary Guarantor is designated to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

      (4) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the provisions of the Indenture;

      (5) upon the release of such Subsidiary Guarantor from its liability in respect of the Bank Indebtedness of the Company and all other Subsidiary Guarantors; and

      (6) upon the legal defeasance of the notes as described under the section titled "Defeasance."

Merger and Consolidation

   The Company and Sub Co-Issuer each will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

      (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or Sub Co-Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or Sub Co-Issuer under the New Notes and the Indenture;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

      (3) immediately after giving effect to such transaction on pro forma basis, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "Limitation on Indebtedness"; and

      (4) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Sub Co-Issuer, as the case may be, under the Indenture.

      In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person unless:

      (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; and

      (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          Notwithstanding the foregoing:

          (A) any Restricted Subsidiary (other than Sub Co-Issuer, but including any Subsidiary Guarantor) may consolidate with, merge into or transfer all or substantially all of its assets to the Company, Sub Co-Issuer or any Subsidiary Guarantor;

          (B) the Company or any Subsidiary Guarantor may merge with (x) an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction or (y) a Restricted Subsidiary (including a Subsidiary Guarantor) so long as all assets of the Company and the Restricted Subsidiary immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof; and

          (C) any Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets so long as the transactions comply with the release provisions set forth in clause (1) or (2) of the second paragraph of the section entitled "Future Subsidiary Guarantors."

Defaults

   Each of the following is an Event of Default:

      (1) a default in any payment of interest on any note when due and payable, whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days;

      (2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above;

      (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes;

      (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20 million or more at any time;

      (5) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

      (6) the rendering of any judgment or decree for the payment of money in excess of $20 million or its foreign currency equivalent against the Company or a Significant Subsidiary if:

          (A) an enforcement proceeding thereon is commenced by any creditor, or

          (B) such judgment or decree remains outstanding for a period of 60 days after such judgment becomes final and not appealable and is not discharged, paid, waived or stayed (the "judgment default provision"); or

      (7) any Subsidiary Guarantor fails to comply with its obligations under any Subsidiary Guarantee and such failure continues for 45 days after the notice complying with the requirements of the Indenture) is given to such Subsidiary Guarantor.

   The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

   However, a default under clauses (3) or (4) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Issuers and the Trustee of the default and the Issuers or the relevant Subsidiary Guarantor, as applicable, do not cure such default within the time specified in clauses (3) or (4) hereof after receipt of such notice.

   If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

      (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

      (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy,

      (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

      (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

      (5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

   If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture or the New Notes and the Guarantees may be amended with the written consent of the Holders of a majority in principal amount of the New Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the New Notes then outstanding. In addition, one or more of the Guarantees may be released with the consent of the Holders of a majority in principal amount of the New Notes then outstanding. However, without the consent of each Holder of an outstanding New Note affected, no amendment may:

      (1) reduce the amount of New Notes whose Holders must consent to an amendment,

      (2) reduce the rate of or extend the time for payment of interest on any New Note,

      (3) reduce the principal of or extend the Stated Maturity of any New Note,

      (4) reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed as described under "Optional Redemption" above,

      (5) make any New Note payable in money other than that stated in the New Note,

      (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder in any material respect,

      (7) make any change in the provisions of the Indenture governing the right of any Holder to receive payment of principal of, and interest on, such Holder's New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's New Notes, or

      (8) make any change in the amendment provisions which require each Holder's consent.

   Without the consent of any Holder, the Issuers, the Subsidiary Guarantors and the Trustee may amend the Indenture to:

    .  cure any ambiguity, omission, defect or inconsistency,

    . provide for the assumption by a successor corporation of the obligations of either Issuer under the Indenture,

    . provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided, however, that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code),

    . make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuers or a Subsidiary Guarantor (or any Representative thereof) under such subordination provisions,

    .  add additional Guarantees with respect to the New Notes,

    .  secure the New Notes,

    . add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

    . make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

    .  provide for the issuance of the exchange notes or Additional Notes, or

    . comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

   However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of either Issuer or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

   The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

   After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

   A Holder will be able to transfer or exchange New Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuers will not be required to transfer or exchange any New Note selected for redemption or to transfer or exchange any New Note for a period of 15 days prior to a selection of notes to be redeemed. The New Notes will be issued in registered form and the Holder will be treated as the owner of such New Note for all purposes.

Defeasance

   The Issuers may at any time terminate all their obligations under the New Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the New Notes.

   In addition, the Issuers may at any time terminate:

      (1) their obligations under the covenants described under "Certain Covenants,"

      (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

   In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

   The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries) or (6) (with respect only to Significant Subsidiaries) under "Defaults" above or because of the failure of the Company to comply with clause (3) under the first paragraph of "Merger and Consolidation" above.

   In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

   The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the New Notes.

Registration Rights Agreement

   We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under a registration rights agreement between us, the Trustee and the Initial Purchasers of the Old Notes. Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes.

Governing Law

   The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Acquisition" means the acquisition by the Company of the consumer products businesses of Carter-Wallace, Inc. pursuant to the Acquisition Agreement, as described in this prospectus, and the substantially concurrent sale pursuant to the Product Line Purchase Agreement.

   "Acquisition Agreement" means the Asset Purchase Agreement between the Company and Carter-Wallace, Inc., dated as of May 7, 2001, as the same may be amended, modified or supplemented from time to time.

   "Additional Assets" means:

      (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

      (2) the Capital Stock of a Restricted Subsidiary or of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

      (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

      (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

      (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of (1), (2) and (3) above,

          (A) a disposition by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary,

          (B) for purposes of the provisions described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "Certain Covenants--Limitation on Restricted Payments,"

          (C) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5 million,

          (D) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger and Consolidation,"

          (E) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

          (F) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry,

          (G) the licensing of intellectual property,

          (H) disposals or replacements of obsolete equipment in the ordinary course of business,

          (I) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity,

          (J) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction,

          (K) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries,

          (L) the sale or other disposition of the Company's manufacturing facility located in Cranbury, New Jersey and all properties and assets associated with such facility, and

          (M) a sale or other disposition of assets pursuant to the Product Line Purchase Agreement.

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

      (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

      (2) the sum of all such payments.

   "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the amount of such obligation required to be reflected as a liability on a balance sheet prepared in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other similar amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

   "Carter-Wallace Agreements" means the Cranbury Facilities Sharing Agreement and Lease between the Company and Carter-Wallace, Inc., to be dated on or about the Effective Date, the Transition Services Agreement between the Company and Carter-Wallace, to be dated on or about the Effective Date, the Insurance Claims Agreement between the Company and Carter-Wallace, to be dated on or about the Effective Date, the Indemnification Agreement between the Company and Carter-Wallace, to be dated on or about the Effective Date, the Acquisition Agreement, the Consumer Products Transitional License Agreement between the Company and Carter-Wallace, to be dated on or about the Effective Date, and the Company Patent License Agreement between the Company and Carter-Wallace, to be dated on or about the Effective Date, in each case, as the same may be amended, modified or supplemented from time to time.

   "C&D" means Church & Dwight Co., Inc.

   "C&D Agreements" means the Product Line Purchase Agreement, the Management Services Agreement between the Company and C&D, to be dated on or about the Effective Date, the Manufacturing and Distribution Agreement between the Company and C&D, to be dated on or about the Effective Date, the Arrid Manufacturing Agreement between the Company and C&D, to be dated on or about the Effective Date, and the Advisory Services Agreement relating to the Acquisition between the Company and C&D, to be dated on or about the Effective Date, in each case, as the same may be amended, modified or supplemented from time to time.

   "Closing Date" means the date of the Indenture.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case, determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Effective Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), and subject and giving effect to the following adjustments:

      (1) Incurrence of Indebtedness. If since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation).

      (2) Discharge of Indebtedness. If since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated

   Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period.

      (3) Sales. If since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale.

      (4) Purchase.If since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness), as if such Purchase occurred on the first day of such period.

      (5) Adjustments for Acquired Person.If since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause
   (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent of the remaining term of such Interest Rate Agreement). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease

Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

   "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and any non-cash impairment charges related to goodwill, other intangibles or long-lived assets, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense, (vi) the amount, up to $1 million per year, paid to Kelso in respect of management, monitoring, consulting and advisory fees and (vii) any non-cash charges resulting from any write-up of assets of the Company or any of its Subsidiaries in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

   "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) the interest portion of any deferred payment obligation, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) to the extent not otherwise included in such interest expense, Receivables Fees, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

   "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net
Income:

      (i) any net income of any Person if such Person is not a Restricted Subsidiary or is accounted for by the equity method of accounting, except that the Company's equity in the net income (but not loss) of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below),

      (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

      (iii) any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released and (y) restrictions pursuant to the notes or this Indenture), except that the Company's equity in the net income (but not loss) of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary and the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income up to the amount of loans, advances or other contributions, if any, made to such Restricted Subsidiary by the Company or any other Restricted Subsidiary during such period,

      (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Governing Board) and any gain or loss realized upon the sale or other disposition of any Capital stock of any Person,

      (v) any extraordinary, unusual or nonrecurring gain, loss or charge,

      (vi) the cumulative effect of a change in accounting principles,

      (vii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

      (viii) any unrealized gains or losses in respect of Currency Agreements,

      (ix) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and

      (x) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

   In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (v) above in any determination thereof, the Company will deliver an Officer's Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

   "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

      (1) the par or stated value of all outstanding Capital Stock of the Company plus

      (2) paid-in capital or capital surplus relating to such Capital Stock plus

      (3) any retained earnings or earned surplus less

          (A) any accumulated deficit and

          (B) any amounts attributable to Disqualified Stock.

   "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

   "Credit Agreement" means the credit agreement to be dated on or about the Effective Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Company, the lenders named therein, The Chase Manhattan Bank, as administrative agent (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding).

   "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Indebtedness" of the Company means:

      (1) the Bank Indebtedness and

      (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by the Company (with the consent of the Representative of the Bank Indebtedness if there is any Bank Indebtedness outstanding at this time) in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

   "Designated Senior Indebtedness" of Sub Co-Issuer or a Subsidiary Guarantor has a correlative meaning.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

      (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

      (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

      (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock.

   "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

   "Effective Date" means the date of closing of the Acquisition.

   "Effective Time" means the time of closing of the Acquisition.

   "Equity Offering" means (x) a sale of Capital Stock (other than Disqualified Stock) that is a sale of Capital Stock of the Company, or (y) a capital contribution to the Company or any of its Restricted Subsidiaries.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property or assets other than cash which involves (1) an aggregate amount in excess of $1 million, shall be set forth in a resolution approved by at least a majority of the Governing Board and (2) an aggregate amount in excess of $25 million, shall have been determined in writing by a nationally recognized appraisal, accounting or investment banking firm.

   "Financing Disposition" means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

   "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

      (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

      (2) statements and pronouncements of the Financial Accounting Standards Board,

      (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

      (4) the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to
   Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

   "Governing Board" of the Company or any other Person means (i) the managing member or members or any controlling committee or members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

   "Governing Board Approval" means (i) the written approval provided by a majority of the members of a Governing Board, so long as the Governing Board is comprised of an equal number of representatives designated by C&D and Kelso or
(ii) in the event there is not an equal number of such representatives, the written approval by a majority of directors who do not have a personal stake in the transaction being voted upon.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

   "Holder" means the Person in whose name a note is registered on the Registrar's books.

   "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

      (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

      (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

      (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued current liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

      (5) all Capitalized Lease Obligations of such Person;

      (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

          (A) the Fair Market Value of such asset at such date of determination and

          (B) the amount of such Indebtedness of such other Persons;

      (8) Hedging Obligations of such Person; and

      (9) all obligations of the type referred to in clauses (i) through (viii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

provided, however, that Indebtedness shall not include any obligation of the Company or any Subsidiary in respect of the Acquisition Agreement or any liability for Federal, state, provincial, foreign, local or other taxes owed or owing by such Person.

   The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

   "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

   "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on Restricted Payments":

      (1) "Investment" shall include the Company's pro rata portion (proportionate to the Company's direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

          (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

          (B) the Company's pro rata portion (proportionate to the Company's direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

   "Kelso" means Kelso & Company, L.P.

   "Kelso Agreements" means the Kelso Financial Advisory Services Agreement between the Company and Kelso, to be dated on or about the Effective Date, and the Investment Banking Services Agreement relating to the Acquisition between the Company and Kelso, to be dated on or about the Effective Date, in each case, as the same may be amended, modified or supplemented from time to time.

   "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Merger Agreement" means the Agreement and Plan of Merger, dated as of May 7, 2001, among Carter-Wallace, Inc., CPI Development Corporation, MCC Acquisition Holdings Corporation, MCC Merger Sub Corporation and MCC Acquisition Sub Corporation, as the same may be amended, modified or supplemented from time to time.

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring

Person of Indebtedness or other obligations relating to the properties or assets that were the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

      (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and the Tax Distributions with respect to such Asset Disposition,

      (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

      (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

      (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

   "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of an Issuer. "Officer" of a Subsidiary Guarantor has a correlative meaning.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers, a Subsidiary Guarantor or the Trustee.

   "Parent" means any Person of which the Company at any time is or becomes a Subsidiary after the Closing Date.

   "Permitted Business" means any business engaged in by the Company or any Restricted Subsidiary on the Effective Date and any Related Business.

   "Permitted Holders" means Kelso, C&D, their respective Affiliates, and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock or securities convertible into or exchangeable or exercisable for such Capital Stock.

   "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

      (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

      (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary provided, however, that such Person's primary business is a Permitted Business;

      (3) Temporary Cash Investments;

      (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

   provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

      (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (6) loans or advances to employees made in the ordinary course of business and not exceeding $5 million in the aggregate outstanding at any one time;

      (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or upon bankruptcy or insolvency of creditors or customers;

      (8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock";

      (9) Investments existing on the Effective Date;

      (10) Currency Agreements and Interest Rate Agreements entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the Indenture;

      (11) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the Indenture;

      (12) any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with the Qualified Receivables Transaction;

      (13) that portion of any Investment where the consideration provided is Capital Stock of the Company (other than Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor); or

      (14) other Investments in an aggregate amount outstanding at any time not to exceed $15 million.

   "Permitted Liens" means the following types of Liens:

      (1) Liens securing the notes and the Guarantees;

      (2) Liens securing indebtedness incurred in reliance on clause (b)(4) of "Limitation on Indebtedness"; provided that such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured such Indebtedness prior to the time the applicable Restricted Subsidiary became a Restricted Subsidiary;

      (3) Liens existing at the Effective Time, together with any Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness secured by Liens existing on the Effective Date; provided that the Liens securing the Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

      (4) Liens in favor of the Company on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; and

      (5) other Liens provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5 million.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.


   "Principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.


   "Product Line Purchase Agreement" means the Amended and Restated Product Line Purchase Agreement, dated as of July 26, 2001 and effective as of May 7, 2001, by and between the Company and C&D, providing for the Company's sale of assets relating to the Arrid Extra Dry, Arrid XX and Lady's Choice antiperspirant and deodorant product lines (in the United States and Canada), and the assets relating to the Lambert-Kay line of pet products, to C&D, and C&D's assumption of related liabilities, as the same may be amended, modified or supplemented from time to time.

   "Purchase Money Indebtedness" means Indebtedness:

      (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

      (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

   "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit.

   "Receivables Entity" means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

   "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

   "Receivables Financing" means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

   "Receivables Repurchase Obligation" means any obligation of a seller of receivables to repurchase receivables (including Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivable (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles)) arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

   "Receivables Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a "Receivables Subsidiary" by the Governing Board.

   "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

      (1) if the Indebtedness being refinanced is Subordinated Obligations, the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

      (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) fees, underwriting discounts, interest, premiums and other costs and expenses in connection with the issuance of the Refinancing Indebtedness and repayment of the Indebtedness being refinanced, and

      (3) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

          (A) Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or

          (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

   "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Effective Date.

   "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

   "Restricted Subsidiary" means Sub Co-Issuer and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

   "SEC" means the Securities and Exchange Commission.

   "Secured Indebtedness" means any Indebtedness of the Company or Sub Co-Issuer secured by a Lien. "Secured Indebtedness" of a Subsidiary Guarantor has a correlative meaning.

   "Senior Subordinated Indebtedness" of the Company means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of Sub Co-Issuer or a Subsidiary Guarantor has a correlative meaning.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "Standard Receivable Obligations" means representations, warranties, covenants, indemnities and other obligations (including Guarantees and Indebtedness) which are reasonably customary in a Financing Disposition (as determined by the Company in good faith), including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivable Obligation.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

   "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior to any extent in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of Sub Co-Issuer or a Subsidiary Guarantor has a correlative meaning.

   "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of the Governing Board, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

      (1) such Person,

      (2) such Person and one or more Subsidiaries of such Person or

      (3) one or more Subsidiaries of such Person.

   "Subsidiary Guarantee" means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

   "Subsidiary Guarantor" means any Subsidiary that has issued a Subsidiary Guarantee.

   "Tax Distribution" means any distributions by the Company to its members at the times of and in amounts equal to the taxes that would be payable calculated as if the Company and its domestic non-corporate Subsidiaries are collectively a U.S. corporation subject to Federal, state, provincial, foreign and local taxes at a combined effective corporate tax rate of 42%. In the case of dispositions by the members or any of their respective Affiliates of any asset or Subsidiary which was distributed by the Company to its members in accordance with the principles of paragraphs (b)(11) and (b)(12) of the covenant described under "Certain

Covenants--Limitation on Restricted Payments", the members shall be entitled to receive or retain an amount for taxes calculated in accordance with the principles of the preceding sentence assuming a combined effective tax rate of 42%.

   "Temporary Cash Investments" means any of the following:

      (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

      (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
   Act),

      (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

      (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), and

      (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

   "TIA" means the Trust Indenture Act of 1939 as in effect on the Closing Date.

   "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

   "Transaction Documents" means the C&D Agreements, the Kelso Agreements, the Carter-Wallace Agreements, the agreements relating to the Acquisition and contemporaneous sale of assets to C&D, the financing thereof as described in this offering memorandum, the services provided or to be provided in connection therewith (including pursuant to the Kelso Agreements and the C&D Agreements), and the various ancillary documents, commitment letters and agreements relating thereto, as the same may be amended, modified or supplemented from time to time.

   "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

   "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

   "Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

   "Unrestricted Subsidiary" means:

      (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board in the manner provided below, and

      (2) any Subsidiary of an Unrestricted Subsidiary.

   The Governing Board may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

          (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

          (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments."

   The Governing Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

      (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on Indebtedness" and

      (y) no Default shall have occurred and be continuing.

   Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests and limited liability company interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of the Governing Board, managers or trustees thereof.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares or similar immaterial equity interests) is owned by the Company or another Wholly Owned Subsidiary.

Book-Entry, Delivery and Form

   The certificates representing the notes will be issued in fully registered form. Except as described below, the notes will initially be represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

  Certain Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor any of the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

   DTC has advised us that it is (i) a limited-purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   We expect that pursuant to procedures established by DTC:

    . Upon issuance of the global notes, DTC will credit the respective principal amounts of the notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interest in the global notes will be limited to persons who have accounts with DTC, who are referred to as participants, or persons who hold interests through participants.

    . Ownership of the beneficial interests in the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

   So long as DTC or its nominee is the registered owner of the global notes, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the Indenture and the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form, and will not be considered the owners or holders of any notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder of the notes owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such holder of the notes is not a participant or an indirect participant, on the procedures of the participant through which such holder of the notes owns its interest, to exercise any rights of a holder of the notes under the Indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder of the notes that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders of the notes owning through such participants to take such action or would otherwise act upon the instruction of such holders of the notes. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

   Payments with respect to the principal of, and premium, if any, if and interest on, any notes represented by the global notes registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to DTC or its nominee in its capacity as the registered holder of the global notes. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  Certificated Notes

   If (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

   Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

                      MATERIAL FEDERAL TAX CONSIDERATIONS


   The following summary describes material United States federal income and estate tax considerations of the acquisition, ownership and disposition of the New Notes. The summary is based on the United States Internal Revenue Code of 1986, as amended, or the "Code," and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect.


   This summary applies to you only if you:

    . acquired the Old Notes in the initial offering at the initial offering price; and

    .  hold the Old and New Notes as capital assets within the meaning of
       Section 1221 of the Code.

   This summary is for general information only and does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Further, this summary does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the United States dollar or holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments). You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the New Notes.

   As used in this section, the term "United States Holder" means a beneficial owner of a New Note that is:

    . a citizen or resident of the United States for United States federal income tax purposes;

    . a corporation or partnership (or any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

    . an estate the income of which is subject to United States federal income tax without regard to its source; or

    .  a trust if:

              . a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

              . the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States Holder.

   If you hold a New Note through a partnership (including any entity treated as a partnership for United States federal income tax purposes), your treatment under United States federal income tax laws will generally depend on your status and the activities of the partnership. If you hold a New Note through a partnership, you should consult your own tax advisor as to the particular federal income tax consequences applicable to you.

   A "Non-United States Holder" is any beneficial holder of a note that is not a United States Holder.

   If you are a beneficial owner of an Old Note, you will not recognize any taxable gain or loss on the exchange of an Old Note for a New Note pursuant to the exchange offer, and your tax basis and holding period in the New Note will be the same as in the Old Note.

United States Holders

   With the exception of a de minimis amount of original issue discount, the Old Notes were not issued with original issue discount. As a result, interest on a New Note generally will be taxable to you as ordinary income as it accrues or is received by you in accordance with your method of accounting for United States federal income tax purposes.

   If you are a United States Holder, upon the sale, exchange, redemption, retirement or other disposition of a New Note, you will generally recognize gain or loss equal to the difference between:

    . the amount you realize upon the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income); and

    . your adjusted tax basis in the New Note. Your adjusted tax basis in a New Note will, in general, be your adjusted tax basis in the Old Note exchanged for the New Note, less any principal payments received.

   Such gain or loss will generally be capital gain or loss. If you are an individual investor, capital gain recognized upon a disposition of a note will:

    . generally be subject to a maximum tax rate of 20%, if you held the note for more than 12 months; or

    . be subject to ordinary income tax rates, if you held the note for 12 months or less.

Non-United States Holders

   Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below, if you are a Non-United States Holder, payments of interest on the New Notes to you will not be subject to United States federal income, branch profits or withholding tax, provided that:

    . you do not actually or constructively own 10% or more of the capital or profits interest in Armkel;

    . you are not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of your trade or business;

    . you are not a controlled foreign corporation that is related to us (directly or indirectly) through ownership of membership interests in Armkel;

    . the interest payments are not effectively connected with the conduct of a trade or business within the United States;

    . you are not a foreign tax exempt organization or foreign private foundation for United States federal income tax purposes; and

    . you meet certain certification requirements. You will satisfy these requirements if you:

              . certify on IRS Form W-8BEN, or a substantially similar substitute form, under penalties of perjury, that you are not a United States person;

              .  provide your name and address; and

              . file such form with the withholding agent or, if you hold the note through a foreign partnership or intermediary, you and the foreign partnership or intermediary satisfy certification requirements of applicable United States Treasury regulations.

   Even if the requirements listed above are not satisfied, you will not be subject to United States withholding tax provided that:

    . you are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

    . the interest income on the New Notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from United States tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

   In addition, if you are a Non-United States Holder, you will not be subject to United States federal income or branch profits tax on the gain you realize on any sale, exchange, redemption, retirement or other disposition of a New Note, unless:

    . the gain is effectively connected with a trade or business within the United States or, if a treaty applies (and you comply with applicable certification and other requirements to claim treaty benefits), is generally attributable to a United States permanent establishment;

    . you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

    . a portion of the gain represents accrued interest, in which case the rules for interest would apply to such gain.

   A New Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that:

    . the individual does not actually or constructively own 10% or more of the capital or profits interest in Armkel; and

    . the interest accrued on the note was not effectively connected with the conduct of a trade or business within the United States.

Backup Withholding and Information Reporting

   Under current United States federal income tax law, backup withholding at the applicable federal rate of 30.5% for payments made in 2001 (which rate will be gradually decreased to 28% for payments made in 2006) will not apply to payments to you on a New Note made by us (including our paying agents) or a U.S. office of a broker if:

    . you are a United States Holder, you provide an accurate taxpayer identification number, you certify that you are not subject to backup withholding and you report all interest and dividends required to be shown on your United States federal income tax returns; or

    . you are a Non-United States Holder, you provide the certification on IRS Form W-8BEN or W-8ECI described above and we, the paying agent or the broker, as the case may be, do not have knowledge that you are a United States person.

   Payments on a New Note to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. Information reporting, however, will be required if the foreign broker is, for United States federal income tax purposes:

    .  a United States person;

    .  a controlled foreign corporation;

    . a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

    .  a foreign partnership with certain connections to the United States;

unless the foreign broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the foreign broker is required to report if the broker has actual knowledge that you are a United States person.

   You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the United States Internal Revenue Service.

                             PLAN OF DISTRIBUTION


   Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until   , 2002, all dealers effecting transactions in
the New Notes may be required to deliver a prospectus.


   We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensations under the Securities Act. Any broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those New Notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   Furthermore, any broker-dealer that acquired any of the Old Notes directly from us:

    . may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

    . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

   For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the New Notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

   The combined statements of net assets to be sold of Carter-Wallace, Inc. Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products as of March 31, 2001 and 2000, and the related combined statements of revenues and expenses, changes in net assets and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2001 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The balance sheet of Armkel, LLC as of August 28, 2001 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors as stated in their report appearing herein and elsewhere in the registration statement and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the New Notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us and the New Notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement for a more complete understanding of the document or matter. After the registration statement becomes effective, we will file periodic reports, annual and quarterly information and other information with the SEC. You may read and copy the registration statement and any of the other documents we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and at the SEC's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

   If for any reason we are not subject to the reporting requirements of the Securities Exchange Act of 1934 in the future, we will still be required under the Indenture governing the New Notes to furnish the holders of the Notes with certain financial and reporting information.

                         INDEX TO FINANCIAL STATEMENTS


CARTER-WALLACE, INC.--CONSUMER BUSINESS EXCLUDING ANTIPERSPIRANT/
DEODORANT PRODUCTS IN THE UNITED STATES AND CANADA AND PET PRODUCTS

Audited Annual Combined Financial Statements
Independent Auditors' Report.........................................................................  F-2
Combined Statements of Net Assets to be Sold as of March 31, 2001 and 2000...........................  F-3
Combined Statements of Revenues and Expenses for the Years Ended March 31, 2001, 2000 and 1999.......  F-5
Combined Statements of Changes in Net Assets and Comprehensive Earnings for the Years Ended
  March 31, 2001, 2000 and 1999......................................................................  F-6
Combined Statements of Cash Flows for the Years Ended March 31, 2001, 2000 and 1999..................  F-7
Notes to Combined Statements.........................................................................  F-8

Unaudited Interim Combined Financial Statements
Combined Statements of Net Assets to be Sold as of September 28, 2001................................ F-27
Combined Statements of Revenues and Expenses for the Period from April 1, 2001 to September 28, 2001 and the Six Months Ended September 30, 2000........................................................ F-29
Combined Statements of Changes in Net Assets and Comprehensive Earnings for the Period from April 1,
  2001 to September 28, 2001 and the Six Months Ended September 30, 2000............................. F-30
Combined Statements of Cash Flows for the Period from April 1, 2001 to September 28, 2001 and the Six
  Months Ended September 30, 2000.................................................................... F-31
Notes to Unaudited Combined Statements............................................................... F-32

ARMKEL, LLC

Audited Financial Statements
Independent Auditors' Report......................................................................... F-41
Consolidated Balance Sheet as of August 28, 2001..................................................... F-42
Notes to Consolidated Balance Sheet.................................................................. F-43

Unaudited Financial Statements
Consolidated Balance Sheet as of September 28, 2001.................................................. F-44
Consolidated Statement of Operations and Members Deficit for the Period from August 28, 2001
  (Inception) to September 28, 2001.................................................................. F-45
Consolidated Statement of Cash Flows for the Period from August 28, 2001 (Inception) to September 28,
  2001............................................................................................... F-46
Notes to the Consolidated Financial Statements....................................................... F-47

                         Independent Auditors' Report

The Board of Directors
Carter-Wallace, Inc.:

   We have audited the accompanying combined statements of net assets to be sold of Carter-Wallace, Inc. Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products as of March 31, 2001 and 2000, and the related combined statements of revenues and expenses, changes in net assets and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2001. These combined statements are the responsibility of the Consumer Business management. Our responsibility is to express an opinion on these combined statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As described in and to the extent of note 1, the accompanying combined statements were prepared to present the net assets to be sold of Carter-Wallace, Inc. Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products as of March 31, 2001 and 2000, and the related combined statements of revenues and expenses, changes in net assets and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2001, pursuant to the Asset Purchase Agreement between Carter-Wallace, Inc. and Armkel, LLC and the Product Line Purchase Agreement between Armkel, LLC and Church & Dwight Co.

   In our opinion, the accompanying combined statements referred to above present fairly, in all material respects, the net assets to be sold of Carter-Wallace, Inc. Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products as of March 31, 2001 and 2000, and its revenues and expenses and its cash flows for each of the years in the three-year period ended March 31, 2001, pursuant to the Asset Purchase Agreement between Carter-Wallace, Inc. and Armkel, LLC and the Product Line Purchase Agreement between Armkel, LLC and Church & Dwight Co. referred to in note 1, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP


New York, New York

June 27, 2001

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                 Combined Statements of Net Assets To Be Sold



                                                                                   March 31, March 31,
                                                                                     2001      2000
                                                                                   --------- ---------
                                                                                     (in thousands)
                                     Assets
Current assets:
   Cash and cash equivalents...................................................... $ 12,836  $  8,026
   Accounts receivable--trade, less allowances of $4,089 and $3,843 at March 31,
     2001 and 2000, respectively..................................................   84,806    78,928
   Other receivables..............................................................    3,883     3,627
   Inventories:
       Finished goods.............................................................   37,809    36,045
       Work in process............................................................    8,634    10,700
       Raw materials and supplies.................................................   14,046    14,631
                                                                                   --------  --------
                                                                                     60,489    61,376
   Deferred taxes.................................................................    6,281     4,947
   Prepaid expenses and other current assets......................................    6,031     5,638
                                                                                   --------  --------
          Total current assets....................................................  174,326   162,542
                                                                                   --------  --------
Property, plant, and equipment at cost:
   Land...........................................................................    2,521     2,580
   Buildings and improvements.....................................................  105,666   102,823
   Machinery, equipment, and fixtures.............................................  117,513   115,758
   Leasehold improvements.........................................................    4,721     5,371
                                                                                   --------  --------
                                                                                    230,421   226,532
   Accumulated depreciation and amortization......................................  117,497   109,040
                                                                                   --------  --------
                                                                                    112,924   117,492
                                                                                   --------  --------
Intangible assets:
   Excess of purchase price of businesses acquired over the net assets at date of
     acquisition, less amortization...............................................   53,769    57,382
   Patents, trademarks, contracts, and formulae, less amortization................   26,560    28,606
                                                                                   --------  --------
                                                                                     80,329    85,988
                                                                                   --------  --------
Other assets......................................................................    3,624     3,436
                                                                                   --------  --------
          Total assets............................................................ $371,203  $369,458
                                                                                   ========  ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                 Combined Statements of Net Assets To Be Sold



                                                              March 31, March 31,
                                                                2001      2000
                                                              --------- ---------
                                                                (in thousands)
        Liabilities and Net Assets to Be Sold
Current liabilities:
   Accounts payable.......................................... $ 41,180  $ 36,930
   Accrued expenses..........................................   32,877    31,171
   Notes payable.............................................    6,358     5,287
   Taxes on income...........................................    4,621     2,635
                                                              --------  --------
          Total current liabilities..........................   85,036    76,023
                                                              --------  --------
Long-term liabilities:
   Long-term debt............................................   17,921    21,541
   Accrued postretirement benefit obligation in Canada.......    2,560     2,883
   Other long-term liabilities...............................    6,693     6,723
   Deferred tax liability....................................    3,231     2,791
                                                              --------  --------
          Total long-term liabilities........................   30,405    33,938
                                                              --------  --------
          Total liabilities..................................  115,441   109,961
Net assets to be sold........................................  255,762   259,497
                                                              --------  --------
          Total liabilities and net assets to be sold........ $371,203  $369,458
                                                              ========  ========



                See accompanying notes to combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                 Combined Statements of Revenues and Expenses



                                                                        Year ended Year ended Year ended
                                                                        March 31,  March 31,  March 31,
                                                                           2001       2000       1999
                                                                        ---------- ---------- ----------
                                                                                 (in thousands)
Net sales..............................................................  $435,538   $412,929   $360,611
Cost of goods sold.....................................................   159,515    160,308    141,958
                                                                         --------   --------   --------
   Gross profit........................................................   276,023    252,621    218,653
                                                                         --------   --------   --------
Operating expenses:
   Advertising and promotion...........................................    92,312     84,881     73,102
   Marketing and other selling.........................................    49,813     51,713     46,171
   Distribution expense................................................    14,938     14,724     13,399
   Research and development............................................     7,866      8,785      8,451
   General and administrative..........................................    22,667     22,656     22,514
   Interest expense....................................................     1,277      1,497      1,258
   Interest income.....................................................      (497)      (394)      (479)
   Other expense, net..................................................     1,392      2,639        999
                                                                         --------   --------   --------
                                                                          189,768    186,501    165,415
                                                                         --------   --------   --------
   Revenues in excess of expenses before provision for taxes on income.    86,255     66,120     53,238
Provision for taxes on income..........................................    36,329     25,669     21,889
                                                                         --------   --------   --------
   Revenues in excess of expenses......................................  $ 49,926   $ 40,451   $ 31,349
                                                                         ========   ========   ========


                See accompanying notes to combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

    Combined Statements of Changes in Net Assets and Comprehensive Earnings


                                                 Year ended Year ended Year ended
                                                 March 31,  March 31,  March 31,
                                                    2001       2000       1999
                                                 ---------- ---------- ----------
                                                          (in thousands)
Amount at beginning of year.....................  $259,497   $238,397   $230,156
Revenues in excess of expenses..................    49,926     40,451     31,349
Foreign currency translation adjustments........    (8,223)    (3,695)    (3,092)
                                                  --------   --------   --------
Comprehensive earnings..........................    41,703     36,756     28,257
Cash and other transfers to Carter-Wallace, Inc.   (45,438)   (15,656)   (20,016)
                                                  --------   --------   --------
Amount at end of year...........................  $255,762   $259,497   $238,397
                                                  ========   ========   ========



                See accompanying notes to combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                       Combined Statements of Cash Flows



                                                                                     March 31, March 31, March 31,
                                                                                       2001      2000      1999
                                                                                     --------- --------- ---------
                                                                                            (in thousands)
Cash flows from operating activities:
   Revenues in excess of expenses................................................... $ 49,926  $ 40,451  $ 31,349
   Adjustments to reconcile revenues in excess of expenses to cash flows from operations:
       Depreciation and amortization................................................    8,615     7,684     6,592
       Amortization of excess of purchase price of businesses acquired over the net assets at date of acquisition, patents, trademarks, contracts,
         and formulae...............................................................    2,930     3,500     3,432
       Other changes in assets and liabilities:
          (Increase) decrease in accounts receivable and other receivables..........  (10,524)  (13,868)      621
          Increase in inventories...................................................   (1,575)  (11,537)   (7,176)
          Increase in prepaid expenses..............................................     (697)   (1,569)     (658)
          Increase in accounts payable and accrued expenses.........................   11,941     5,304    10,523
          (Increase) decrease in deferred taxes.....................................     (894)   (4,303)      511
          Other changes.............................................................   (1,312)   (1,505)   (2,028)
                                                                                     --------  --------  --------
              Cash flows provided by operating activities...........................   58,410    24,157    43,166
                                                                                     --------  --------  --------
Cash flows used in investing activities:
   Additions to property, plant, and equipment--net of acquisitions.................  (11,370)  (15,216)  (14,803)
   Cash paid for acquisitions.......................................................       --        --   (18,762)
   (Increase) decrease in short-term investments....................................       --       313      (313)
   Proceeds from sale of property, plant, and equipment.............................    1,443     1,025       371
                                                                                     --------  --------  --------
              Cash flows used in investing activities...............................   (9,927)  (13,878)  (33,507)
                                                                                     --------  --------  --------
Cash flows used in financing activities:
   Payments of debt.................................................................   (3,596)   (5,008)   (7,089)
   Cash transferred to Carter-Wallace, Inc..........................................  (41,697)  (11,802)  (17,299)
   Increase in borrowings...........................................................    2,173     2,781    17,385
                                                                                     --------  --------  --------
              Cash flows used in financing activities...............................  (43,120)  (14,029)   (7,003)
                                                                                     --------  --------  --------
Effect of foreign exchange rate changes on cash and cash equivalents................     (553)     (522)     (603)
                                                                                     --------  --------  --------
              Increase (decrease) in cash and cash equivalents...................... $  4,810  $ (4,272) $  2,053
                                                                                     ========  ========  ========



                See accompanying notes to combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


(1) Description of Business and Basis of Presentation

   On May 7, 2001, Carter-Wallace, Inc. (the "Company") entered into definitive agreements for the sale of the Company in a two-step transaction. In accordance with an Asset Purchase Agreement, the Company will first sell the net assets and business of the Company's Consumer Business, as defined in the Asset Purchase Agreement, to Armkel, LLC ("Armkel") for $739.0 million, less certain debt outstanding. Armkel is jointly owned by two private investment funds formed by Kelso & Company L.P. and by Church & Dwight Co. Such funds will be paid directly to the Company. Pursuant to an Agreement and Plan of Merger, immediately following the sale of the Consumer Business, the buying group will offer to purchase the Company's outstanding common stock and Class B common stock for $20.30 per share subject to certain closing adjustments. CPI Development Corporation, a private holding company that controls approximately 83% of the voting power of the Company has entered into an agreement to vote in favor of the merger, subject to certain limited exceptions. The aggregate consideration from both parts of the transaction is estimated to be $1.121 billion, less approximately $160 million of corporate taxes to be paid on the sale of the Consumer Business. Each agreement is conditioned on the other, so one will not be completed without the other.

   The asset sale and merger have been approved by the Board of Directors of each party to the agreement and are subject to certain conditions, including a financing condition for each buyer, various regulatory approvals, and the approval of the Company's stockholders.

   Under a separate Product Line Purchase Agreement effective May 7, 2001, as amended, Church & Dwight Co. will acquire the antiperspirant/deodorant products business in the United States and Canada and the pet products business from Armkel. Excluded from this transaction are the antiperspirants/deodorants product business in the United Kingdom and Australia.

   Products sold domestically by this component of the Consumer Business primarily include condoms, at-home pregnancy and ovulation test kits, hair removal products, and tooth-whitening products. These products are promoted directly to the consumer by television and other advertising media and are sold to wholesalers and various retailers. Many of the products sold by foreign subsidiaries are the same products which are sold domestically, as well as certain other products which are sold exclusively in international markets. Products are sold throughout the world by various subsidiaries and distributors.

   The accompanying combined statements pertain to the Consumer Business of the Company--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products and have been prepared pursuant to the Asset Purchase Agreement and Product Line Purchase Agreement in accordance with accounting principles generally accepted in the United States of America. All significant intercompany transactions have been eliminated. This component of the Consumer Business has no separate legal status and operates as an integral part of the Company's Consumer Business which operates as an integral part of Carter-Wallace, Inc. overall operations. These combined statements have been prepared from the historical accounting records of the Company which have been stated on a going-concern basis and do not necessarily reflect liquidity values.

   The accompanying combined statements of revenues and expenses are not necessarily indicative of the costs and expenses that would have been incurred had the component been operated as a stand-alone entity.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


   Certain indirect operating expenses for selling and general and administrative costs of the Consumer Business were allocated to the Carter-Wallace, Inc. Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products based on a percentage of net sales. Such allocated selling and other general and administrative costs for the years ended March 31, 2001, 2000, and 1999 included in the accompanying combined statements amounted to approximately $19,700,000, $19,300,000 and $17,000,000, respectively. Corporate income and expenses of the Company included in this component of the Consumer Business include those items specifically identifiable to this component and allocation, primarily based on usage estimates, of certain other corporate expenses, including accounting, human resources and corporate systems. Corporate expenses allocated to this component of the Consumer Business are costs which benefit and are required for its operations. Certain general corporate expenses of the Company have not been allocated to this component of the Consumer Business because they did not provide a direct or material benefit to this business. In addition, if the Consumer Business had not been a part of the Company during the periods presented, such corporate expenses would not have significantly changed as a result of not having to operate this business. In the opinion of management, these methods of allocating costs are reasonable; however, such costs do not necessarily equal the costs that this component of the Consumer Business would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect assets and liabilities, revenues and expenses, and cash flows of this component of the Consumer Business on a stand-alone basis in the future.

   Certain expenses, such as postretirement benefit costs which are included in the combined statements of revenues and expenses for this component of the Consumer Business, relate to assets and/or liabilities which have not been included in the accompanying combined statements of net assets to be sold of this component of the Consumer Business. Such assets and/or liabilities will be retained by Carter-Wallace, Inc. in accordance with the terms of the definitive sales agreements. In accordance with such agreements, Armkel will assume the liability for 60% of the retiree medical obligations incurred with respect to any specified consumer business employee who terminates employment between May 7, 2001, through the sale closing date. In the opinion of management, these obligations are not expected to be significant.

   This component of the Consumer Business includes only the cash of the foreign subsidiaries, except for Canada where the amount of cash is limited to U.S.$1,000,000.

(2) Summary of Significant Accounting Policies

(a) Revenue Recognition Policy

   Revenues from product sales are recognized upon shipment to customers as title has passed and are shown net of sales adjustments for discounts, rebates to customers, returns and other adjustments, which are provided in the same period that the related sales are recorded.

   In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 is applicable to public companies and provides guidance on applying accounting principles generally accepted in the United States to revenue recognition issues in financial statements. Management believes the Company's revenue recognition criteria are consistent with the guidance provided by SAB No. 101 as their revenues meet all the revenue recognition criteria in SAB No. 101.

(b) Use of Estimates

   The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts and disclosures. Actual amounts may differ.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


(c) Cash Equivalents

   Cash equivalents consist of short-term securities with maturities of three months or less when purchased. The carrying value of cash equivalents approximates fair value at March 31, 2001 and 2000.

(d) Inventories

   Inventories are valued at the lower of cost or market on the first-in, first-out ("FIFO") method, except for certain domestic inventories which are stated at cost on the last-in, first-out ("LIFO") method.

(e) Property, Plant, and Equipment

   Depreciation is provided over the estimated useful lives of the assets, principally using the straight-line method. Machinery, equipment, and fixtures are depreciated over a period ranging from 5 to 20 years. Buildings and improvements are depreciated over a period ranging from 20 to 40 years. Leasehold improvements are amortized on a straight-line basis over the life of the related asset or the life of the lease, whichever is shorter. Expenditures for renewal and betterments are capitalized. Upon sale or retirement of assets, the appropriate asset and related accumulated depreciation accounts are adjusted and the resultant gain or loss is reflected in earnings. Maintenance and repairs are charged to expense as incurred.

(f) Intangible Assets

   The excess of purchase price of businesses acquired over the net assets at date of acquisition is assessed to the product or group of products which constitute the business acquired and amortized over no longer than 40 years for amounts relating to acquisitions subsequent to October 31, 1970. The cost of patents, formulae, and contracts is amortized on a straight-line basis over their legal or contractual lives. The cost of trademarks is being amortized over no longer than 40 years for amounts relating to acquisitions subsequent to October 31, 1970. Amounts related to intangible assets acquired prior to October 31, 1970 are not material.

   The policy of the Consumer Business in assessing the recoverability of intangible assets is to compare the carrying value of the intangible asset with the undiscounted cash flow generated by products related to the intangible asset. In addition, the Consumer Business continually evaluates whether adverse developments indicate that an intangible asset may be impaired.

(g) Income Taxes

   The income and expenses for the Consumer Business--Excluding
Antiperspirant/Deodorant Products in the United States and Canada and Pet Products are included in the tax returns of the Company. The provision for taxes on income is computed as if this component of the Consumer Business was filing income tax returns on a stand-alone basis.

(h) Advertising and Marketing Costs

   Advertising, promotion, and other marketing costs are charged to earnings in the period in which they are incurred.

(i) Shipping and Handling Costs

   The Company does not bill shipping and handling costs to its customers. Shipping and handling costs are included within operating expense under the caption Distribution Expense.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


(j) Accrued Expenses

   Accruals related to certain employee costs such as management bonuses and vacation pay are calculated based upon the proportioned number of employees designated as part of this component of the Consumer Business.

(k) Foreign Currency Translation

   The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The effects of foreign exchange gains and losses arising from these translations of assets and liabilities are included as a component of comprehensive earnings.

(l) New Accounting Pronouncements

   Emerging Issues Task Force Issue No. 00-14, "Accounting for Certain Sales Incentives" ("EITF Issue No. 00-14"), outlines required accounting treatment for certain sales incentives, including manufacturer's coupons. EITF Issue No. 00-14 requires companies to record coupon expense as a reduction of sales, rather than marketing expense. The Consumer Business currently records coupon expense as a component of marketing expense.

   The Consumer Business is required to implement EITF Issue No. 00-14 for the quarter beginning January 1, 2002. It will require the Consumer Business to report coupon expense as a reduction of net sales. Coupon expense in this component of the Consumer Business approximates $3,000,000 per year based on historical amounts, spread relatively evenly throughout the year.

   Issue No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer" ("EITF Issue No. 00-25"), outlines required accounting treatment of certain sales incentives, including slotting or placement fees, cooperative advertising arrangements, buydowns, and other allowances. The Consumer Business currently records such costs as marketing expenses. EITF Issue No. 00-25 will require the Consumer Business to report the paid consideration expense as a reduction of sales, rather than marketing expense. The Consumer Business is required to implement EITF Issue No. 00-25 for the quarter beginning January 1, 2002. The Consumer Business has not yet determined the effect of implementing the guidelines of EITF Issue No. 00-25, but, in any case, implementation will not have an effect on net earnings.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." This Statement deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which made minor amendments to SFAS No. 133. The Consumer Business will adopt SFAS No. 133, as amended, effective April 1, 2001. The adoption of this accounting requirement is not expected to have a material effect on the accompanying combined statements.

(3) Property, Plant, and Equipment

   Included in property, plant, and equipment are all operating assets related directly to the Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000

These include manufacturing and other facilities in: Cranbury, New Jersey; Colonial Heights, Virginia; Montreal, Canada; Toronto, Canada; Folkestone, England; Milan, Italy; Mexico City, Mexico; and New Plymouth, New Zealand. Specifically excluded from this component of the Consumer Business property, plant, and equipment and the accompanying combined statements is certain vacant land adjacent to the Consumer Business facility in Cranbury, New Jersey and machinery, equipment, and other fixed assets related to antiperspirant/deodorant products in the United States and Canada and pet products. The vacant land will be retained by the Company.

(4) Inventories

   Inventories computed on the LIFO method comprised 8% and 6% of inventories included in current assets at March 31, 2001 and 2000, respectively. If these inventories had been valued on the FIFO inventory method (which approximates current or replacement costs), total inventories would have been approximately $3,000,000 and $2,700,000 higher than reported at March 31, 2001 and 2000, respectively.


(5) Taxes on Income

   The provision (benefit) for taxes on income was as follows:

                                                Year ended March 31,
                                        -------------------------------------
                                           2001         2000         1999
                                        -----------  -----------  -----------
Current:
   Domestic............................ $26,366,000  $18,725,000  $13,232,000
   Foreign.............................  10,117,000    7,285,000    7,041,000
                                        -----------  -----------  -----------
                                         36,483,000   26,010,000   20,273,000
                                        -----------  -----------  -----------
Deferred:
   Domestic............................    (249,000)      (8,000)   1,403,000
   Foreign.............................      95,000     (333,000)     213,000
                                        -----------  -----------  -----------
                                           (154,000)    (341,000)   1,616,000
                                        -----------  -----------  -----------
       Total........................... $36,329,000  $25,669,000  $21,889,000
                                        ===========  ===========  ===========

   Deferred income taxes are provided for temporary differences between the financial statement and tax bases of the assets and liabilities of this component of the Consumer Business. The temporary differences gave rise to the following deferred tax assets and liabilities at March 31.

                                                      2001          2000
                                                  ------------  ------------
Postretirement benefit plans..................... $  1,048,000  $  1,192,000
Employee benefit plans...........................    6,430,000     5,158,000
Accrued liabilities..............................    4,938,000     3,836,000
Asset valuation accounts.........................    1,979,000     1,711,000
All other........................................    3,672,000     3,075,000
                                                  ------------  ------------
   Total deferred tax assets.....................   18,067,000    14,972,000
                                                  ------------  ------------
Depreciation.....................................  (10,428,000)   (9,891,000)
All other........................................   (4,589,000)   (2,925,000)
                                                  ------------  ------------
   Total deferred tax liabilities................  (15,017,000)  (12,816,000)
                                                  ------------  ------------
   Net deferred tax assets....................... $  3,050,000  $  2,156,000
                                                  ============  ============

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


   Realization of the deferred tax assets of this component of the Consumer Business is dependent on generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. However, the deferred tax assets could be reduced if estimates of future taxable income are lowered.

   Deferred taxes have not been provided on undistributed earnings of foreign subsidiaries. It has been management's practice and intent to reinvest such earnings in the operations of these subsidiaries.

   The effective tax rate of the provision for taxes on income as compared with the U.S. Federal statutory income tax rate was as follows:

                                                            Year ended March 31,
                                       ------------------------------------------------------------
                                               2001                 2000                 1999
                                       ------------------   ------------------   ------------------
                                                     % to                 % to                 % to
                                          Tax       pretax     Tax       pretax     Tax       pretax
                                         amount     income    amount     income    amount     income
                                       -----------  ------  -----------  ------  -----------  ------
Computed tax expense.................. $30,189,000   35.0%  $23,142,000   35.0%  $18,633,000   35.0%
Foreign income taxed at a different
  effective rate......................   3,065,000    3.6%      392,000    0.6%    1,518,000    2.9%
State income taxes, net of federal tax
  benefit.............................   3,729,000    4.3%    1,907,000    2.9%    1,505,000    2.8%
Amortization of intangibles...........     268,000    0.3%      268,000    0.4%      268,000    0.5%
Other.................................    (922,000)  (1.1)%     (40,000)  (0.1)%     (35,000)  (0.1)%
                                       -----------   ----   -----------   ----   -----------   ----
   Provision for taxes on income...... $36,329,000   42.1%  $25,669,000   38.8%  $21,889,000   41.1%
                                       ===========   ====   ===========   ====   ===========   ====

   The results of this component of the Consumer Business are included in the income tax returns of Carter-Wallace, Inc. and subsidiaries. The provision for taxes on income is computed as if this component of the Consumer Business was filing income tax returns on a stand-alone basis.

   The U.S. Internal Revenue Service completed its examination of
Carter-Wallace, Inc. and subsidiaries' tax returns through fiscal year 1995, resulting in no material impact on the Company or this component of the Consumer Business. The statute of limitations for the examination of Carter-Wallace, Inc. and subsidiaries' U.S. Federal income tax return has expired for fiscal years 1996 and 1997.

(6) Notes Payable And Long-Term Debt

  Notes Payable

   Notes payable consisting of borrowings from banks under available lines of credit were $2,740,000, $1,047,000, and $2,752,000 and the current portion of long-term debt was $2,188,000, $2,745,000, and $2,706,000 at March 31, 2001,
2000, and 1999, respectively. In addition, other short-term notes payable in international operations amounted to $1,430,000, $1,495,000, and $2,279,000 at March 31, 2001, 2000, and 1999, respectively. Interest rates on short-term borrowings range from 3.0% to 7.0%. The Consumer Business has available various bank credit lines amounting to $15,400,000, all of which relate to international operations. The availability of the lines of credit is subject to review by the banks involved. Commitment fees are immaterial.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000

Long-Term Debt

   Long-term debt is summarized below:

                                                                                    March 31,    March 31,
                                                                                      2001         2000
                                                                                   -----------  -----------
Unsecured Euro term loan, 4.10%, payable in installments beginning June 1, 2002 through March 1, 2004........................................................... $ 8,493,000  $ 8,882,000
Unsecured French franc term loan, 4.10%, payable in installments through
  February 25, 2006...............................................................   3,135,000    3,860,000
Unsecured French franc loan, 5.10%, payable February 24, 2003.....................   2,814,000    2,944,000
Unsecured Italian lira term loan, adjustable rate, payable in installments through
  December 31, 2004...............................................................   2,358,000    2,992,000
Unsecured French franc loan, adjustable rate, payable in installments through
  April 1, 2006...................................................................   1,809,000    2,208,000
Unsecured French franc loan, adjustable rate, payable in installments through
  September 18, 2003..............................................................     492,000    1,105,000
Secured Italian lira term loans, adjustable rate, payable in installments through
  July 1, 2001....................................................................     490,000    1,499,000
Unsecured French franc loan, 4.50%, payable in installments through
  August 5, 2001..................................................................     193,000      399,000
Other long-term debt..............................................................     325,000      397,000
                                                                                   -----------  -----------
                                                                                    20,109,000   24,286,000
Less current portion of long-term debt included in notes payable..................  (2,188,000)  (2,745,000)
                                                                                   -----------  -----------
   Total.......................................................................... $17,921,000  $21,541,000
                                                                                   ===========  ===========

   Maturities of long-term debt outstanding at March 31, 2001 for each of the fiscal years 2003 through 2006 are $7,658,000, $6,148,000, $2,678,000, and
$998,000, respectively.

   International debt of $19,800,000 at March 31, 2001 is guaranteed by the Company. This debt may be called by the lender if the Company ceases to be the majority stockholder of the borrowing subsidiary.

   With respect to the Italian lira loan payable through December 31, 2004, interest on this loan is the Euro Interbank Offered Rate plus a nominal increment.

   With respect to the French franc loan payable February 24, 2003, interest is adjustable based on the Euro Interbank Offered Rate plus a nominal increment, adjusted quarterly, and is converted to a fixed rate at the inception of the loan.

   With respect to the French franc loan payable through April 1, 2006, interest on this loan is the Euro Interbank Offered Rate plus a nominal increment.

   The Italian lira loans due July 1, 2001 are secured by irrevocable letters of credit. Commitment fees are immaterial. Interest on these loans is the Euro Interbank Offered Rate plus a nominal increment, adjusted quarterly.

   With respect to the French franc loan payable through September 18, 2003, interest on this loan is the Euro Interbank Offered Rate plus a nominal increment.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


   The fair value of long-term debt, including current maturities, was $20,109,000 and $24,286,000 at March 31, 2001 and 2000, respectively.

(7) Retirement Plans and Other Postretirement Benefits

   Retirement plan obligations included in the Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products, consist of the Retirement Plan for Bargaining Employees of Carter-Wallace, Inc., and certain obligations of foreign subsidiaries. Obligations for the Executive Pension Benefits Plan and the Employees Retirement Plan of Carter-Wallace, Inc. have been excluded from the accompanying combined statements, as these are obligations of the Company. Pension expense for domestic salaried employees has not been included in the accompanying combined statements because such expense was immaterial in each of the periods presented.

   Postretirement benefit obligations for domestic employees have been excluded from this component of the Consumer Business as these are obligations of the Company. However, expense related to postretirement benefits for domestic employees of the Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products is included in the accompanying combined statements of revenues and expenses. Expense related to the postretirement benefit obligations for domestic employees of the Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products amounted to $1,044,000, $999,000, and $453,000 for the fiscal years ended March 31, 2001, 2000, and 1999, respectively.

   Postretirement benefit obligations related to the Consumer Business employees in Canada are included in the accompanying combined statements in accordance with SFAS No. 106, "Employers' Obligations for Postretirement Benefits Other Than Pensions."

   Obligations for retirement-related plans exist in each of the foreign subsidiaries. Both Canada and the United Kingdom have defined benefit pension plans. The plans in Canada are accounted for in accordance with SFAS No. 87, "Accounting for Pensions." Pension plans also exist in other foreign subsidiaries which, in totality, are not material to these combined statements.

   The components of the pension and postretirement benefit expense reflected in the accompanying combined statements for the years ended March 31, 2001, 2000, and 1999 were as follows:

                                                                         Other postretirement
                                                   Retirement plans            benefits
                                              -------------------------  --------------------
                                               2001     2000     1999     2001   2000   1999
                                              -------  -------  -------  ------  -----  -----
                                                           (Amounts in thousands)
Service cost................................. $ 1,208  $ 1,291  $ 1,244  $   42  $  41  $  37
Interest cost................................   3,600    3,507    3,357      90    102     96
Expected return on assets....................  (4,676)  (4,315)  (4,117)     --     --     --
Amortization of prior service cost...........      91       95       91      --   (147)  (157)
Amortization of transition cost..............      77     (288)    (279)   (156)    --     --
Amortization of actuarial gain...............    (264)    (107)    (195)     --     --     --
                                              -------  -------  -------  ------  -----  -----
Benefit cost (income)........................      36      183      101     (24)    (4)   (24)
Cost for domestic Consumer Business employees
  charged from Carter-Wallace, Inc...........      --       --       --   1,044    999    453
                                              -------  -------  -------  ------  -----  -----
   Total benefit cost........................ $    36  $   183  $   101  $1,020  $ 995  $ 429
                                              =======  =======  =======  ======  =====  =====

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


   The components of the changes in the benefit obligation for the years ended March 31, 2001 and 2000 were as follows:

                                                                   Other
                                                              postretirement
                                            Retirement plans     benefits
                                            ----------------  --------------
                                             2001     2000     2001    2000
                                            -------  -------  ------  ------
                                                 (Amounts in thousands)
   Benefit obligation at beginning of year. $47,615  $48,818  $1,392  $1,286
   Service cost............................   1,208    1,291      42      41
   Interest cost...........................   3,600    3,507      90     102
   Plan participants' contributions........     391      367      --      --
   Actuarial (gain) loss...................   3,167   (3,797)    (14)      1
   Effect of exchange rate changes.........  (1,455)     737    (143)     54
   Benefits paid...........................  (3,411)  (3,308)    (69)    (92)
                                            -------  -------  ------  ------
   Benefit obligation at end of year....... $51,115  $47,615  $1,298  $1,392
                                            =======  =======  ======  ======

   The components of the changes in plan assets for the years ended March 31, 2001 and 2000 were as follows:

                                                                         Other
                                                                     postretirement
                                                   Retirement plans     benefits
                                                   ----------------  -------------
                                                    2001     2000     2001    2000
                                                   -------  -------  ----     ----
                                                        (Amounts in thousands)
   Fair value of plan assets at beginning of year. $58,460  $51,647  $ --     $ --
   Actual return on plan assets...................  (1,982)   8,673    --       --
   Employer contributions.........................     171      279    69       92
   Plan participants' contributions...............     391      367    --       --
   Effect of exchange rate changes................  (1,801)     802    --       --
   Benefits paid..................................  (3,411)  (3,308)  (69)     (92)
                                                   -------  -------   ----    ----
   Fair value of plan assets at end of year....... $51,828  $58,460  $ --     $ --
                                                   =======  =======   ====    ====

   The following is a reconciliation of the funded status of the plans to the accompanying combined statements of net assets to be sold at March 31, 2001 and 2000:

                                                             Other
                                                        postretirement
                                     Retirement plans      benefits
                                    -----------------  ----------------
                                     2001      2000     2001     2000
                                    -------  --------  -------  -------
                                           (Amounts in thousands)
   Funded status................... $   713  $ 10,845  $(1,298) $(1,392)
   Unrecognized actuarial gain.....  (2,121)  (12,378)  (1,262)  (1,491)
   Unrecognized prior service cost.      96       199       --       --
   Unrecognized transition amounts.     191       276       --       --
                                    -------  --------  -------  -------
   Accrued benefit cost............ $(1,121) $ (1,058) $(2,560) $(2,883)
                                    =======  ========  =======  =======

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


   Amounts recognized in the accompanying combined statements of net assets to be sold at March 31, 2001 and 2000 were as follows:

                                              Other
                                         postretirement
                      Retirement plans      benefits
                      ----------------  ----------------
                       2001     2000     2001     2000
                      -------  -------  -------  -------
                            (Amounts in thousands)
Other assets......... $ 3,307  $ 3,183  $    --  $    --
Accrued expenses.....    (779)    (816)      --       --
Long-term liabilities  (3,649)  (3,425)  (2,560)  (2,883)
                      -------  -------  -------  -------
Net amount recognized $(1,121) $(1,058) $(2,560) $(2,883)
                      =======  =======  =======  =======

   The principal assumptions used in determining 2001, 2000, and 1999 actuarial values were:

Discount rate................................... 6.75%-8%
Rate of increase in compensation levels.........    4%-6%
Expected long-term rate of return on plan assets   7%-10%

   Expense for the employee savings plan under which the Consumer Business matches the contributions of participating employees up to a designated level was approximately $350,000 in each of the years ended March 31, 2001, 2000, and 1999.

   The assumed health care cost trend rate used to measure the accumulated postretirement benefit obligation for those over age 65 is 8% for 2001 trending to 5% over a three-year period. For those under age 65, the trend rate is 6.3% for 2001 trending to 5% over a three-year period. A 1% increase or decrease in the assumed respective annual medical cost trend rate would change the accumulated postretirement benefit obligation by approximately $100,000, and the service and interest components of net postretirement benefit expense would be immaterially affected.

(8) Long-Term Incentive Plans

   Obligations for deferred stock awards and stock option grants made under the 1996 Long-Term Incentive Plan for Corporate Officers of the Company have been excluded from the accompanying combined statements of net assets to be sold of this component of the Consumer Business, as these are obligations of the Company. As of March 31, 2001, the outstanding stock awards for the four Consumer Business executives totaled 105,000 shares and the outstanding stock options totaled 567,000. Outstanding awards of deferred stock become fully vested and outstanding options become immediately exercisable upon the occurrence of a change in control of the Company. Expense for stock award amortization has been included in the accompanying combined statements of revenues and expenses. This stock award amortization expense amounted to $232,000, $334,000, and $193,000 for the fiscal years ended March 31, 2001,
2000, and 1999, respectively. The Consumer Business has chosen to continue to account for options granted under the plan using the intrinsic value method. Accordingly, no compensation expense has been recognized for these options. Had the fair value method of accounting, as defined in SFAS No. 123, "Accounting for Stock-Based Compensation," been applied to these stock options, revenue in excess of expenses of the Consumer Business would have been reduced on a pro forma basis by approximately $490,000, $578,000 and $507,000 in the fiscal years ended March 31, 2001, 2000 and 1999, respectively. For purposes of

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000

fair market value disclosures, the fair market value of an option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                           2001   2000   1999
                                          ------ ------ ------
                  Risk-Free Interest Rate   6.3%   6.3%  4.9%
                  Expected Life.......... 8 yrs. 8 yrs. 8 yrs.
                  Volatility.............  31.7%  31.7% 35.4%
                  Dividend Yield.........   1.2%   1.2%  1.1%

(9) Rental Expense and Lease Commitments

   Rental expense for operating leases with a term greater than one year for 2001, 2000, and 1999 was as follows (amounts in thousands):

                 Real   Equipment
Rental expense property and other
-------------- -------- ---------
March 31, 2001  $1,691   $7,244
March 31, 2000   1,541    6,916
March 31, 1999   1,568    6,763

   Minimum rental commitments under noncancelable leases in effect at March 31, 2001 were as follows (amounts in thousands):

Minimum rental                                      Real   Equipment Capital lease
commitments                                       property and other  obligations
-----------                                       -------- --------- -------------
2002.............................................  $1,533    $ 896      $  275
2003.............................................   1,469      564         216
2004.............................................     601      249         203
2005.............................................     363       69         190
2006.............................................      94       15         127
2007 and thereafter..............................       7       --          --
                                                                        ------
                                                                         1,011
Less interest and executory cost.................                         (163)
                                                                        ------
Present value of minimum lease payments (of which
  $213 is included in accrued expenses)..........                       $  848
                                                                        ======

(10) Litigation

   The Consumer Business is engaged in litigation with Tambrands Inc. ("Tambrands") in the Supreme Court of the State and County of New York ("Supreme Court"), arising out of a patent infringement and misappropriation suit previously filed against both companies in the United States District Court, Southern District of New York, by New Horizons Diagnostics Corporation ("NHDC"), et al. The NHDC suit, which was settled and discontinued in July 1996, asserted claims with respect to certain "gold sol" technology (used in First Response and Answer home pregnancy and ovulation predictor test kits) that the Consumer Business had acquired from Tambrands pursuant to a written purchase agreement in March 1990. The Consumer Business paid an immaterial amount toward that settlement. In the pending Supreme Court action, Tambrands seeks reimbursement from the Consumer Business of an unspecified portion of the amount paid by Tambrands in settlement of the NHDC suit, and for defense costs. Cross-motions for summary judgment have been filed. The Consumer Business believes it has good defenses, under the terms of the purchase agreement, to Tambrands' claim.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


   The Consumer Business is subject to other legal actions arising out of its operations. The Consumer Business believes, based on the opinion of counsel, that it has good defenses to such actions and should prevail.

(11) Employment Agreements and Termination and Change in Control Arrangements

   The Company has entered into agreements with four executives of the Consumer Business as well as seven foreign subsidiary general managers, whose services are being made available to the Consumer Business. These obligations will be assumed by Armkel as part of the acquisition of the Consumer Business. These agreements generally provide for payments equal to salary and bonus multiples, and in the case of the four executives, certain pension enhancements if the executives' employment is terminated as specified in the agreements after a change in control of the Company.

   The payments required by these agreements, based on a termination under the agreements of all of the executives, is approximately $15,000,000.

   The transactions disclosed in note 1 relating to the contemplated sale of the Consumer Business and the Company meet the definition of a change in control as defined in the various agreements.

(12) Acquisitions

   At the beginning of fiscal year 1999, the Consumer Business acquired the Femfresh line of feminine hygiene products in England for approximately $3,600,000.

   In February 1999, the Consumer Business acquired the Barbara Gould line of skin care products in France for approximately $15,100,000. Sales of this product line commenced in the fiscal year beginning April 1, 1999.

   These acquisitions are being accounted for by the purchase method and, accordingly, their results of operations are included in this component of the Consumer Business' revenues and expenses from the acquisition date. Pro forma revenue in excess of expenses are not presented since the effect would not be material.

(13) Supplemental Financial Information

   The following is presented in support of the accompanying combined statements of net assets to be sold:

                                                   March 31,
                                             ----------------------
                                                2001        2000
                                             ----------  ----------
                                             (Amounts in thousands)
            Accrued expenses:
               Salaries and wages........... $    9,985  $    9,849
               Advertising and promotion....     11,925      12,613
               Retirement and related plans.      1,947       1,617
               Other........................      9,020       7,092
                                             ----------  ----------
                                             $   32,877  $   31,171
                                             ==========  ==========
            Other long-term liabilities:
               Retirement plans............. $    3,649  $    3,425
               Other........................      3,044       3,298
                                             ----------  ----------
                                             $    6,693  $    6,723
                                             ==========  ==========

   Interest paid was $1,278,000, $1,497,000, and $1,296,000 in 2001, 2000, and
1999, respectively.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


(14) Certain Operational and Revenue Information

   Net current assets and net sales of this component of the Consumer Business foreign subsidiaries and branches operating outside of the United States and the Consumer Business' equity in net assets and revenues in excess of expenses of such operations of this component were (note 15 has additional information on international operations):

                                            March 31,
                              --------------------------------------
                                  2001         2000         1999
                              ------------ ------------ ------------
Net current assets........... $ 56,230,000 $ 57,675,000 $ 49,604,000
Equity in net assets.........  101,734,000  102,722,000   91,038,000
Net sales....................  228,162,000  230,395,000  197,155,000
Revenue in excess of expenses   10,492,000   12,026,000    9,562,000

   The adjustment from foreign currency translation is included as a reduction of the net assets to be sold. The cumulative balances are included as a component of stockholders' equity of Carter-Wallace, Inc. The adjustments are comprised of the following:

                           March 31,
                    -----------------------
                       2001        2000
                    ----------- -----------
Opening balance.... $31,258,000 $27,563,000
Current year change   8,223,000   3,695,000
                    ----------- -----------
Ending balance..... $39,481,000 $31,258,000
                    =========== ===========

   The following table sets forth our principal product lines and related data.

Domestic Division
-----------------
                                                         Net Sales
                                                       (in millions)
Product                                          2001      2000        1999
-------                                         ------ -------------- ------
Condoms........................................ $121.6 $        111.7 $104.1
Depilatories and waxes.........................   35.9           30.0   21.6
Home pregnancy and ovulation test kits.........   40.8           31.1   27.8
Other consumer products........................    9.0            9.7   10.0
                                                ------ -------------- ------
       Total domestic net sales................ $207.3 $        182.5 $163.5
                                                ------ -------------- ------
International Division
----------------------
                                                         Net Sales
                                                       (in millions)
Product                                          2001       2000       1999
-------                                         ------ -------------- ------
Condoms; home pregnancy and ovulation test kits $ 23.5 $         20.7 $ 19.3
Depilatories and waxes; face and skin care.....   53.1           50.4   27.9
Oral care......................................   29.8           32.2   32.8
OTC products*..................................   46.4           34.0   30.4
Other consumer products*.......................   75.4           93.1   86.8
                                                ------ -------------- ------
       Total international net sales........... $228.2          230.4  197.2
                                                ------ -------------- ------

    ----
    * Includes net sales of approximately $32 million relating to products distributed by the CW Consumer Business for third parties.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


   For the fiscal years ended March 31, 2001, 2000 and 1999, our largest domestic customer represented approximately 19%, 16% and 15%, respectively of our consolidated domestic net sales and, for the same periods, our top ten largest domestic customers in the aggregate represented approximately 60%, 58% and 57% of our consolidated domestic net sales.

(15) Supplemental Financial Information of Domestic and International Operations

   Supplemental information for combined condensed revenues in excess of expenses, net assets to be sold, and cash flows data as of March 31, 2001 and 2000, and for the years ended March 31, 2001, 2000 and 1999 is summarized as follows (amounts in thousands):

                                                                   Year ended March 31, 2001
                                                              -----------------------------------
                                                                                           Total
                                                              Domestic International/(1)/ Combined
                                                              -------- -----------------  --------
Net sales.................................................... $207,376     $228,162       $435,538
Cost of goods sold...........................................   61,316       98,199        159,515
                                                              --------     --------       --------
   Gross profit..............................................  146,060      129,963        276,023
Operating Expenses...........................................   79,716      110,052        189,768
                                                              --------     --------       --------
   Revenues in excess of expenses before provision for taxes
     on income...............................................   66,344       19,911         86,255
Provision for taxes on income................................   26,910        9,419         36,329
                                                              --------     --------       --------
   Revenues in excess of expenses............................ $ 39,434     $ 10,492       $ 49,926
                                                              ========     ========       ========

                                                                   Year ended March 31, 2000
                                                              -----------------------------------
                                                                                           Total
                                                              Domestic International/(1)/ Combined
                                                              -------- -----------------  --------
Net sales.................................................... $182,534     $230,395       $412,929
Cost of goods sold...........................................   58,095      102,213        160,308
                                                              --------     --------       --------
   Gross profit..............................................  124,439      128,182        252,621
Operating Expenses...........................................   76,346      110,155        186,501
                                                              --------     --------       --------
   Revenues in excess of expenses before provision for taxes
     on income...............................................   48,093       18,027         66,120
Provision for taxes on income................................   19,668        6,001         25,669
                                                              --------     --------       --------
   Revenues in excess of expenses............................ $ 28,425     $ 12,026       $ 40,451
                                                              ========     ========       ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


                                                                   Year ended March 31, 1999
                                                              -----------------------------------
                                                                                           Total
                                                              Domestic International/(1)/ Combined
                                                              -------- -----------------  --------
Net sales.................................................... $163,456     $197,155       $360,611
Cost of goods sold...........................................   52,899       89,059        141,958
                                                              --------     --------       --------
   Gross profit..............................................  110,557      108,096        218,653
Operating Expenses...........................................   73,210       92,205        165,415
                                                              --------     --------       --------
   Revenues in excess of expenses before provision for taxes
     on income...............................................   37,347       15,891         53,238
Provision for taxes on income................................   15,560        6,329         21,889
                                                              --------     --------       --------
   Revenues in excess of expenses............................ $ 21,787     $  9,562       $ 31,349
                                                              ========     ========       ========

--------
(1) International includes primarily the Company's operations in France, the United Kingdom and Canada, together with certain smaller locations throughout the world. No particular country has a material component of the international operations.

                                                                                As of March 31, 2001
                                                                           -------------------------------
                                                                                                   Total
                                                                           Domestic International Combined
                                                                           -------- ------------- --------
Cash and cash equivalents................................................. $     99   $ 12,737    $ 12,836
Accounts receivable--trade, less allowance................................   20,462     64,344      84,806
Other receivables.........................................................      487      3,396       3,883
Inventories...............................................................   25,521     34,968      60,489
Deferred taxes............................................................    6,281         --       6,281
Prepaid expenses and other current assets.................................    2,109      3,922       6,031
                                                                           --------   --------    --------
       Total current assets...............................................   54,959    119,367     174,326

Property, plant and equipment, net........................................   91,785     21,139     112,924
Intangible assets:
   Excess of purchase price of businesses acquired over the net assets at
     date of acquisition, less amortization...............................   28,662     25,107      53,769
   Patents, trademarks, contracts, and formulae, less amortization........    8,921     17,639      26,560
                                                                           --------   --------    --------
       Total intangible assets............................................   37,583     42,746      80,329
Other assets..............................................................       --      3,624       3,624
                                                                           --------   --------    --------
       Total assets....................................................... $184,327   $186,876    $371,203
                                                                           ========   ========    ========
Accounts payable.......................................................... $  5,600   $ 35,580    $ 41,180
Accrued expenses..........................................................   16,299     16,578      32,877
Notes payable.............................................................       --      6,358       6,358
Taxes on income...........................................................       --      4,621       4,621
                                                                           --------   --------    --------
       Total current liabilities..........................................   21,899     63,137      85,036
Long-term liabilities.....................................................    5,104     25,301      30,405
       Total liabilities..................................................   27,003     88,438     115,441
Net assets to be sold.....................................................  157,324     98,438     255,762
                                                                           --------   --------    --------
       Total liabilities and net assets to be sold........................ $184,327   $186,876    $371,203
                                                                           ========   ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000

                                                                                As of March 31, 2000
                                                                           -------------------------------
                                                                                                   Total
                                                                           Domestic International Combined
                                                                           -------- ------------- --------
Cash and cash equivalents................................................. $     --   $  8,026    $  8,026
Accounts receivable--trade, less allowance................................   18,963     59,965      78,928
Other receivables.........................................................      531      3,096       3,627
Inventories...............................................................   25,448     35,928      61,376
Deferred taxes............................................................    4,947         --       4,947
Prepaid expenses and other current assets.................................    1,838      3,800       5,638
                                                                           --------   --------    --------
       Total current assets...............................................   51,727    110,815     162,542
Property, plant and equipment, net........................................   95,881     21,611     117,492
Intangible assets:
   Excess of purchase price of businesses acquired over the net assets at
     date of acquisition, less amortization...............................   29,474     27,908      57,382
   Patents, trademarks, contracts, and formulae, less amortization........    9,212     19,394      28,606
                                                                           --------   --------    --------
       Total intangible assets............................................   38,686     47,302      85,988
Other assets..............................................................       --      3,436       3,436
                                                                           --------   --------    --------
       Total assets....................................................... $186,294   $183,164    $369,458
                                                                           ========   ========    ========
Accounts payable.......................................................... $  5,100   $ 31,830    $ 36,930
Accrued expenses..........................................................   17,783     13,388      31,171
Notes payable.............................................................       --      5,287       5,287
Taxes on income...........................................................       --      2,635       2,635
                                                                           --------   --------    --------
       Total current liabilities..........................................   22,883     53,140      76,023
Long-term liabilities.....................................................    5,125     28,813      33,938
                                                                           --------   --------    --------
       Total liabilities..................................................   28,008     81,953     109,961
Net assets to be sold.....................................................  158,286    101,211     259,497
                                                                           --------   --------    --------
       Total liabilities and net assets to be sold........................ $186,294   $183,164    $369,458
                                                                           ========   ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000

                                                                          Year Ended March 31, 2001
                                                                      --------------------------------
                                                                                               Total
                                                                      Domestic  International Combined
                                                                      --------  ------------- --------
Cash flows from operating activities:
Revenues in excess of expenses....................................... $ 39,434     $10,492    $ 49,926
Adjustments to reconcile revenues in excess of expenses to cash flows from operations:
   Depreciation and amortization.....................................    5,439       3,176       8,615
   Amortization......................................................    1,071       1,859       2,930
Other changes in assets and liabilities:
   Increase in accounts receivable...................................   (1,455)     (9,069)    (10,524)
   Increase in inventories...........................................      (73)     (1,502)     (1,575)
   Increase in prepaid expenses......................................     (271)       (426)       (697)
   Increase (decrease) in accounts payable & accrued expenses........     (984)     12,925      11,941
   Increase (decrease) in deferred taxes.............................   (1,579)        685        (894)
   Other changes.....................................................      224      (1,536)     (1,312)
                                                                      --------     -------    --------
Changes in assets & liabilities......................................   (4,138)      1,077      (3,061)
                                                                      --------     -------    --------
Cash flows provided by operations....................................   41,806      16,604      58,410
                                                                      --------     -------    --------
Cash flows from investing activities:
   Additions to property, plant and equipment--net of acquisitions...   (6,995)     (4,375)    (11,370)
   Proceeds from sale of property, plant and equipment...............    1,086         357       1,443
                                                                      --------     -------    --------
Cash flows used in investing activities..............................   (5,909)     (4,018)     (9,927)
                                                                      --------     -------    --------
Cash flows from financing activities:
   Payments of debt..................................................       --      (3,596)     (3,596)
   Cash transferred to CWI...........................................  (35,798)     (5,899)    (41,697)
   Increase in borrowings............................................       --       2,173       2,173
                                                                      --------     -------    --------
Cash flows provided by (used in) financing activities................  (35,798)     (7,322)    (43,120)
                                                                      --------     -------    --------
Foreign exchange effect on cash & cash equivalents...................       --        (553)       (553)
                                                                      --------     -------    --------
Increase in cash & cash equivalents.................................. $     99     $ 4,711    $  4,810
                                                                      ========     =======    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000


                                                                               Year Ended March 31, 2000
                                                                           --------------------------------
                                                                                                    Total
                                                                           Domestic  International Combined
                                                                           --------  ------------- --------
Cash flows from operating activities:
Revenues in excess of expenses............................................ $ 28,425    $ 12,026    $ 40,451
Adjustments to reconcile revenues in excess of expenses to cash flows from operations:
Depreciation and amortization.............................................    4,625       3,059       7,684
Amortization..............................................................    1,187       2,313       3,500
Other changes in assets & liabilities:
   Increase in accounts receivable........................................   (2,472)    (11,396)    (13,868)
   Increase in inventories................................................   (6,343)     (5,194)    (11,537)
   Increase in prepaid expenses...........................................     (474)     (1,095)     (1,569)
   Increase in accounts payable & accrued expenses........................      574       4,730       5,304
   Decrease in deferred taxes.............................................   (4,027)       (276)     (4,303)
   Other changes..........................................................      408      (1,913)     (1,505)
                                                                           --------    --------    --------
   Changes in assets & liabilities........................................  (12,334)    (15,144)    (27,478)
                                                                           --------    --------    --------
Cash flows provided by operations.........................................   21,903       2,254      24,157
                                                                           --------    --------    --------
Cash flows from investing activities:
   Additions to property, plant and equipment--net of acquisitions........   (6,886)     (8,330)    (15,216)
   Cash paid for acquisitions.............................................       --          --          --
   Decrease in short-term investments.....................................       --         313         313
   Proceeds from sale of property, plant and equipment....................      353         672       1,025
                                                                           --------    --------    --------
Cash flows used in investing activities...................................   (6,533)     (7,345)    (13,878)
                                                                           --------    --------    --------
Cash flows from financing activities:
   Payments of debt.......................................................       --      (5,008)     (5,008)
   Cash transferred (to) from CHI.........................................  (15,407)      3,605     (11,802)
   Increase in borrowings.................................................       --       2,781       2,781
                                                                           --------    --------    --------
Cash flows provided by (used in) financing activities.....................  (15,407)      1,378     (14,029)
                                                                           --------    --------    --------
Foreign exchange effect on cash & cash equivalents........................       --        (522)       (522)
                                                                           --------    --------    --------
Decrease in cash & cash equivalents....................................... $    (37)   $ (4,235)   $ (4,272)
                                                                           ========    ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                            March 31, 2001 and 2000

                                                                          Year Ended March 31, 1999
                                                                      --------------------------------
                                                                                               Total
                                                                      Domestic  International Combined
                                                                      --------  ------------- --------
Cash flows from operating activities:
Revenues in excess of expenses....................................... $ 21,787    $  9,562    $ 31,349
Adjustments to reconcile revenues in excess of expenses to cash flows from operations:
   Depreciation and Amortization.....................................    3,578       3,014       6,592
   Amortization......................................................    1,028       2,404       3,432
Other changes in assets & liabilities:
   (Increase) decrease in accounts receivable........................    2,437      (1,816)        621
   Increase in inventories...........................................   (3,153)     (4,023)     (7,176)
   Increase in prepaid expenses......................................     (273)       (385)       (658)
   Increase in accounts payable & accrued expenses...................    1,340       9,183      10,523
   Increase in deferred taxes........................................      381         130         511
   Other changes.....................................................      667      (2,695)     (2,028)
                                                                      --------    --------    --------
   Changes in assets & liabilities...................................    1,399         394       1,793
                                                                      --------    --------    --------
Cash flows provided by operations....................................   27,792      15,374      43,166
                                                                      --------    --------    --------
Cash flows from investing activities:
   Additions to property, plant and equipment--net of acquisitions...  (11,965)     (2,838)    (14,803)
   Cash paid for acquisitions........................................       --     (18,762)    (18,762)
   Increase in short-term investments................................       --        (313)       (313)
   Proceeds from sale of property, plant and equipment...............      130         241         371
                                                                      --------    --------    --------
Cash flows used in investing activities..............................  (11,835)    (21,672)    (33,507)
                                                                      --------    --------    --------
Cash flows from financing activities:
   Payments of debt..................................................       --      (7,089)     (7,089)
   Cash transferred to CWI...........................................  (15,929)     (1,370)    (17,299)
   Increase in borrowings............................................       --      17,385      17,385
                                                                      --------    --------    --------
Cash flows provided by (used in) financing activities................  (15,929)      8,926      (7,003)
                                                                      --------    --------    --------
Foreign exchange effect on cash & cash equivalents...................       --        (603)       (603)
                                                                      --------    --------    --------
Increase in cash & cash equivalents.................................. $     28    $  2,025    $  2,053
                                                                      ========    ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                 Combined Statements of Net Assets to be Sold
                           (unaudited--in thousands)



                                                                                   September 28, March 31,
                                                                                       2001        2001
                                                                                   ------------- ---------
                                     Assets
Current assets:
   Cash and cash equivalents......................................................   $ 10,681    $ 12,836
   Accounts receivable--trade, less allowances of $4,175 and $4,089...............    102,071      84,806
   Other receivables..............................................................      4,023       3,883
   Inventories:
       Finished goods.............................................................     33,567      37,809
       Work in process............................................................      7,916       8,634
       Raw materials and supplies.................................................     13,353      14,046
                                                                                     --------    --------
                                                                                       54,836      60,489
   Deferred taxes.................................................................      6,281       6,281
   Prepaid expenses and other current assets......................................      8,287       6,031
                                                                                     --------    --------
              Total current assets................................................    186,179     174,326
                                                                                     --------    --------
Property, plant, and equipment at cost:
   Land...........................................................................      2,573       2,521
   Buildings and improvements.....................................................    106,270     105,666
   Machinery, equipment, and fixtures.............................................    118,391     117,513
   Leasehold improvements.........................................................      4,348       4,721
                                                                                     --------    --------
                                                                                      231,582     230,421
   Accumulated depreciation and amortization......................................    120,832     117,497
                                                                                     --------    --------
                                                                                      110,750     112,924
                                                                                     --------    --------
Intangible assets:
   Excess of purchase price of businesses acquired over the net assets at date of
     acquisition, less amortization...............................................     52,533      53,769
   Patents, trademarks, contracts, and formulae, less amortization................     25,996      26,560
                                                                                     --------    --------
                                                                                       78,529      80,329
                                                                                     --------    --------
Other assets......................................................................      3,559       3,624
                                                                                     --------    --------
              Total assets........................................................   $379,017    $371,203
                                                                                     ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS


            Combined Statements of Net Assets To Be Sold, Continued
                           (unaudited--in thousands)

                                                                      September 28, March 31,
                                                                          2001        2001
          Liabilities and Net Assets to Be Sold                       ------------- ---------
Current liabilities:
   Accounts payable..................................................   $ 39,460    $ 41,180
   Accrued expenses..................................................     30,265      32,877
   Notes payable.....................................................      7,347       6,358
   Taxes on income...................................................      5,490       4,621
                                                                        --------    --------
              Total current liabilities..............................     82,562      85,036
                                                                        --------    --------
Long-term liabilities:
   Long-term debt....................................................     15,751      17,921
   Accrued postretirement benefit obligation in Canada...............      2,503       2,560
   Other long-term liabilities.......................................      8,248       6,693
   Deferred tax liability............................................      2,942       3,231
                                                                        --------    --------
              Total long-term liabilities............................     29,444      30,405
                                                                        --------    --------
              Total liabilities......................................    112,006     115,441

Net assets to be sold................................................    267,011     255,762
                                                                        --------    --------
              Total liabilities and net assets to be sold............   $379,017    $371,203
                                                                        ========    ========






           See accompanying notes to unaudited combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                 Combined Statements of Revenues and Expenses
                           (unaudited--in thousands)

                                                                                       Period from
                                                                                      April 1, 2001  Six Months
                                                                                           to           Ended
                                                                                      September 28, September 30,
                                                                                          2001          2000
                                                                                      ------------- -------------
                                                                                                     (unaudited)
Net sales............................................................................   $245,598      $231,954
Cost of goods sold...................................................................     88,513        84,745
                                                                                        --------      --------
          Gross profit...............................................................    157,085       147,209
                                                                                        --------      --------
Operating expenses:
   Advertising and promotion.........................................................     51,580        50,343
   Marketing and other selling.......................................................     24,765        25,099
   Distribution expense..............................................................      7,884         7,811
   Research and development..........................................................      3,441         3,871
   General and administrative........................................................     13,005        11,537
   Interest expense..................................................................        647           603
   Interest income...................................................................       (175)         (202)
   Other expense, net................................................................       (180)          (44)
                                                                                        --------      --------
                                                                                         100,967        99,018
                                                                                        --------      --------

          Revenues in excess of expenses before provision for taxes on income........     56,118        48,191

Provision for taxes on income........................................................     23,016        18,999
                                                                                        --------      --------
          Revenues in excess of expenses.............................................   $ 33,102      $ 29,192
                                                                                        ========      ========





           See accompanying notes to unaudited combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                       Combined Statements of Changes in
                     Net Assets and Comprehensive Earnings
                           (unaudited--in thousands)



                                                    Period from
                                                   April 1, 2001  Six Months
                                                        to           Ended
                                                   September 28, September 30,
                                                       2001          2000
                                                   ------------- -------------
                                                                  (unaudited)
  Amount at beginning of period...................   $255,762      $259,497
  Revenues in excess of expenses..................     33,102        29,192
  Foreign currency translation adjustments........        222        (5,929)
                                                     --------      --------
  Comprehensive earnings..........................     33,324        23,263
  Cash and other transfers to Carter-Wallace, Inc.    (22,075)      (25,396)
                                                     --------      --------
  Amount at end of period.........................   $267,011      $257,364
                                                     ========      ========






           See accompanying notes to unaudited combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                       Combined Statements of Cash Flows
                           (unaudited--in thousands)




                                                                                  Period from     Six Months
                                                                                April 1, 2001 to     Ended
                                                                                 September 28,   September 30,
                                                                                      2001           2000
                                                                                ---------------- -------------
Cash flows (used by) provided by operating activities:
   Revenues in excess of expenses..............................................     $ 33,102       $ 29,192
   Adjustments to reconcile revenues in excess of expenses
     to cash flows from operations:
       Depreciation and amortization...........................................        4,620          4,410
       Amortization of excess of purchase price of businesses acquired over the net assets at date of acquisition, patents, trademarks,
         contracts, and formulae...............................................        1,375          1,420
       Other changes in assets and liabilities:
          (Increase) in accounts receivable and other receivables..............      (16,782)       (16,190)
          Decrease in inventories..............................................        5,747          2,992
          (Increase) decrease in prepaid expenses..............................       (2,096)           715
          (Decrease) increase in accounts payable and accrued expenses.........       (3,622)         5,363
          (Increase) in deferred taxes.........................................         (289)           (51)
          Other changes........................................................        1,394           (158)
                                                                                    --------       --------
              Cash flows (used by) provided by operating activities............       23,449         27,693
                                                                                    --------       --------
Cash flows used in investing activities:
   Additions to property, plant, and equipment.................................       (4,941)        (6,297)
   (Increase) in short-term investments........................................           --             --
   Proceeds from sale of property, plant, and equipment........................           79            162
                                                                                    --------       --------
              Cash flows used in investing activities..........................       (4,862)        (6,135)
                                                                                    --------       --------
Cash flows used in financing activities:
   Payments of debt............................................................       (2,451)        (1,685)
   Cash transferred to Carter-Wallace, Inc.....................................      (19,447)       (23,277)
   Increase in borrowings......................................................        1,206          4,466
                                                                                    --------       --------
              Cash flows used in financing activities..........................      (20,692)       (20,496)
                                                                                    --------       --------
Effect of foreign exchange rate changes on cash and cash equivalents...........          (50)          (324)
                                                                                    --------       --------
              (Decrease)/increase in cash and cash equivalents.................     $ (2,155)      $    738
                                                                                    ========       ========
Supplemental Information:
          Interest Paid........................................................          647            603
                                                                                    --------       --------

           See accompanying notes to unaudited combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements


                   September 28, 2001 and September 30, 2000

                                  (Unaudited)


(1) Description of Business and Basis of Presentation


   On May 7, 2001, Carter-Wallace, Inc. (the "Company") entered into definitive agreements for the sale of the Company in a two-step transaction which was consummated on September 28, 2001. In accordance with the Asset Purchase Agreement, the Company first sold the net assets and business of the Company's Consumer Business, as defined in the Asset Purchase Agreement, to Armkel, LLC ("Armkel") for $739.0 million, less certain debt outstanding. Armkel is jointly owned by two private investment funds formed by Kelso & Company L.P. and by Church & Dwight Co. Such funds were paid directly to the Company. Pursuant to the Agreement and Plan of Merger, immediately following the sale of the Consumer Business, a buying group (the "Buying Group") purchased the Company's outstanding common stock and Class B common stock for $20.30 per share subject to certain closing adjustments. The aggregate consideration from both parts of the transaction was $1.121 billion, less approximately $160 million of corporate taxes paid on the sale of the Consumer Business.


   Under a separate Product Line Purchase Agreement effective May 7, 2001, as amended, Church & Dwight Co. acquired the antiperspirant/deodorant products business in the United States and Canada and the pet products business from Armkel. Excluded from this transaction are the antiperspirants/deodorants product business in the United Kingdom and Australia.

   Products sold domestically by this component of the Consumer Business primarily include condoms, at-home pregnancy and ovulation test kits, hair removal products, and tooth-whitening products. These products are promoted directly to the consumer by television and other advertising media and are sold to wholesalers and various retailers. Many of the products sold by foreign subsidiaries are the same products which are sold domestically, as well as certain other products which are sold exclusively in international markets. Products are sold throughout the world by various subsidiaries and distributors.


   The accompanying combined unaudited statements pertain to the Consumer Business of the Company--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products and have been prepared pursuant to the Asset Purchase Agreement and Product Line Purchase Agreement in accordance with accounting principles generally accepted in the United States of America. All significant intercompany transactions have been eliminated. This component of the Consumer Business has no separate legal status and operated as an integral part of the Company's Consumer Business which operated as an integral part of Carter-Wallace, Inc. overall operations. These combined unaudited statements have been prepared from the historical accounting records of the Company prior to the Armkel acquisition which have been stated on a going-concern basis and do not necessarily reflect liquidity values and do not reflect a new basis of accounting resulting from the acquisition by Armkel or other direct costs related to the acquisition.


   The accompanying unaudited combined statements of revenues and expenses are not necessarily indicative of the costs and expenses that would have been incurred had the component been operated as a stand-alone entity.


   Certain indirect operating expenses for selling and general and administrative costs of the Consumer Business were allocated to the Carter-Wallace, Inc. Consumer Business--Excluding Antiperspirant/Deodorant Products in the United States and Canada and Pet Products based on a percentage of net sales. Such allocated selling and other general and administrative costs for the period from April 1, 2001 to September 28, 2001 and

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements


                   September 28, 2001 and September 30, 2000

                                  (Unaudited)


the six months ended September 30, 2000 included in the accompanying combined statements amounted to approximately $10,400,000 and $10,000,000 respectively. Corporate income and expenses of the Company included in this component of the Consumer Business include those items specifically identifiable to this component and allocation, primarily based on usage estimates, of certain other corporate expenses, including accounting, human resources, and corporate systems. Corporate expenses allocated to this component of the Consumer Business are costs which benefit and are required for its operations. Certain general corporate expenses of the Company have not been allocated to this component of the Consumer Business because they did not provide a direct or material benefit to this business. In addition, if the Consumer Business had not been a part of the Company during the periods presented, such corporate expenses would not have significantly changed as a result of not having to operate this business. In the opinion of management, these methods of allocating these costs are reasonable; however, such costs do not necessarily equal the costs that this component of the Consumer Business would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect assets and liabilities, revenues and expenses, and cash flows of this component of the Consumer Business on a stand-alone basis in the future.



   Certain expenses, such as postretirement benefit costs which are included in the combined statements of revenues and expenses for this component of the Consumer Business, relate to assets and/or liabilities which have not been included in the accompanying unaudited combined statements of net assets to be sold of this component of the Consumer Business. Such assets and/or liabilities will be retained by Carter-Wallace, Inc. in accordance with the terms of the definitive sales agreements. In accordance with such agreements, Armkel will assume the liability for 60% of the retiree medical obligations incurred with respect to any specified consumer business employee who terminates employment between May 7, 2001 through the sale closing date. The Buying Group that acquired the outstanding shares of the Company has asserted that all of the specifically identified Consumer Business employees were terminated by the Company on the sale closing date and that Armkel is therefore liable for 60% of the future retiree medical costs with respect to all of those former employees. Armkel disagrees with the Buying Group's position and does not believe it has any liability for those employees. The Buying Group estimates Armkel's share of the liability for the specifically identified Consumer Business employees to be approximately $6.0 million to $10.0 million (depending upon a final actuarial valuation). This amount is not reflected in the accompanying statements of net assets to be sold as of September 28, 2001 and March 31, 2001. To the extent Armkel may have liability related to this matter, some portion of that would be borne by Church & Dwight Co., Inc.


   This component of the Consumer Business includes only the cash of the foreign subsidiaries, except for Canada where the amount of cash is limited to U.S. $1,000,000.


   The accompanying statements as of September 28, 2001 and for the period from April 1, 2001 to September 28, 2001 and the six months ended September 30, 2000 are unaudited. The results of the interim periods are not necessarily indicative of results expected for a full year's operations. In the opinion of management, all adjustments necessary for a fair statement of results of these interim periods have been reflected in these

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                   September 28, 2001 and September 30, 2000
                                  (Unaudited)


financial statements and are of a normal recurring nature. These statements should be read in conjunction with the audited statements and notes thereto included on pages F-3 through F-26 of this prospectus.


(2) New Accounting Pronouncements

Accounting for Certain Sales Incentives

   Emerging Issues Task Force Issue No. 00-14, "Accounting for Certain Sales Incentives" ("EITF Issue No. 00-14"), outlines required accounting treatment for certain sales incentives, including manufacturer's coupons. EITF Issue No. 00-14 requires companies to record coupon expense as a reduction of sales, rather than marketing expense. The Consumer Business currently records coupon expense as a component of marketing expense.

   The Consumer Business is required to implement EITF Issue No. 00-14 for the quarter beginning January 1, 2002. It will require the Consumer Business to report coupon expense as a reduction of net sales. Coupon expense in this component of the Consumer Business approximates $3,000,000 per year based on historical amounts, spread relatively evenly throughout the year.

Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer

   Issue No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer" ("EITF Issue No. 00-25"), outlines required accounting treatment of certain sales incentives, including slotting or placement fees, cooperative advertising arrangements, buydowns, and other allowances. The Consumer Business currently records such costs as marketing expenses. EITF Issue No. 00-25 will require the Consumer Business to report the paid consideration expense as a reduction of sales, rather than marketing expense. The Consumer Business is required to implement EITF Issue No. 00-25 for the quarter beginning January 1, 2002. The Consumer Business has not yet determined the effect of implementing the guidelines of EITF Issue No. 00-25, but, in any case, implementation will not have an effect on net earnings.

Derivative Instruments and Hedging Activities


   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133". This statement deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which made minor amendments to SFAS No. 133. The Company has adopted SFAS No. 133, as amended, effective April 1, 2001. The Company's derivatives are all qualified hedges. The derivatives are comprised of interest rate swaps and foreign exchange forward contracts. The valuation of these derivatives at September 28, 2001 resulted in a net asset of approximately $150,000. The adoption of this accounting requirement did not have a material effect on the Company's combined statements.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                   September 28, 2001 and September 30, 2000
                                  (Unaudited)


Business Combinations, Goodwill and Other Intangible Assets

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." This Statement addresses the financial accounting and reporting for business combinations and supersedes Accounting Principles Bulletin ("APB") No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes criteria to separately recognize intangible assets apart from goodwill. In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No. 17, "Intangible Assets." This Statement requires, among other things, that goodwill and intangible assets that have indefinite useful lives should not be amortized, but rather should be tested at least annually for impairment, using the guidance for measuring impairment set forth in the Statement. The acquisition of this component of the Consumer Business will be accounted for as a purchase under SFAS No. 141 and the resulting goodwill and other intangible assets will be accounted for under SFAS No. 142. At September 28, 2001, unamortized goodwill in the accompanying statements amounted to approximately $51,500,000 and amortization expense related to this goodwill for the year ended March 31, 2001 amounted to approximately $2,800,000.

(3) Litigation

   The Consumer Business is engaged in litigation with Tambrands Inc. in the Supreme Court of the State and County of New York, arising out of a patent infringement and misappropriation suit previously filed against both companies in the United States District Court, Southern District of New York, by New Horizons Diagnostics Corporation ("NHDC"), et al. The NHDC suit, which was settled and discontinued in July 1996, asserted claims with respect to certain "gold sol" technology (used in First Response and Answer home pregnancy and ovulation predictor test kits) that the Consumer Business had acquired from Tambrands pursuant to a written purchase agreement in March 1990. The Consumer Business paid an immaterial amount toward that settlement. In the pending Supreme Court action, Tambrands seeks reimbursement from the Consumer Business of an unspecified portion of the amount paid by Tambrands in settlement of the NHDC suit, and for defense costs. Cross-motions for summary judgment have been filed. The Consumer Business believes it has good defenses, under the terms of the purchase agreement, to Tambrands' claim.

   The Consumer Business is subject to other legal actions arising out of its operations. The Consumer Business believes, based on the opinion of counsel, that it has good defenses to such actions and should prevail.

(4) Employment Agreements and Termination and Change in Control Arrangements

   The Company has entered into agreements with four executives of the Consumer Business as well as seven foreign subsidiary general managers, whose services are being made available to the Consumer Business. These obligations were assumed by Armkel as part of the acquisition of the Consumer Business. These agreements provide for payments equal to salary and bonus multiples, and in the case of the four executives, certain pension enhancements upon termination as specified in the agreements after a change in control of the Company.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements


                   September 28, 2001 and September 30, 2000

                                  (Unaudited)


   The payments required by these agreements, based on a termination under the agreements of all of the executives, is approximately $15,000,000. No accrual of such amount is reflected in the accompanying unaudited statements.

   The transactions disclosed in note 1 relating to the sale of the Consumer Business and the Company met the definition of a change in control as defined in the various agreements.

(5) Foreign Operations

   Net current assets and net sales of this component of the Consumer Business foreign subsidiaries and branches operating outside of the United States and the Consumer Business' equity in net assets and revenues in excess of expenses of such operations of this component were:


                               Six Months     Period From
                                  Ended     April 1, 2001 to
                              September 30,  September 28,
                                  2000            2001
                              ------------- ----------------
Net current assets........... $ 51,694,000    $ 53,833,000
Equity in net assets.........  108,055,000     117,723,000
Net Sales....................  119,194,000     119,255,000
Revenue in excess of expenses    6,457,000       6,801,000


   The adjustment from foreign currency translation is included as a reduction of the net assets to be sold. The cumulative balances are included as a component of stockholders' equity of Carter-Wallace, Inc. The adjustment is comprised of the following:


                                              September 28, 2001
                                              ------------------
Opening balance..............................    $39,481,000
Current year change..........................       (222,000)
                                                 -----------
Ending balance...............................    $39,259,000
                                                 ===========
Adjustment from foreign currency translations
Opening balance..............................    $31,258,000
Current year change..........................      5,929,000
                                                 -----------
Ending balance...............................    $37,187,000
                                                 ===========


(6) Supplemental Financial Information of Domestic and International Operations


   The international subsidiaries and domestic business, owned by the Company, will be owned by Armkel, LLC, the successor company, after the consummation of the transaction and the classification between the domestic business and international subsidiaries will remain the same as a result of the acquisition. The subordinated notes to be registered by Armkel, LLC, the successor company, will be fully and unconditionally guaranteed by the new Armkel domestic subsidiaries and will be joint and several. The classification of domestic vs. international is not expected to change after the acquisition of Armkel. The following information is being presented to comply with SEC Regulation SX, Item 3-10.

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                   September 28, 2001 and September 30, 2000
                                  (Unaudited)


   Supplemental information for combined condensed revenues in excess of expenses, net assets to be sold, and cash flows data as of September 28, 2001 and for the six months ended September 28, 2001 and September 30, 2000 and the period from April 1, 2001 to September 28, 2001 is summarized as follows (see
Note 15 to the audited March 31, 2001 and 2000 financial statements, amounts in thousands):

                                                                                    Period from April 1, 2001 to
                                                                                         September 28, 2001
                                                                                 -----------------------------------
                                                                                                            Total
                                                                                  Domestic   International Combined
                                                                                 --------    ------------- --------
Net sales                                                                        $126,343      $119,255    $245,598
Cost of goods sold                                                                 38,153        50,360      88,513
                                                                                  --------     --------    --------
      Gross profit                                                                 88,190        68,895     157,085
Operating Expenses                                                                 43,148        57,819     100,967
                                                                                  --------     --------    --------
      Revenues in excess of expenses before provision for taxes on income          45,042        11,076      56,118
Provision for taxes on income                                                      18,741         4,275      23,016
                                                                                  --------     --------    --------
      Revenues in excess of expenses                                             $ 26,301      $  6,801    $ 33,102
                                                                                  ========     ========    ========
                                                                                 Six Months Ended September 30, 2000
                                                                                 -----------------------------------
                                                                                                            Total
                                                                                  Domestic   International Combined
                                                                                 --------    ------------- --------
Net sales                                                                        $112,760      $119,194    $231,954
Cost of goods sold                                                                 34,477        50,268      84,745
                                                                                  --------     --------    --------
       Gross profit                                                                78,283        68,926     147,209
                                                                                  --------     --------    --------
Operating Expenses                                                                 40,609        58,409      99,018
                                                                                  --------     --------    --------
       Revenues in excess of expenses before provision for taxes on income         37,674        10,517      48,191
Provision for taxes on income                                                      14,939         4,060      18,999
                                                                                  --------     --------    --------
       Revenues in excess of expenses                                            $ 22,735      $  6,457    $ 29,192
                                                                                  ========     ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                   September 28, 2001 and September 30, 2000
                                  (Unaudited)

                                                                              As of September 28, 2001
                                                                           -------------------------------
                                                                                                   Total
                                                                           Domestic International Combined
                                                                           -------- ------------- --------
Cash and cash equivalents................................................. $     --   $ 10,681    $ 10,681
Accounts receivable--trade, less allowance................................   31,998     70,073     102,071
Other receivables.........................................................      690      3,333       4,023
Inventories...............................................................   21,950     32,886      54,836
Deferred taxes............................................................    6,281         --       6,281
Prepaid expenses and other current assets.................................    1,762      6,525       8,287
                                                                           --------   --------    --------
       Total current assets...............................................   62,681    123,498     186,179

Property, plant and equipment, net........................................   88,561     22,189     110,750
Intangible assets:
   Excess of purchase price of businesses acquired over the net assets at
     date of acquisition, less amortization...............................   17,932     34,601      52,533
   Patents, trademarks, contracts, and formulae, less amortization........    5,643     20,353      25,996
                                                                           --------   --------    --------
       Total intangible assets............................................   23,575     54,954      78,529
Other assets..............................................................       --      3,559       3,559
                                                                           --------   --------    --------
       Total assets....................................................... $174,817   $204,200    $379,017
                                                                           ========   ========    ========
Accounts payable.......................................................... $  4,708   $ 34,752    $ 39,460
Accrued expenses..........................................................   13,189     17,076      30,265
Notes payable.............................................................       --      7,347       7,347
Taxes on income...........................................................       --      5,490       5,490
                                                                           --------   --------    --------
       Total current liabilities..........................................   17,897     64,665      82,562
Long-term liabilities.....................................................    7,632     21,812      29,444
                                                                           --------   --------    --------
       Total liabilities..................................................   25,529     86,477     112,006
Net assets to be sold.....................................................  149,288    117,723     267,011
                                                                           --------   --------    --------
       Total liabilities and net assets to be sold........................ $174,817   $204,200    $379,017
                                                                           ========   ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                   September 28, 2001 and September 30, 2000
                                  (Unaudited)

                                                                                 As of March 31, 2001
                                                                            -------------------------------
                                                                                                    Total
                                                                            Domestic International Combined
                                                                            -------- ------------- --------
Cash and cash equivalents.................................................. $     99   $ 12,737    $ 12,836
Accounts receivable--trade, less allowance.................................   20,462     64,344      84,806
Other receivables..........................................................      487      3,396       3,883
Inventories................................................................   25,521     34,968      60,489
Deferred taxes.............................................................    6,281         --       6,281
Prepaid expenses and other current assets..................................    2,109      3,922       6,031
                                                                            --------   --------    --------
       Total current assets................................................   54,959    119,367     174,326
Property, plant and equipment, net.........................................   91,785     21,139     112,924
Intangible assets:
       Excess of purchase price of businesses acquired over the net
         assets at date of acquisition, less amortization..................   28,662     25,107      53,769
       Patents, trademarks, contracts, and formulae, less amortization.....    8,921     17,639      26,560
                                                                            --------   --------    --------
       Total intangible assets.............................................   37,583     42,746      80,329
Other assets...............................................................       --      3,624       3,624
                                                                            --------   --------    --------
       Total assets........................................................ $184,327   $186,876    $371,203
                                                                            ========   ========    ========
Accounts payable........................................................... $  5,600   $ 35,580    $ 41,180
Accrued expenses...........................................................   16,299     16,578      32,877
Notes payable..............................................................       --      6,358       6,358
Taxes on income............................................................       --      4,621       4,621
                                                                            --------   --------    --------
       Total current liabilities...........................................   21,899     63,137      85,036
Long-term liabilities......................................................    5,104     25,301      30,405
                                                                            --------   --------    --------
       Total liabilities...................................................   27,003     88,438     115,441
Net assets to be sold......................................................  157,324     98,438     255,762
                                                                            --------   --------    --------
       Total liabilities and net assets to be sold......................... $184,327   $186,876    $371,203
                                                                            ========   ========    ========

                             CARTER-WALLACE, INC.

                              CONSUMER BUSINESS--
                  EXCLUDING ANTIPERSPIRANT/DEODORANT PRODUCTS
               IN THE UNITED STATES AND CANADA AND PET PRODUCTS

                         Notes to Combined Statements

                   September 28, 2001 and September 30, 2000
                                  (Unaudited)


                                                       Period from April 1, 2001 to
                                                            September 28, 2001
                                                    ----------------------------------
                                                                              Total
                                                    Domestic   International Combined
                                                    --------   ------------- --------
Net cash provided by (used in) operating activities $ 18,582      $ 4,867    $ 23,449
Net cash provided by (used in) investing activities   (2,348)      (2,514)     (4,862)
Net cash provided by (used in) financing activities  (16,333)      (4,359)    (20,692)
Effect of exchange rate changes on cash............       --          (50)        (50)
Cash at beginning of period........................      (99)      12,737      12,836
                                                    --------      -------    --------
Cash at end of period.............................. $     --      $10,681    $ 10,681
                                                    --------      -------    --------

                                                    Six Months Ended September 30, 200
                                                    ----------------------------------
                                                                              Total
                                                    Domestic   International Combined
                                                    --------   ------------- --------
Net cash provided by (used in) operating activities $ 18,929      $ 8,764    $ 27,693
Net cash provided by (used in) investing activities   (3,635)      (2,500)     (6,135)
Net cash provided by (used in) financing activities  (15,924)      (5,202)    (20,496)
Effect of exchange rate changes on cash............       --         (324)       (324)
Cash at beginning of period........................       --        8,026       8,026
                                                    --------      -------    --------
Cash at end of period.............................. $     --      $ 8,764    $  8,764
                                                    --------      -------    --------

                         Independent Auditors' Report

To the Members of Armkel, LLC
Princeton, NJ

   We have audited the accompanying consolidated balance sheet of Armkel, LLC, and subsidiaries, as of August 28, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Armkel, LLC as of August 28, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
November 9, 2001

                                  ARMKEL, LLC
                          CONSOLIDATED BALANCE SHEET
                                August 28, 2001
                                (in thousands)

ASSETS
Cash equivalents held in escrow........................ $233,077
Deferred financing fees................................    8,099
                                                        --------
          Total assets................................. $241,176
                                                        ========

LIABILITIES & MEMBERS' EQUITY
Accrued expenses....................................... $  8,099
Due to members.........................................    9,600
Senior subordinated notes..............................  223,477
                                                        --------
          Total liabilities............................  241,176
Members' equity........................................       --
                                                        --------
          Total liabilities and members' equity........ $241,176
                                                        ========




                    See notes to consolidated balance sheet

                                  ARMKEL, LLC

                      NOTES TO CONSOLIDATED BALANCE SHEET
                                August 28, 2001
                                (in thousands)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

   Armkel, LLC (the "Company") a Delaware limited liability company, was formed on March 9, 2001 as an equally owned joint venture between Church and Dwight Co., Inc ("C&D") and affiliates of Kelso and Company, L.P ("Kelso") to acquire (the "Acquisition") certain operations of the consumer products business of Carter Wallace, Inc. ("CWCPD"). On August 28, 2001, Armkel Finance Company (a wholly owned subsidiary of the Company) issued $225 million senior subordinated notes (the "Notes"). The Notes were issued at a discount and the Company received proceeds of $223,477 before fees and expenses. The proceeds were retained by an escrow agent until the closing of the Acquisition. The Notes were issued solely for the purpose of funding the Acquisition. These financial statements reflect the balance sheet of the Company immediately after the issuance of the Notes.

   The Company's year end will be December 31.

2. PRINCIPLES OF CONSOLIDATION

   The consolidated balance sheet includes the accounts of Armkel, LLC and subsidiaries.

3. DUE TO MEMBERS

   Kelso and C&D each loaned $4.8 million to the Company on August 28, 2001. These funds were loaned to the Company to ensure that sufficient funds would have been available to redeem, if necessary, the Notes at 101% of the issue price plus accrued interest on December 31, 2001. The Notes would have been redeemable on December 31, 2001 had the Acquisition not been consummated by December 15, 2001. Subsequent to the Acquisition these amounts were refunded to Kelso and C&D.

4. LONG-TERM LIABILITIES

   On August 28, 2001, the Company issued $225 million of 9.5% senior subordinated notes due August 15, 2009. The Notes were issued at a discount and the Company received proceeds of $223,477 before fees and expenses. The Notes pay interest semiannually on August 15 and February 15. The Notes were issued solely for the purpose of funding the Acquisition. In connection with the issuance of the Notes, the Company incurred approximately $8,099 of deferred financing fees which will be amortized over the life of the Notes.

5. THE ACQUISITION

   On May 7, 2001 the Company entered into a definitive agreement to purchase the net assets of CWCPD as well as the capital stock of certain Foreign Subsidiaries of Carter-Wallace, for $739.0 million, including the assumption of certain indebtedness. Under a separate agreement dated May 7, 2001, C&D agreed to simultaneously purchase from Armkel, for $128.5 million, the antiperspirant/deodorant products business in the United States and Canada and the pet business, both of which were included in the CWCPD business acquired.

6. SUBSEQUENT EVENT

   On September 28, 2001, the Acquisition was consummated. The actual amounts did not differ significantly from those described in Note 5. The Acquisition was funded with the Notes ($223,477), term loans ($220,000), sale of the antiperspirant/deodorant products business ($128,500) and members equity contributions ($228,500).

                                  ARMKEL, LLC

                          CONSOLIDATED BALANCE SHEET
                                (in thousands)

                                                         September 28,
                                                             2001
                                                         -------------
                                                          (unaudited)
ASSETS
Cash equivalents held in escrow.........................   $233,441
Deferred financing fees.................................     10,140
                                                           --------
          Total assets..................................   $243,581
                                                           ========

LIABILITIES AND MEMBERS' DEFICIT
Accrued expenses........................................   $ 12,096
Due to members..........................................      9,600
Senior subordinated notes...............................    223,488
                                                           --------
          Total liabilities.............................    245,184
Members' deficit........................................     (1,603)
                                                           --------
          Total liabilities and members' deficit........   $243,581
                                                           ========

                See notes to consolidated financial statements

                                  ARMKEL, LLC

           CONSOLIDATED STATEMENT OF OPERATIONS AND MEMBERS' DEFICIT
                                (in thousands)

                                                   August 28, 2001
                                                   (inception) to
                                                    September 28,
                                                        2001
                                                   ---------------
                                                     (unaudited)
              Net sales...........................     $    --
              Cost of goods sold..................          --
                                                       -------
                 Gross profit.....................          --
              Operating expenses..................          --
              Interest expense....................       1,968
              Interest income.....................        (365)
                                                       -------
                 Loss before income taxes.........      (1,603)
              Income taxes........................          --
                                                       -------
              Net loss............................     $(1,603)
              Members' deficit beginning of period          --
                                                       -------
              Members' deficit end of period......     $(1,603)
                                                       =======

                See notes to consolidated financial statements

                                  ARMKEL, LLC

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)

                                                                                August 28, 2001
                                                                                (inception) to
                                                                                 September 28,
                                                                                     2001
                                                                                ---------------
                                                                                  (unaudited)
Cash flows from operating activities:
   Net loss....................................................................    $ (1,603)
   Adjustments to reconcile net loss to net cash used in operating activities:
       Amortization............................................................         118
   Changes in operating assets and liabilities:
       Deferred financing fees.................................................      (2,148)
       Accrued expenses........................................................       3,997
                                                                                   --------
          Net cash provided by operating activities............................         364
                                                                                   --------
Cash flows from investing activities...........................................          --
                                                                                   --------
Cash flows from financing activities...........................................          --
                                                                                   --------
Net increase in cash equivalents...............................................         364
Cash equivalents--beginning of period..........................................     233,077
                                                                                   --------
Cash equivalents--end of period................................................    $233,441
                                                                                   ========
Supplemental disclosures of cash flow information:
   Cash paid during the period for:
       Interest................................................................    $     --
                                                                                   ========
       Income taxes............................................................    $     --
                                                                                   ========

                       See notes to financial statements

                                  ARMKEL, LLC

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
         August 28, 2001 (inception) to September 28, 2001 (unaudited)
                                (in thousands)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

   Armkel, LLC (the "Company") a Delaware limited liability company, was formed on March 9, 2001 as an equally owned joint venture between Church and Dwight Co., Inc ("C&D") and affiliates of Kelso and Company, L.P ("the Kelso Funds") to acquire (the "Acquisition") certain operations of the consumer products business of Carter Wallace, Inc. ("CWCPD"). On August 28, 2001, Armkel Finance Company (a wholly owned subsidiary of the Company) issued $225 million senior subordinated notes (the "Notes"). The Notes were issued at a discount and the Company received proceeds of $223,477 before fees and expenses. The proceeds were retained by an escrow agent until the closing of the Acquisition. The Notes were issued solely for the purpose of funding the Acquisition. These financial statements reflect the activity of the Company from August 28, 2001 (inception) to September 28, 2001 prior to the consummation of the Acquisition.

   The Company's year end will be December 31.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

   The consolidated financial statements includes the accounts of Armkel, LLC and subsidiaries.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

Income Taxes

   In accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes, the Company uses the asset and liability method to provide for all book/tax differences that are expected to reverse in the future. The income tax expense reflects the U.S. tax status of the Company as a partnership. As such, Armkel, LLC is generally not subject to U.S. taxes on income. Foreign subsidiaries are subject to foreign taxes. As there has been no activities at foreign subsidiaries for the period presented, the Company has not recorded an income tax benefit.

Interim Financial Information

   The financial statements and footnotes as of September 28, 2001 and for the period from August 28, 2001 (inception) to September 28, 2001 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been included. The results of operations for the period presented is not necessarily indicative of the results of to be achieved for a full fiscal year.

3. ACCRUED EXPENSES

   Accrued expenses consist of accrued financing fees of $10,246 and accrued interest of $1,850.

                                  ARMKEL, LLC

         August 28, 2001 (inception) to September 28, 2001 (unaudited)
                                (in thousands)


4. DUE TO MEMBERS

   Kelso and C&D each loaned $4.8 million to the Company on August 28, 2001. These funds were loaned to the Company to ensure that sufficient funds would have been available to redeem, if necessary, the Notes at 101% of the issue price plus accrued interest on December 31, 2001. The Notes would have been redeemable on December 31, 2001 had the Acquisition not been consummated by December 15, 2001. Subsequent to the Acquisition these amounts were refunded to Kelso and C&D.

5. SUBORDINATED NOTES

   On August 28, 2001, the Company issued $225 million of 9.5% senior subordinated notes due August 15, 2009. The Notes were issued at a discount and the Company received proceeds of $223,477 before fees and expenses. The Notes pay interest semi annually on August 15 and February 15. The Notes were issued solely for the purpose of funding the Acquisition. In connection with the issuance of the Notes, the Company incurred deferred financing fees which are amortized over the life of the Notes.

6. THE ACQUISITION

   On May 7, 2001 the Company entered into a definitive agreement to purchase the net assets of CWCPD as well as the capital stock of certain Foreign Subsidiaries of Carter-Wallace, for $739.0 million, including the assumption of certain indebtedness. Under a separate agreement dated May 7, 2001, C&D agreed to simultaneously purchase from Armkel, for $128.5 million, the antiperspirant/ deodorant products business in the United States and Canada and the pet business, both of which were included in the CWCPD business acquired.

7. SUBSEQUENT EVENTS

   At the close of business on September 28, 2001, the Acquisition was consummated. The actual amounts did not differ significantly from those described in Note 6. The acquisition was funded with the Notes ($223,477), term loans ($220,000), sale of the antiperspirant/deodorant products business ($128,500) and members equity contributions ($228,500).

                                  * * * * * *

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Armkel, LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

   Article XII, Section 12.2 of the Amended and Restated Limited Liability Company Act of Armkel, LLC provides, among other things, that Armkel, LLC shall, to the fullest extent permitted by law, indemnify and hold harmless each member, officer, employee, representative, agent and consultant of Armkel, LLC and each officer, director, employee, representative, agent and consultant of any member ("Indemnified Person") from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts (including reasonable attorneys' fees) arising from any and all actions, suits or proceedings, whether civil, criminal, administrative or investigative ("Claims"), in which such Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of Armkel, LLC or which relates to or arises out of the Armkel, LLC or its property, business or affairs.

   Armkel Finance, Inc. ("Armkel Finance") is incorporated under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to
Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

   Article SIXTH of the Amended Certificate of Incorporation of Armkel Finance provides, among other things, that no director shall be personally liable to Armkel Finance or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Armkel Finance or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   Article VIII of the By-Laws of Armkel Finance provides that Armkel Finance shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Armkel Finance) by reason of the fact that he is or was a director or officer of Armkel Finance, or is or was a director or officer of Armkel Finance serving at the request of Armkel Finance as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Armkel Finance, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Article VIII also provides that Armkel Finance shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Armkel Finance to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Armkel Finance, or is or was a director or officer of Armkel Finance serving at the request of Armkel Finance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Armkel Finance.

   Article VIII also provides that Armkel Finance may purchase and maintain insurance on behalf of any person who is or was a director or officer of Armkel Finance, or is or was a director or officer of Armkel Finance serving at the request of Armkel Finance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Armkel Finance would have the power or the obligation to indemnify him against such liability under the provisions of Article VIII of the By-Laws.

   The directors and officers of Armkel, LLC and its subsidiaries, and the directors and officers of Armkel Finance are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act, under liability insurance policies carried by Church & Dwight.

Item 21. Exhibits and Financial Statement Schedules
   (a) Exhibits

Exhibit
Numbers                                           Description
-------                                           -----------
 3.1    Certificate of Formation of Armkel, LLC dated March 9, 2001*
 3.2    Limited Liability Company Agreement of Armkel, LLC, dated as of March 9, 2001*
 3.3    Amended and Restated Limited Liability Company Agreement of Armkel, LLC, dated as of
        August 27, 2001*
 3.4    Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of
        Armkel, LLC, dated as of September 24, 2001*
 3.5    Certificate of Incorporation of Armkel Finance, Inc., dated July 31, 2001*
 3.6    Certificate of Amendment to the Certificate of Incorporation of Armkel Finance, Inc., dated
        August 14, 2001*
 3.7    By-Laws of Armkel Finance, Inc.*
 3.8    Certificate of Formation of Armkel Condoms, LLC, dated September 6, 2001*
 3.9    Limited Liability Company Agreement of Armkel Condoms, LLC, dated as of September 6, 2001*
 3.10   Certificate of Formation of Armkel Cranbury, LLC, dated September 6, 2001*
 3.11   Limited Liability Company Agreement of Armkel Cranbury, LLC, dated as of September 6, 2001*
 3.12   Certificate of Formation of Armkel Dentures, LLC, dated September 6, 2001*
 3.13   Limited Liability Company Agreement of Armkel Dentures, LLC, dated as of September 6, 2001*
 3.14   Certificate of Formation of Armkel Depilatories, LLC, dated September 6, 2001*
 3.15   Limited Liability Company Agreement of Armkel Depilatories, LLC, dated as of September 6,
        2001*
 3.16   Certificate of Formation of Armkel Diagnostics, LLC, dated September 6, 2001*
 3.17   Limited Liability Company Agreement of Armkel Diagnostics, LLC, dated as of September 6,
        2001*
 3.18   Certificate of Formation of Armkel Drops, LLC, dated September 6, 2001*
 3.19   Limited Liability Company Agreement of Armkel Drops, LLC, dated as of September 6, 2001*
 3.20   Certificate of Formation of Armkel Products, LLC, dated September 6, 2001*
 3.21   Limited Liability Company Agreement of Armkel Products, LLC, dated as of September 6, 2001*
 4.1    Indenture, dated as of August 28, 2001, by and among Armkel, LLC, Armkel Finance, Inc. and
        The Bank of New York, as Trustee*
 4.2    Registration Rights Agreement dated as of August 28, 2001 by and among Armkel, LLC,
        Armkel Finance, Inc., J.P. Morgan Securities Inc. and Deutsche Banc Alex Brown Inc.*
 5      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
 10.1   Management Services Agreement dated as of September 28, 2001 by and between Church
        & Dwight Co., Inc. and Armkel, LLC*
 10.2   Manufacturing and Distribution Agreement dated as of September 28, 2001 by and between
        Church & Dwight Co., Inc. and Armkel, LLC*
 10.3   Arrid Manufacturing Agreement dated as of September 28, 2001 by and between Church & Dwight
        Co., Inc. and Armkel, LLC*
 10.4   Consumer Products Transitional Trademark License Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc. and Armkel, LLC*
 10.5   Cranbury Facilities Sharing Agreement and Lease between Carter-Wallace, Inc. and Armkel, LLC*
 10.6   Indemnification Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc.
        and Armkel, LLC*
 10.7   Insurance Claims Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc.
        and Armkel, LLC*
 10.8   Patent License Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc. and
        Armkel, LLC*
 10.9   Transition Services Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc.
        and Armkel, LLC*

Exhibit
Numbers                                           Description
-------                                           -----------
 10.10  Credit Agreement dated as of September 28, 2001 among Armkel, LLC, Armkel Holding
        (Netherlands) B.V., Armkel (Canada), Corp., the Lenders Party thereto, and the Chase Manhattan
        Bank, as Administrative Agent, J.P. Morgan Securities Inc. and Deutsche Banc Alex Brown Inc., as
        Arrangers and Bookrunners and Fleet National Bank, National City Bank and PNC Bank, N.A., as
        Documentation Agents*
 10.11  The Carter-Wallace, Inc. Change in Control Severance Plan, as amended and restated, effective
        May 7, 2001*
 10.12  Church & Dwight Severance Policy, effective March 28, 2001*
 10.13  Employment Letter, dated as of September 28, 1998, between Adrian Huns and Carter-Wallace,
        Inc.*
 12     Statement regarding the computation of ratio of earnings to fixed charges for Armkel, LLC*
 21     Subsidiaries of the Registrant*
 23.1   Consent of Deloitte & Touche LLP
 23.2   Consent of KPMG LLP
 25     Statement of Eligibility and Qualification on Form T-1 of The Bank of New York as Trustee under the Indenture relating to the 9 1/2% Senior Subordinated Notes due 2009*
 99.1   Form of Letter of Transmittal*
 99.2   Notice of Guaranteed Delivery*
 99.3   Form of Letter to Clients*
 99.4   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

 *      Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4
        (File No. 333-73160)


Item 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, state of New Jersey, on December 21, 2001.


                                          ARMKEL, LLC

                                          By: /S/ ROBERT A. DAVIES, III
                                             -----------------------------------
                                          Robert A. Davies, III
                                          Chief Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                        Title                     Date
         ---------                        -----                     ----

 /S/ ROBERT A. DAVIES, III* Chief Executive Officer, Director December 21, 2001 -------------------------- (principal executive officer)
 Robert A. Davies, III

 /S/ JAMES ROGULA*          President, Domestic Operations    December 21, 2001
 -------------------------- Director
 James Rogula

 /S/ MAUREEN K. USIFER*     Director of Finance,              December 21, 2001
 -------------------------- Domestic Operations
 Maureen K. Usifer          (principal financial officer and
                            principal accounting officer)

 /S/ PHILIP E. BERNEY*      Director                          December 21, 2001
 --------------------------
 Philip E. Berney

 /S/ ZVI EIREF*             Director                          December 21, 2001
 --------------------------
 Zvi Eiref

 /S/ MICHAEL B. GOLDBERG*   Director                          December 21, 2001
 --------------------------
 Michael B. Goldberg

 /S/ MICHAEL B. LAZAR*      Director                          December 21, 2001
 --------------------------
 Michael B. Lazar

 * /S/ JAMES J. CONNORS, II
 --------------------------
 James J. Connors, II
 Power-of-Attorney

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, state of New Jersey, on December 21, 2001.


                                          ARMKEL FINANCE, INC.

                                             /S/ ROBERT A. DAVIES, III
                                          By:
                                             -----------------------------------
                                          Robert A. Davies, III
                                          Chief Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                       Title                     Date
         ---------                       -----                     ----

 /S/ ROBERT A. DAVIES, III* Chief Executive Officer          December 21, 2001
 -------------------------- (principal executive officer)
 Robert A. Davies, III

 /S/ MAUREEN K. USIFER*     Director of Finance,             December 21, 2001
 -------------------------- Domestic Operations
 Maureen K. Usifer          (principal financial officer and
                            principal accounting officer)

 /S/ JAMES J. CONNORS, II*  Director                         December 21, 2001
 --------------------------
 James J. Connors, II

 /S/ ZVI EIREF*             Director                         December 21, 2001
 --------------------------
 Zvi Eiref

 */S/ JAMES J. CONNORS, II
 --------------------------
 James J. Connors, II
 Power-of-Attorney

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, state of New Jersey, on December 21, 2001.


                                          ARMKEL CONDOMS, LLC, ARMKEL
                                          DEPILATORIES, LLC, ARMKEL
                                          DIAGNOSTICS, LLC, ARMKEL DROPS, LLC,
                                          ARMKEL DENTURES, LLC, ARMKEL CRANBURY,
                                          LLC, ARMKEL PRODUCTS, LLC

                                          By: /S/ ROBERT A. DAVIES, III
                                             -----------------------------------
                                          Robert A. Davies, III
                                          Chief Executive Officer



   Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                       Title                     Date
          ---------                       -----                     ----

 /S/ ROBERT A. DAVIES, III * Chief Executive Officer          December 21, 2001
 --------------------------- (principal executive officer)
 Robert A. Davies, III

 /S/ MAUREEN K. USIFER *     Director of Finance,             December 21, 2001
 --------------------------- Domestic Operations
 Maureen K. Usifer           (principal financial officer and
                             principal accounting officer)

 /S/ ZVI EIREF *             Representative of Armkel, LLC,   December 21, 2001
 --------------------------- the sole Member
 Zvi Eiref

 * /s/ JAMES J. CONNORS, II
 ---------------------------
 James J. Connors, II
 Power-of-Attorney

                                 EXHIBIT INDEX


Exhibit
Numbers                                           Description
-------                                           -----------
  3.1   Certificate of Formation of Armkel, LLC dated March 9, 2001*
   3.2  Limited Liability Company Agreement of Armkel, LLC, dated as of March 9, 2001*
   3.3  Amended and Restated Limited Liability Company Agreement of Armkel, LLC, dated as of
        August 27, 2001*
   3.4  Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Armkel,
        LLC, dated as of September 24, 2001*
   3.5  Certificate of Incorporation of Armkel Finance, Inc., dated July 31, 2001*
   3.6  Certificate of Amendment to the Certificate of Incorporation of Armkel Finance, Inc., dated
        August 14, 2001*
   3.7  By-Laws of Armkel Finance, Inc.*
   3.8  Certificate of Formation of Armkel Condoms, LLC, dated September 6, 2001*
   3.9  Limited Liability Company Agreement of Armkel Condoms, LLC, dated as of September 6, 2001*
  3.10  Certificate of Formation of Armkel Cranbury, LLC, dated September 6, 2001*
  3.11  Limited Liability Company Agreement of Armkel Cranbury, LLC, dated as of September 6, 2001*
  3.12  Certificate of Formation of Armkel Dentures, LLC, dated September 6, 2001*
  3.13  Limited Liability Company Agreement of Armkel Dentures, LLC, dated as of September 6, 2001*
  3.14  Certificate of Formation of Armkel Depilatories, LLC, dated September 6, 2001*
  3.15  Limited Liability Company Agreement of Armkel Depilatories, LLC, dated as of September 6, 2001*
  3.16  Certificate of Formation of Armkel Diagnostics, LLC, dated September 6, 2001*
  3.17  Limited Liability Company Agreement of Armkel Diagnostics, LLC, dated as of September 6, 2001*
  3.18  Certificate of Formation of Armkel Drops, LLC, dated September 6, 2001*
  3.19  Limited Liability Company Agreement of Armkel Drops, LLC, dated as of September 6, 2001*
  3.20  Certificate of Formation of Armkel Products, LLC, dated September 6, 2001*
  3.21  Limited Liability Company Agreement of Armkel Products, LLC, dated as of September 6, 2001*
   4.1  Indenture, dated as of August 28, 2001, by and among Armkel, LLC, Armkel Finance, Inc. and
        The Bank of New York, as Trustee*
   4.2  Registration Rights Agreement dated as of August 28, 2001 by and among Armkel, LLC, Armkel
        Finance, Inc., J.P. Morgan Securities Inc. and Deutsche Banc. Alex Brown Inc.*
     5  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
  10.1  Management Services Agreement dated as of September 28, 2001 by and between Church &
        Dwight Co., Inc. and Armkel, LLC*
  10.2  Manufacturing and Distribution Agreement dated as of September 28, 2001 by and between Church
        & Dwight Co., Inc. and Armkel, LLC*
  10.3  Arrid Manufacturing Agreement dated as of September 28, 2001 by and between Church & Dwight
        Co., Inc. and Armkel, LLC*
  10.4  Consumer Products Transitional Trademark License Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc. and Armkel, LLC*
  10.5  Cranbury Facilities Sharing Agreement and Lease between Carter-Wallace, Inc. and Armkel, LLC*
  10.6  Indemnification Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc.
        and Armkel, LLC*
  10.7  Insurance Claims Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc.
        and Armkel, LLC*
  10.8  Patent License Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc. and
        Armkel, LLC*
  10.9  Transition Services Agreement dated as of September 28, 2001 by and between Carter-Wallace, Inc.
        and Armkel, LLC*
 10.10  Credit Agreement dated as of September 28, 2001 among Armkel, LLC, Armkel Holding
        (Netherlands) B.V., Armkel (Canada), Corp., the Lenders Party thereto, and the Chase Manhattan
        Bank, as Administrative Agent, J.P. Morgan Securities Inc. and Deutsche Banc Alex Brown Inc., as
        Arrangers and Bookrunners and Fleet National Bank, National City Bank and PNC Bank, N.A., as
        Documentation Agents*
 10.11  The Carter-Wallace, Inc. Change in Control Severance Plan, as amended and restated, effective
        May 7, 2001*

Exhibit
Numbers                                           Description
-------                                           -----------
 10.12  Church & Dwight Severance Policy, effective March 28, 2001*
 10.13  Employment Letter, dated as of September 28, 1998, between Adrian Huns and Carter-Wallace,
        Inc.*
    12  Statement regarding the computation of ratio of earnings to fixed charges for Armkel, LLC*
    21  Subsidiaries of the Registrant*
  23.1  Consent of Deloitte & Touche LLP
 23.2   Consent of KPMG LLP
    25  Statement of Eligibility and Qualification on Form T-1 of The Bank of New York as Trustee under the Indenture relating to the 91/2% Senior Subordinated Notes due 2009*
  99.1  Form of Letter of Transmittal*
  99.2  Notice of Guaranteed Delivery*
  99.3  Form of Letter to Clients*
  99.4  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*


* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-73160)